As filed with the Securities and Exchange Commission on April 21, 1999
                                                      Registration No. 333-43727
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                           LOCAL FINANCIAL CORPORATION
    (Exact name of registrant as specified in its articles of incorporation)

                                   ----------

         Delaware                                      6711                                          65-0424192
(State or other jurisdiction of                  (Primary Standard                                (I.R.S. Employer
incorporation or organization)        Industrial Classification Code Number)                     Identification No.)


                                   ----------

                              3601 N.W. 63rd Street
                          Oklahoma City, Oklahoma 73116
                                 (405) 841-2100
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                   ----------

                                 Alan L. Pollock
              Senior Vice President, Secretary and General Counsel
                           Local Financial Corporation
                              3601 N.W. 63rd Street
                          Oklahoma City, Oklahoma 73116
                                 (405) 841-2100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:

                              Norman B. Antin, Esq.
                              Jeffrey D. Haas, Esq.
                      Elias, Matz, Tiernan & Herrick L.L.P.
                        734 15th Street, N.W., 12th Floor
                             Washington, D.C. 20005

                                   ----------

         Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ x ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================================================================
                                                               Proposed Maximum       Proposed Maximum
       Title Of Each Class Of             Amount To Be        Offering Price Per     Aggregate Offering         Amount Of
    Securities To Be Registered            Registered          Note or Share(1)           Price(1)           Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Senior Notes due 2004...............        $80,000,000(2)                 100%           $80,000,000             $23,600.00
--------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value per
  share.............................    21,128,209 shares               $10.75(3)        $227,128,247             $67,003.00
--------------------------------------------------------------------------------------------------------------------------------
Total....................................................................................................         $90,603.00(4)
================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(2) Includes up to 591,000 shares which may be issued in connection with warrants previously granted to the Registrant's placement agent and 837,209 shares which were issued in connection with the Registrant's acquisition of Green Country Banking Corporation.
(3) Based upon the average of the bid and asked price for the Common Stock on January 2, 1998.
(4)  Previously filed.

     The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with section 8(a)
of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.
================================================================================

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   Subject to Completion, Dated April 21, 1999
PROSPECTUS
                           21,128,209 Shares of Common
                     Stock $80,000,000 of 11.0% Senior Notes
                              due September 8, 2004

                           LOCAL FINANCIAL CORPORATION

         This Prospectus relates to the public offer and sale of up to 21,128,209 shares of common stock, par value $0.01 per share (the "Common Stock"), of Local Financial Corporation (the "Company") and up to $80.0 million of the Company's 11.0% Senior Notes due September 8, 2004 (the "Senior Notes"). The Common Stock covered by this Prospectus includes up to 591,000 shares which may be issued in connection with warrants previously granted to the Company's placement agent, which assisted the Company in the private placement of 19,700,000 shares of Common Stock and the Senior Notes, which were issued and sold on September 8, 1997 (the "Private Placement"). The Common Stock covered by this Prospectus also includes 837,209 shares which were issued by the Company in connection with its acquisition of Green Country Banking Corporation ("Green Country"). The Senior Notes are general unsecured obligations of the Company and rank senior to such other indebtedness as the Company may incur. At December 31, 1998, the Company had borrowings of $220.0 million (not including the Senior Notes), all of which ranked junior to the Senior Notes. All of the Common Stock and the Senior Notes offered hereby are collectively referred to herein as the "Local Securities." For additional information with respect to the terms of the Local Securities, see "Description of Senior Notes" and "Description of Capital Stock."

         The Local Securities were issued and sold in private placement transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the Company to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) or other "accredited investors" (as defined in Rule 501(a) of Regulation D under the Securities Act). In connection with the Private Placement, the Company executed and delivered for the benefit of the holders of the Local Securities a Registration Rights Agreement dated September 8, 1997 (the "Registration Rights Agreement"), providing for, among other things, the filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement of which this Prospectus forms a part. The Company has also agreed to register the Common Stock which was issued in connection with its acquisition of Green Country. The Local Securities offered hereby may be offered and sold from time to time (the "Offering") by the holders named herein or, if required, by holders named in an accompanying supplement (a "Prospectus Supplement") or by their respective transferees, pledgees, donees, or their successors (collectively, the "Selling Holders") pursuant to this Prospectus and a Prospectus Supplement, if required.

         The Local Securities may be sold by the Selling Holders from time to time directly to purchasers or through underwriters, dealers or agents at market prices or negotiated prices. See "Plan of Distribution." If required, the names of any such underwriters, dealers or agents involved in the sale of the Local Securities in respect of which this Prospectus is being delivered and the applicable underwriter's discount, dealer's purchase price or agent's commission, if any, will be set forth in a Prospectus Supplement.

         The Selling Holders will receive all of the net proceeds from the sale of the Local Securities and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Local Securities. The Company is responsible for payment of all other expenses incident to the offer and sale of the Local Securities.

         The Selling Holders and any underwriters, dealers or agents which participate in the distribution of the Local Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Local Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

         The Common Stock and the Senior Notes are listed on the American Stock Exchange ("AMEX") under the symbols "LO" and "LO.A," respectively. There can be no assurance that an active public trading market for either or both of the Common Stock or the Senior Notes will be sustained.

         SEE "RISK FACTORS" COMMENCING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

    THE LOCAL SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS
      AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE
             SAVINGS ASSOCIATION INSURANCE FUND, THE BANK INSURANCE
                         FUND OR ANY GOVERNMENT AGENCY.

                                  -------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is         , 1999

                               PROSPECTUS SUMMARY

         This summary is qualified in its entirety by the more detailed information and the Company's Consolidated Financial Statements, including the accompanying Notes, appearing elsewhere in this Prospectus. Prospective investors should carefully consider the information set forth under the heading "Risk Factors." A glossary of terms applicable to the Indenture and the Senior Notes is set forth under "Description of Senior Notes--Certain Definitions."

The Company

         General. Local Financial Corporation ("Local Financial" or the "Company") is the holding company for Local Federal Bank, F.S.B., a federally chartered stock savings bank, ("Local" or the "Bank"). Effective March 31, 1999, the Bank changed its name to Local Oklahoma Bank, F.S.B. The Company was chartered in 1992 as a Delaware corporation. Local Financial and the Bank are headquartered in Oklahoma City, Oklahoma. The Bank is the oldest and largest savings institution in Oklahoma. It was organized in 1908 under the name Local Building and Loan Association, changed to a federal mutual charter in 1935 and converted to the stock form of organization in 1983. The Company and the Bank have filed applications with the Federal Reserve System and the Comptroller of the Currency, respectively, to cause the Bank to be converted to a national bank. References to the "Bank" or "Local" refer to Local and its subsidiaries on a consolidated basis, as the context requires.

         At December 31, 1998, the Company had consolidated assets of $2.1 billion, substantially all of which is comprised of its 100% ownership interest in the Bank, consolidated liabilities of $2.0 billion, including consolidated deposits of $1.7 billion and consolidated stockholders' equity of $118.8 million. On June 16, 1998, the Company's Board of Directors approved a change in the Company's fiscal year end from June 30th to December 31st.

         The Bank offers a full range of commercial banking products and related financial services through 50 branch offices within the state of Oklahoma. Its offices are primarily located in the State's major metropolitan areas of Oklahoma City, Tulsa and Lawton. The Bank is the largest savings institution and the fifth largest financial institution in Oklahoma based on deposits at May 20, 1998. Its deposits of $1.7 billion at December 31, 1998, represent approximately five percent of the Oklahoma market. Local is presently regulated and examined by the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation ("FDIC") and its deposit accounts are insured up to applicable limits by the FDIC.

        The Private Placement and the Redemption. On August 25, 1997, the Company entered into a Redemption Agreement, as amended on September 5, 1997 (the "Redemption Agreement"), with Barron Collier and Miles Collier, the sole stockholders of the Company (the "Selling Stockholders"), pursuant to which the Company agreed to redeem all of the Company's issued and outstanding shares of Common Stock for consideration of $154.0 million, subject to adjustment (the "Redemption"), and the satisfaction of various conditions, including the raising of funds through a private placement of at least $190.0 million of Common Stock and at least $70.0 million of Senior Notes. In addition, pursuant to the Redemption Agreement, the Company agreed to prepay a promissory note payable to the mother of the Selling Stockholders at a price equal to the principal amount thereof plus accrued and unpaid interest thereon to the date of prepayment (i.e., $7.2 million).

         On September 8, 1997, the Company entered into a Purchase Agreement with Friedman Billings, Ramsey & Co., Inc. ("FBR" or the Placement Agent") and the various purchasers of the Local Securities (the "Purchase Agreement"), which provided, among other things, for the purchase on such date of an aggregate of $197.0 million of Common Stock and $80.0 million of Senior Notes. A closing was held on such date at which the Redemption was consummated. In connection with the Private Placement, the Company on September 8, 1997 also entered into the Registration Rights Agreement with the initial purchasers of the Local Securities and the Placement Agent, pursuant to which, among other things, the Company agreed to file within 120 days a shelf registration statement with the Commission providing for the offer and sale of the Local Securities. The Registration Statement of which this Prospectus forms a part, has been filed in satisfaction of such requirement. See "Management" and "Registration Rights."

         Strategy for Growth. Management believes the ongoing consolidation among financial institutions in Oklahoma has created significant gaps in the ability of large regional and nationwide banks to serve certain customers, primarily the Bank's targeted customer base of small and medium sized businesses (up to $100 million in annual sales), professionals and other individuals. The Bank's business strategy is to provide its customers with the range of banking products and services of a regional bank while retaining the appeal and level of individualized service of a community bank. Management believes that as a result of the Company's strong commitment to highly personalized relationship-oriented customer service, its varied products, its strategic branch locations and the long-standing community presence of its managers, lending officers and branch personnel, it is well positioned to attract new customers and to increase its market share of loans and deposits.

         In pursuit of this strategy, the Bank has shifted its activities from those of a traditional savings and loan to those generally associated with a commercial bank. The Bank has increased its commercial and consumer lending and expects further increases in these areas. To attract and serve its commercial customers, the Bank in 1998 created a new corporate lending unit and added 38 commercial lending officers and supporting staff. The added lending officers have an average of 18 years experience in the banking industry and most have strong community ties and banking relationships. To increase consumer lending, the Bank has increased its advertising and made internal changes to standardize credit evaluations and reduce branch response times to customer loan applications. The Bank also has targeted increases in non-interest income, increases in lending activities rather than investing activities, and increases in direct lending rather than indirect lending.

         Local Financial also intends to grow through selective acquisitions. In February 1998, the Company acquired Green Country, with three full-service locations in northeastern Oklahoma. In October 1998, the Bank acquired Citizens Bank, with six branch offices including five in Lawton,

Oklahoma, which is in southwestern Oklahoma. Through these acquisitions, the Company acquired assets of $281.5 million, $270.2 million of liabilities, including $238.7 million of deposits, based on fair values as of the respective acquisition dates. The Company will continue to make selective acquisitions to increase its deposits and branch office locations.

         The prior owners had operated the Bank by emphasizing traditional savings institution products and services, indirect lending such as sub-prime automobile financing, the acquisition of residential mortgage packages, and a wholesale securities portfolio. New management has changed the Bank's activities significantly. Since the change in ownership, management has reduced the level of collateralized mortgage obligations ("CMOs") with interest rate adjustments tied to the 11th District Cost of Funds Index ("COFI"), eliminated all swap and hedging contracts which were used to manage interest rate risk and eliminated the Bank's portfolio of sub-prime, indirect automobile loans. While these measures reduced the Bank's assets by over $1 billion and resulted in substantial losses on the sale and write-down of assets, management believes the Bank's financial condition is greatly improved and it is better positioned for future growth. For the year ended December 31, 1998, the first full year of operations following management's restructuring initiatives, the Bank had net income of $18.4 million, growth in assets of $247.6 million and growth in stockholders' equity of $36.2 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

         The Company, as a registered savings and loan holding company, is subject to examination and regulation by the Office of Thrift Supervision ("OTS"). The Bank, as a federally chartered savings bank, is subject to comprehensive regulation and examination by the OTS, as its chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), which administers the Savings Association Insurance Fund ("SAIF"), which insures the Bank's deposits to the maximum extent permitted by law. The Bank is a member of the Federal Home Loan Bank ("FHLB") of Topeka, which is one of the 12 regional banks which comprise the FHLB System. The Bank is further subject to regulations of the Board of Governors of the Federal Reserve System ("Federal Reserve Board") governing reserves required to be maintained against deposits and certain other matters.

         The Company's executive offices are located at 3601 NW 63rd Street, Oklahoma City, Oklahoma 73116-2087 and its main telephone number is (405) 841-2100.

The Offering

The Private Placement..........................   The Local Securities issued to investors in the Private
                                                  Placement were sold by the Company on September 8,
                                                  1997.  An aggregate of 19.7 million shares of Common
                                                  Stock were sold to 113 purchasers and an aggregate of
                                                  $80.0 million of the Senior Notes were sold to 38
                                                  purchasers.  In connection therewith, the Company
                                                  executed and delivered for the benefit of the holders of


                                        3


                                                  the Local Securities the Registration Rights Agreement,
                                                  providing for, among other things, the filing of the
                                                  Registration Statement of which this Prospectus forms a
                                                  part.  See "Selling Holders."

Securities Offered.............................   21,128,209 shares of Common Stock and $80.0 million
                                                  aggregate principal amount of Senior Notes.

The Senior Notes...............................   See "Description of the Senior Notes."

     Maturity Date.............................   September 8, 2004

     Interest Payment Dates....................   Semi-annually on March 1 and September 1, commencing
                                                  March 1, 1998.

     Ranking...................................   The Senior Notes are general unsecured obligations of
                                                  the Company and will rank senior to such other
                                                  Indebtedness (as defined in the Indenture) as the
                                                  Company may incur.

                                                  Because the Company is the sole stockholder of the
                                                  Bank, the rights of creditors of the Bank to payments
                                                  from the Bank are, in effect, senior to the rights of the
                                                  Company as a stockholder of the Bank, and in effect,
                                                  senior to the rights of holders of Senior Notes, who will
                                                  have no direct claim against the Bank for payment.

     Sinking Fund..............................   None

     Mandatory or Optional Redemption..........   None

     Change of Control.........................   Upon a Change of Control (as defined in the Indenture),
                                                  holders of Senior Notes will have the option to require
                                                  the Company to repurchase all outstanding Senior Notes
                                                  at 101% of their principal amount, plus accrued interest
                                                  to the date of repurchase.  There can be no assurance that the Company will have the funds available to repurchase
                                                  the Senior Notes in the event of a Change of Control.

     Certain Additional Covenants..............   The Indenture pursuant to which the Senior Notes have
                                                  been issued contains certain additional covenants that,
                                                  among other things, limit: (i) the incurrence of
                                                  Indebtedness by the Company, except for certain Junior


                                        4


                                                  Indebtedness; (ii) the payment of dividends and the making of certain other distributions by the Company and its
                                                  subsidiaries; (iii) the incurrence of certain liens on the
                                                  Company's assets; (iv) the sale or other transfer of
                                                  capital stock of the Bank; and (v) the Company's ability to enter into any arrangement that would impose certain
                                                  restrictions on the ability of subsidiaries of the Company to make dividend and other payments to the Company. The
                                                  Indenture also restricts the Company's and the Bank's
                                                  ability to merge, consolidate or sell all or substantially all of the assets of the Company or the Bank.

     Acceleration..............................   The maturity of the Senior Notes may be accelerated
                                                  upon an Event of Default, as defined in the Indenture.
                                                  Such Events of Default include, among other things,
                                                  continued default in payment of interest upon any Senior
                                                  Note for a period of thirty days, continued breach of
                                                  certain covenants or warranties of the Indenture for a
                                                  period of thirty days after notice of such default from the holders of at least 25% of the outstanding principal
                                                  balance of the Senior Notes, bankruptcy of the Company
                                                  or the Bank, the appointment of a conservator or receiver
                                                  for the Company or the Bank, default by the Company or
                                                  a Subsidiary on any Indebtedness in excess of 5% of the
                                                  Company's Consolidated Tangible Net Worth, which
                                                  default has not been cured within 30 days, the entry of a
                                                  final judgment in excess of 5% of the Company's
                                                  Consolidated Tangible Net Worth or the continuing
                                                  failure of  the Bank to comply with its Regulatory
                                                  Capital Requirements.

The Common Stock...............................   See "Description of Capital Stock."

     Dividends.................................   The Company does not expect to pay a dividend on the
                                                  Common Stock in the immediate future, but rather will
                                                  retain any earnings and increase capital.  The Company's
                                                  ability to pay dividends will depend principally on the
                                                  ability of the Bank to pay dividends to the Company.

                                                  As of January 1, 1999, under applicable regulations of the
                                                  OTS, the total capital available for the payment of
                                                  dividends by the Bank to the Company was $37.6

                                        5


                                                  million, assuming application of the OTS' safe harbor for
                                                  capital distributions. See generally
                                                  "Regulation--Regulation of Federal Savings
                                                  Institutions--Capital Distribution Regulation."

Market for Local Securities....................   The Common Stock and the Senior Notes are listed on
                                                  the AMEX under the symbols "LO" and "LO.A,"
                                                  respectively.  There can be no assurance that an active
                                                  public trading market for either or both of the Common
                                                  Stock or the Senior Notes will be sustained.

Use of Proceeds................................   The Selling Holders will receive all of the proceeds from
                                                  the Local Securities sold pursuant to this Prospectus.

Risk Factors

         Prospective investors are urged to carefully review the matters discussed under "Risk Factors."

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                  (Dollars in Thousands, Except Per Share Data)

         The selected consolidated financial data of the Company set forth below should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements of the Company, including the related Notes, included herein.

                                                  December 31,                                       June 30,
                                        ---------------------------        ---------------------------------------------------------
                                           1998             1997              1997           1996            1995            1994
                                        ----------       ----------        ----------     ----------      ----------      ----------
Balance Sheet and Other Data:
Total assets                            $2,128,979       $1,881,365        $2,625,181     $3,278,511      $3,264,850      $3,325,613
Cash and due from banks                     27,180           34,152            15,904         13,640          14,497          11,678
Loans receivable, net                    1,362,272          953,470         1,013,824      1,018,135         804,610         708,566
Securities available for sale              570,964          518,107           985,565      1,741,725         361,402         373,532
Securities and other investments
   held to maturity                             --               --           408,207        392,324       1,983,756       2,078,748
Equity securities available for sale            --               --                --         11,604          12,287          17,076
Non-performing assets(1)                     4,270              921            12,570         16,185          10,889          10,961
Deposits                                 1,668,074        1,602,533         1,644,356      1,602,460       1,577,821       1,474,171
Securities sold under agreements to
   repurchase                                   --               --           310,801      1,079,194         779,626         381,829
Promissory note payable                         --               --             7,010         14,020          21,030          28,040
Senior notes payable                        80,000           80,000                --             --              --              --
FHLB advances                              220,033           80,136           531,161        439,011         703,202       1,287,377
Total liabilities                        2,010,173        1,798,740         2,522,552      3,170,452       3,121,631       3,198,925
Stockholders' equity                       118,806           82,625           102,629        108,059         143,219         126,688
Number of full service customer
   facilities                                   50               41                41             41              41              41
Approximate number of full-time
   equivalent employees                        694              525               546            536             471             423

                                                                   Six Months
                                 Years Ended December 31,       Ended December 31,                  Years Ended June 30,
                                -------------------------   ------------------------  ----------------------------------------------
                                    1998         1997          1997         1996        1997          1996       1995        1994
                                ------------ ------------   ----------   -----------  ---------    ----------  --------    ---------
                                             (unaudited)                 (unaudited)
Operations Data:
Interest and dividend income      $147,204   $ 188,768      $  85,204      $119,100   $222,664      $236,156   $214,558    $175,143
Interest expense                    92,438     137,022         59,823        92,562    169,761       187,488    162,590     104,496
                                  --------   ---------      ---------      --------   --------      --------   --------    --------
Net interest income                 54,766      51,746         25,381        26,538     52,903        48,668     51,968      70,647
Provision for loan losses           (1,450)    (44,272)(2)    (25,578)(2)    (9,734)   (28,428)(2)    (5,117)    (1,157)     (1,764)
                                  --------   ---------      ---------      --------   --------      --------   --------    --------
Net interest income (loss) after
   provision for loan losses        53,316       7,474           (197)       16,804     24,475        43,551     50,811      68,883
Noninterest income (loss)           14,782    (126,458)      (107,149)(3)     2,185    (17,124)(3)    10,316     16,632      29,916
Noninterest expense                 39,407      42,569         22,685        29,372     49,256        35,427     46,460      25,089
                                  --------   ---------      ---------      --------   --------      --------   --------    --------
Income (loss) before provision
   (benefit) for income taxes
   and cumulative effect of
   change in accounting
   principle                        28,691    (161,553)      (130,031)      (10,383)   (41,905)       18,440     20,983      73,710
Provision (benefit) for income
   taxes                            10,254     (52,362)       (44,075)       (3,573)   (11,860)        4,872      6,568      27,516
                                  --------   ---------      ---------      --------   --------      --------   --------    --------
Income (loss) before
   cumulative effect of
   change in accounting
   principle                        18,437    (109,191)       (85,956)       (6,810)   (30,045)       13,568     14,415      46,194
Cumulative effect of change in
   accounting principle                 --          --             --            --         --            --         --       6,266
                                  --------   ---------      ---------      --------   --------      --------   --------    --------
Net income (loss)                 $ 18,437   $(109,191)     $ (85,956)     $ (6,810)  $(30,045)     $ 13,568   $ 14,415    $ 52,460
                                  ========   =========      =========      ========   ========      ========   ========    ========
Basic net income (loss) per
   share(4)                         $ 0.90     $ (6.52)       $ (4.76)      $ (0.44)   $ (1.95)       $ 0.88     $ 0.94      $ 3.40
                                    ======     =======        =======       =======    =======        ======     ======      ======
Diluted net income (loss) per
   share(4)                         $ 0.89     $ (6.52)       $ (4.76)      $ (0.44)   $ (1.95)       $ 0.88     $ 0.94      $ 3.40
                                    ======     =======        =======       =======    =======        ======     ======      ======
Dividends declared per
   share(4)                         $   --     $    --        $    --       $  0.03    $  0.03        $ 0.69     $ 1.28      $ 0.99
                                    ======     =======        =======       =======    =======        ======     ======      ======


                                        7


                                 At or For the Years Ended     At or For the Six Months
                                        December 31,              Ended December 31,          At or for the Years Ended June 30,
                                 -------------------------     ------------------------     --------------------------------------
                                     1998         1997            1997         1996           1997      1996      1995      1994
                                 ------------  -----------     ----------  ------------     --------  --------  --------  --------
                                               (unaudited)                 (unaudited)
Performance Ratios(5):
   Return on assets                    0.93%      (4.35)%         (3.84)%     (0.21)%        (0.98)%    0.41%     0.43%      1.58%
   Return on common equity            17.73     (117.17)        (101.45)      (6.35)        (28.77)    10.00     10.59      41.41
   Dividend payout ratio(6)              --          --              --          --             --     77.98    137.38      29.09
   Net interest spread(7)              2.57        1.91            2.13        1.45           1.57      1.36      1.32       1.80
   Net interest margin(8)              2.91        2.13            2.34        1.62           1.78      1.52      1.59       2.46
   Noninterest expense to
     average assets(9)                 1.90        1.64            0.99        0.87           1.56      1.04      1.36       0.75
   Efficiency ratio(10)(11)           54.61       64.46             N/A       56.14          56.14     57.07     72.75      28.67
Capital Ratios(12):
     Tangible                          7.61        6.89            6.89        4.99           5.17      4.94      4.89       4.45
     Core                              7.63        6.98            6.98        5.07           5.25      5.04      5.03       4.60
     Risk-based                       13.08       14.14           14.14       12.59          12.34     12.71     13.22      13.60
Asset Quality Ratios:
   Nonperforming assets to total
     assets at end of period(1)        0.20        0.05            0.05        0.93           0.48      0.49      0.33       0.33
   Nonperforming loans to total
     loans at end of period(1)         0.26        0.06            0.06        0.82           0.38      0.51      0.38       0.46
   Allowance for loan losses to
     total loans at end of period      2.00        2.09            2.09        0.50           1.10      0.31      0.56       0.51
   Allowance for loan losses to
     nonperforming loans at
     end of period(1)                 7.80x      32.72x          32.72x       0.56x          2.91x     0.60x     1.48x      1.10x


(1) Nonperforming loans consist of nonaccrual loans and loans delinquent 90 days or more but still accruing interest, and nonperforming assets consist of nonperforming loans, real estate acquired through foreclosure or deed-in-lieu thereof and repossessions, net of writedowns and reserves.
(2) Primarily reflects provisions established by management to cover realized and inherent losses with respect to the Company's portfolio of indirect automobile receivables which were sold as of December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Provision for Loan Losses."
(3) Primarily reflects losses incurred by the Company relating to the liquidation or disposition of certain hedging contracts and the disposition of investment securities and adjustments to reflect market values. See "Prospectus Summary--The Company--Strategy for Growth" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."
(4) Net income (loss) per share and dividends per share are based upon the weighted average number of shares outstanding during the period. As a result of the Private Placement and the Redemption, the weighted average number of shares used in the computation of income (loss) per share and dividends per share is 15,400,000 for each of the years in the four-year period ended June 30, 1997 (based on an equivalent number of shares for the 60 shares outstanding prior to the recapitalization). For the years ended December 31, 1998 and 1997, the weighted average number of shares are 20,431,698 and 16,754,795, respectively. For the six months ended December 31, 1997, the weighted average number of shares is 18,066,000. See also
     Note 1 of the Notes to Consolidated Financial Statements.
(5) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods presented. All ratios are annualized where appropriate.
(6) The dividend payout ratio represents dividends declared per share divided by net income per share.
(7) Net interest spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(8) Net interest margin represents net interest income as a percent of average interest-earning assets.
(9)  Noninterest expense excludes the amortization of intangibles.
(10) Represents noninterest expense (exclusive of amortization of intangibles) divided by the aggregate of net interest income before provision for loan losses and noninterest income (exclusive of gains and losses on sales of assets).
(11) For the year ended June 30, 1997 and the six months ended December 31, 1996, the efficiency ratio does not reflect the $10.3 million one-time special assessment (before applicable tax benefits) to recapitalize the SAIF which was accrued during the quarter ended September 30, 1996. See "Regulation."
(12) The tangible and core capital ratios are calculated as a percent of adjusted total assets and the risk-based capital ratio is calculated as a percent of total risk-weighted assets. See "Regulation" for information with respect to the Bank's regulatory capital requirements.

                                  RISK FACTORS

         Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing Local Securities in the Offering. This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. In addition, in those and other portions of this document, the words "anticipate," "believe," "estimate," "expect," "intend," "should" and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future looking events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

Risks Relating to the Company's Financial Condition and Results of Operations

         The Company has recognized significant losses in recent periods which have adversely affected the Company's financial condition. The Company reported a $86.0 million and $30.0 million net loss for the six months ended December 31, 1997 and the fiscal year ended June 30, 1997, respectively, after reporting net income of $13.6 million, $14.4 million and $52.5 million for the years ended June 30, 1996, 1995 and 1994, respectively. The net loss reported for the six months ended December 31, 1997 was attributable to deliberate actions taken by the Company's new management subsequent to the Private Placement and the Redemption to restructure the Company's balance sheet. Specifically, the Company incurred $125.5 million of losses on the sale of assets, of which an aggregate loss of $53.4 million was incurred in connection with liquidation or write-off of the hedging contracts which the Company had entered into to reduce its exposure to interest rates, and an aggregate loss of $72.1 million was incurred on the sale and mark-to-market of the Company's securities portfolio (which primarily related to the sale and mark-to-market of the Company's COFI-based
CMOs). The Company also recorded a $25.6 million provision for loan losses during the six months ended December 31, 1997, primarily to cover realized and inherent losses with respect to the Company's portfolio of indirect automobile receivables, all of which had been sold as of December 31, 1997. The market for fixed income securities improved during the three-month period ended December 31, 1997 and the Company sold an additional $330.6 million of COFI-based CMOs for a pre-tax gain of $12.7 million. As of December 31, 1997, the Company recorded, as a separate component of stockholders' equity, unrealized gains with respect to its securities portfolio of $2.3 million (net of taxes).

         For the fiscal year ended June 30, 1997, the net loss recognized by the Company was primarily attributable to a $28.4 million provision for loan losses, which was also primarily associated with the Company's indirect automobile finance receivables, $29.2 million of losses on the sale of assets, of which $29.9 million related to the sale of CMOs with interest rate adjustments tied to COFI, and a non-recurring $10.3 million special assessment (before applicable tax benefits) which was recorded in connection with the SAIF recapitalization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

         During the year ended December 31, 1998, the Company returned to profitability and recognized $18.4 million of net income. No assurance can be made, however, that the Company will continue to remain profitable.

Risks Relating to the Company's Lending Activities

         The Company's new management is emphasizing the origination of commercial business and commercial real estate loans (including loans secured by multi-family residential property). As of December 31, 1998, such loans amounted to in the aggregate $927.7 million or 66.7% of total loans, as compared to $646.5 million or 66.4% of total loans as of December 31, 1997. Although commercial business and commercial real estate loans typically provide for higher interest rates and shorter terms that single-family residential real estate loans, such loans generally have a higher degree of credit risk.

Risks Relating to Outstanding Litigation With Respect to Interest Rate Swaps, Floors and Caps

         Pursuant to the Redemption Agreement, the Selling Stockholders are responsible to the Company for any aggregate pre-tax loss (net of any related tax benefit) to the Company in excess of $42.5 million which results from the sale or termination of the Company's existing hedging contracts. The Company is currently attempting to collect such difference (which it estimates to amount to $4.6 million and which is reflected in the Company's consolidated statement of financial condition as a receivable included in other assets) from the Selling Stockholders and has filed a lawsuit in the United States District Court for the Western District of Oklahoma in order to facilitate such recovery. However, no assurance can be made that the Company will be able to recover from the Selling Stockholders all or a portion of such $4.6 million. For a discussion of this lawsuit as well as other legal proceedings involving the Company, see "Business --Legal Proceedings."

Risks Relating to the Adequacy of the Company's Allowance for Losses

         The Company's allowance for loan losses amounted to $27.9 million or 2.00% of total loans and 7.80X of total nonperforming loans, each at December 31, 1998. The Company brings its total allowance for loan losses to a level considered appropriate by management by charging the provision for loan losses to earnings. The Company established provisions for loans losses of $1.5 million, $25.6 million, $28.4 million, and $5.1 million during the year ended December 31, 1998, the six months ended December 31, 1997 and the years ended June 30, 1997 and 1996, respectively. During such respective periods, loan charge-offs (net of recoveries) amounted to $1.3 million, $16.5 million, $20.2 million and $6.5 million. The $25.6 million and $28.4 million of provisions established during the six months ended December 31, 1997 and the year ended June 30, 1997 were intended primarily to cover realized and inherent losses with respect to the Company's portfolio of indirect automobile receivables. As of December 31, 1997, the Company's portfolio of such indirect automobile loans had been sold.

         Future additions to the allowance for loan losses may be necessary due to changes in economic conditions and the performance of the Company's loan portfolio. Future additions to the Company's allowance for losses on foreclosed assets may also be necessary to reflect changes in the economies and markets for real estate in which the Company's real estate owned is located (as of December 31, 1998, all of the Company's real estate owned was located in Oklahoma) and other factors (such as, among other things, the condition of the properties, occupancy levels and vacancy rates) which may result in adjustments which are necessary to ensure that the Company's foreclosed assets are carried at fair value, less estimated costs to dispose of the properties. Moreover, the Company and the Bank's regulators, as an integral part of their examination process, periodically reviews the Company's allowances for losses and the carrying values of its assets. Future increases in the provisions for losses on loans and foreclosed assets would adversely affect the Company's results of operations. See "Business--Asset Quality--Allowance for Loan Losses."

Dependence on the Company's New Management

         In connection with the closing of the transactions contemplated by the Private Placement and the Redemption, the prior members of the Company's Board of Directors resigned. A new Board of Directors, under the leadership of Edward
A. Townsend, the Chairman of the Board and Chief Executive Officer, are now responsible for the direction and operation of the Company. In addition to electing Mr. Townsend as Chief Executive Officer, the Company's new Board of Directors elected Jan A. Norton as President. Messrs. Townsend and Norton are expected to have a significant role in the development and management of the Company's business. The Company has entered into three-year employment agreements with both of such officers, which agreements will automatically extend for an additional one-year term beginning at the end of the first anniversary of the effective date, unless prior notice is given by either party. The loss of services of one or both of such officers could disrupt and have a material adverse effect on the operations of the Company. See "Management."

Concerns Relating to Dividend Restrictions Applicable to the Company

         Payment of dividends on the Common Stock is at the discretion of the Board of Directors, subject to applicable regulatory and other restrictions imposed by law and subject to the terms of the Indenture. The Company does not expect to pay a dividend on the Common Stock but intends to retain earnings and increase capital. The Company's ability to pay dividends will depend principally on the ability of the Bank to pay dividends to the Company.

         As of January 1, 1999, under applicable regulations of the OTS, the total capital available for the payment of dividends by the Bank to the Company was $37.6 million, assuming application of the OTS' safe harbor for capital distributions. See generally
"Regulation--Regulation of Federal Savings Institutions--Capital Distribution Regulation."

Impact of Fluctuations in Interest Rates on the Company's Financial Condition and Results of Operations

         The Company's operating results depend to a large extent on its net interest income, which is the difference between the interest and dividend income earned on interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. Changes in the general level of interest rates can affect the Company's net interest income by affecting the spread between the Company's interest-earning assets and interest-bearing liabilities. This may be due to the disparate maturities or period to period repricing of the Company's interest-earning assets and interest-bearing liabilities, as well as in the case of an increase in the general level of interest rates, periodic caps which limit the interest rate change on many of the Company's adjustable-rate mortgage loans. In addition to its effect on the Company's interest rate spread, changes in the general level of interest rates also affect, among other things, the ability of the Company to originate loans, the value of the Company's interest-earning assets and its ability to realize gains from the sale of such assets, the average life of the Company's interest-earning assets, and the Company's ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond the control of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management."

Risks to Investors As a Result of the Company's Limited Source of Payments on the Senior Notes

         The Company is a holding company with no significant business operations of its own. The Company's only significant asset is all of the common stock of the Bank. Other than operating cash reserves retained from the proceeds of the Private Placement, the Company's only source of cash to pay interest on and principal of the Senior Notes consist of distributions from the Bank. There can be no assurance that the earnings from the Bank will be sufficient to make distributions to the Company to enable it to pay interest on the Senior Notes when due or principal of the Senior Notes at maturity or that such distributions will be permitted by applicable federal banking laws and regulations. Moreover, distributions from the Bank may not be sufficient to pay the principal amount of the Senior Notes prior to maturity upon the occurrence of an event of default (as defined in the Indenture) or to repurchase the Senior Notes upon a change of control (as defined therein). If there shall occur an event of default or a requirement for the Company to repurchase the Senior Notes upon a change of control or, in the event that earnings from the Bank are not sufficient to make distributions to the Company to enable it to pay the principal amount of the Senior Notes at maturity, the Company may be required to adopt one or more alternatives, such as borrowing funds, selling its equity securities and/or the equity securities or assets of the Bank, or seeking loans from the Bank. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable the Company to pay the principal amount of the Senior Notes or that any of such actions would be permitted by the terms of the Indenture or applicable federal banking laws and regulations. See "Description of Senior Notes."

         Federal banking laws and regulations, including the regulations of the OTS, limit the Bank's ability to pay dividends. The Bank generally may not declare dividends or make any other capital distribution to the Company if, after the payment of such dividend or other distribution, they would fall within any of the three undercapitalized categories under the prompt corrective action standards established by the OTS and the other federal banking agencies pursuant to the Federal Deposit Insurance Act. In addition, a capital distribution regulation of the OTS also limits the Bank's ability to pay dividends and make other capital distributions. The Home Owners' Loan Act ("HOLA") requires every savings institution subsidiary of a savings and loan holding company to give the OTS at least 30 days advance notice of any proposed dividends or capital distributions. The OTS may prohibit any dividend or other capital distribution that it determines would constitute an unsafe or unsound practice. There are also various statutory and regulatory limitations on the extent to which the Bank can finance or otherwise transfer funds to the Company or non-banking subsidiaries of the Company, whether in the form of loans, extensions of credit, investments or asset purchases. The Director of the OTS may further restrict these transactions in the interests of safety and soundness.

         As of January 1, 1999, under regulations of the OTS, the total capital available for payment of dividends by the Bank to the Company was $37.6 million, assuming application of the OTS' safe harbor for capital distributions. See "Regulation--Regulation of Federal Savings Institutions--Capital Distribution Regulation."

Possible Effect of Economic Conditions on the Company's Business

         The success of the Company is dependent to a certain extent upon general economic conditions, particularly in the areas in which it conducts its business activities. Adverse changes in the economic conditions of these areas may impair the ability of the Company to collect loans and would otherwise have an adverse effect on its business, including the demand for new loans, the ability of customers to repay loans and the value of both the real estate which secures its loans and its foreclosed assets.

         Economic conditions within the Company's primary market area remain strong. Nevertheless, no assurance can be made that economic conditions will not deteriorate either within Oklahoma or the country as a whole. Any such deterioration would adversely affect the Company's business.

Possible Effect of Competition on the Company's Business

         The Company experiences substantial competition both in attracting and retaining deposits and in making loans. Its most direct competition for deposits historically has come from other thrift institutions, commercial banks and credit unions doing business in its market areas. In addition, as with all banking organizations, the Company has experienced increasing competition from nonbanking sources. For example, the Company competes for funds with full service and discount broker-dealers and with other investment alternatives, such as mutual funds and corporate and governmental debt securities. The Company's competition for loans comes principally from other thrift institutions, commercial banks, mortgage banking companies, consumer finance companies, insurance companies and other institutional lenders. A number of institutions with which the Company competes for deposits and loans have significantly greater assets, capital and other resources than the Company. In addition, many of the Company's competitors are not subject to the same extensive federal regulation that governs savings and loan holding companies such as the Company and federally-chartered and federally-insured savings institutions such as the Bank. As a result, many of the Company's competitors have advantages over the Company in conducting certain businesses and providing certain services.

Possible Effect of Regulatory Changes on the Company's Business

         Both the Company, as a savings and loan holding company, and the Bank, as federally-chartered savings institutions, are subject to significant governmental supervision and regulation, which is intended primarily for the protection of depositors and the federal deposit insurance funds. Statutes and regulations affecting the Company and the Bank may be changed at any time, and the interpretation of these statutes and regulations by examining authorities also is subject to change. There can be no assurance that future changes in applicable statutes and regulations or in their interpretation will not adversely affect the business of the Company. The Company is subject to regulation and examination by the OTS, and the Bank is subject to examination by the OTS, as its chartering authority and primary regulator, and by the FDIC, as their insurer of deposits through the SAIF administered by it. There can be no assurance that the OTS or the FDIC will not, as a result of such regulation and examination, impose various requirements or regulatory sanctions upon the Company or the Bank, as applicable. In addition to governmental supervision and regulation, each of the Company and the Bank is subject to changes in federal and state laws, including changes in tax laws, which could materially and adversely affect the real estate industry, such as repeal of the federal mortgage interest deduction. See "Regulation."

Certain Charter and Bylaw Provisions Which May Restrict a Potential Change of Control of the Company

         The Company's Certificate of Incorporation and Bylaws contain certain provisions that could delay, discourage or prevent an attempted acquisition or change of control of the Company. These provisions include (i) a Board of Directors classified into three classes with the directors of each class having staggered, three-year terms, (ii) a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at an annual meeting of stockholders and
(iii) a provision that special meetings of the stockholders of the Company may be called by stockholders only upon the written request of holders of at least a majority of the outstanding shares of capital stock entitled to vote at any such meeting. The Company's Certificate of Incorporation authorizes the Board of Directors of the Company to issue shares of preferred stock without stockholder approval and upon such terms as the Board of Directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition, financings and other corporate purposes, could also have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in the Company. See "Description of Capital Stock--Restrictions on Acquisition of the Company."

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the consolidated ratios of earnings to fixed charges of the Company for the periods indicated.

                                              Years Ended           Six Months Ended
                                              December 31,             December 31,                    Years Ended June 30,
                                          --------------------    ---------------------    -----------------------------------------

                                            1998        1997        1997         1996        1997       1996       1995       1994
                                          --------   ---------    ---------------------    -----------------------------------------
                                                                              (Dollars in Thousands)
Ratios of earnings to fixed charges:
  Including interest on deposits.......    1.31         N/A          N/A         N/A         N/A        1.10       1.13       1.71
  Excluding interest on deposits.......    6.85         N/A          N/A         1.01        1.48       1.94       1.95       3.63
Dollar amount of excess (deficiency)
   of earnings to fixed charges:
  Including interest on deposits.......   $ 28,691   $(161,553)   $(130,031)   $(10,383)   $(41,905)   $18,440    $20,983   $ 73,710
                                          ========   =========    =========    ========    ========    =======    =======   ========
  Excluding interest on deposits.......   $103,434   $ (79,009)   $ (89,359)   $ 30,836    $ 41,186    $99,613    $89,218   $129,057
                                          ========   =========    =========    ========    ========    =======    =======   ========

         For purposes of computing the ratios of earnings to fixed charges, earnings represent net income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include gross interest expense (other than on deposits). Fixed charges, including gross interest on deposits, including all interest expense.

                                 USE OF PROCEEDS

         The Selling Holders will receive all of the proceeds from the Local Securities sold pursuant to this Prospectus.

                    DIVIDENDS AND MARKET FOR LOCAL SECURITIES

         The Board of Directors of the Company currently does not have a policy of paying dividends on the Common Stock. Rather, the Company expects to retain earnings to increase capital. The initiation of a cash dividend policy will depend upon a number of factors, including investment opportunities available to the Company or the Bank, capital requirements, the Company's and the Bank's financial condition and results of operations, tax considerations, statutory and regulatory limitations, general economic conditions and the terms of the Indenture. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. See "Regulation--Regulation of Federal Savings Institutions--Capital Distribution Regulation," "Description of Senior Notes--Certain Covenants--Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries" and "Description of Capital Stock."

         Dividends from the Company will depend principally on the ability of the Bank to pay dividends to the Company. As described in Regulation--Regulation of Federal Savings Institutions--Capital Distribution Regulation." A well capitalized institution is authorized to make capital distributions without OTS approval during a calendar year of up to the higher of (i) 100 percent of its net income to the date of such distribution during the calendar year plus the amount that would reduce by one-half its surplus capital ratio, as defined, at the beginning of the calendar year; or (ii) 75% of its net income over the most recent four-quarter period. Applicable regulations require, however, that all savings institutions that are subsidiaries of savings and loan holding companies give the OTS at least 30 days advance notice of any capital distributions, and the OTS may prohibit any capital distribution that it determines would constitute an unsafe or unsound practice. As of January 1, 1999, under applicable regulations of the OTS, the total capital available for the payment of dividends by the Bank to the Company was $37.6 million, assuming application of the OTS' safe harbor for capital distributions. See "Regulation--Regulation of Federal Savings Institutions--Capital Distribution Regulation."

         Any payment of dividends by the Bank to the Company which would be deemed to be drawn out of the Bank's bad debt reserves would require a payment of taxes at the then-current tax rate by the Bank on the amount of earnings deemed to be removed from the reserves for such distribution. If not paid out of current period earnings, taxes on any such distribution to the extent made out of such reserves would also be subject to the Company's carryforward of net operating losses. See "Taxation."

         Unlike the Bank, the Company is not subject to the aforementioned regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends may be dependent, in part, upon dividends from the Bank. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

         The Common Stock and the Senior Notes are listed on the AMEX under the symbols "LO" and "LO.A," respectively. A liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company. Accordingly, the number of active buyers and sellers of the Common Stock or the Senior Notes at any particular time may be limited. Under such circumstances, investors in the Common Stock or the Senior Notes could have difficulty disposing of their securities and should not view the Common Stock or the Senior Notes as a short-term investment. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock or the Senior Notes will develop or that, if developed, it will continue, nor is there any assurance that persons purchasing shares of Common Stock or Senior Notes will be able to sell them at or above the purchase price therefor.

         The following table sets forth the range of high and low closing prices for the periods indicated:

                                             Year Ended
                                         December 31, 1998
                                  --------------------------------
                                       High               Low
                                  --------------    --------------
            First quarter             $   --            $   --
            Second Quarter             13.75             12.63
            Third Quarter              13.06              8.50
            Fourth Quarter              9.56              6.94


         The Company's Common Stock began trading on April 22, 1998.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company as of December 31, 1998. The table should be read in conjunction with the Consolidated Financial Statements of the Company, including the related Notes, included elsewhere herein.

                                                               December 31, 1998
                                                               -----------------
                                                                 (In Thousands)

Deposits.........................................................  $1,668,074
Borrowings:
   FHLB advances.................................................     220,033
   Senior Notes..................................................      80,000
Other liabilities................................................      42,066
                                                                   ----------
   Total liabilities.............................................   2,010,173
                                                                   ----------
Stockholders' equity:
   Preferred Stock, $0.01 par value; 5,000,000 shares
      authorized; none outstanding...............................          --
   Common Stock, $0.01 par value; 25,000,000 shares authorized;
      20,537,269 shares issued and 20,537,209 sharesoutstanding..         205
   Additional paid-in-capital....................................     206,758
   Retained earnings.............................................      50,197
   Treasury stock, 60 shares, at cost............................    (149,436)
   Accumulated other comprehensive income........................      11,082
                                                                   ----------
Total stockholders' equity.......................................     118,806
                                                                   ----------
Total liabilities and stockholders' equity.......................  $2,128,979
                                                                   ==========

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto, included herein.

General

         Local Financial's primary asset is the capital stock of Local, formerly Local Federal Bank, F.S.B. In August 1997, a group led by Mr. Edward A. Townsend, the Company's present Chairman, undertook to redeem all of the stock of the Selling Shareholders. The Company financed the redemption through a private placement of $197.0 million of Common Stock and $80.0 million of Senior Notes. The Private Placement and Redemption were closed in September 1997. The Company subsequently registered the Common Stock and Senior Notes for public resale, and the Common Stock and Senior Notes began publicly trading on April 22, 1998.

         The prior owners operated the Bank as a low cost institution, emphasizing traditional savings institution products and services, indirect lending of sub-prime automobile financing, residential mortgage products and a wholesale securities portfolio. New management has changed the Bank's activities significantly. As described more fully below, management has reduced the level of CMOs with interest rate adjustments tied to the COFI, eliminated all swap and hedging contracts and eliminated the Bank's portfolio of sub-prime, indirect automobile loans. While these measures reduced the Bank's assets by over $1 billion and resulted in substantial losses on the sale and write-down of assets, management believes the Bank's financial condition is greatly improved and it is better positioned for future growth.

         In pursuit of new management's growth strategy, the Bank has shifted its activities from those of a traditional savings and loan to those generally associated with a commercial bank. The Bank has increased its commercial and consumer lending and expects further increases in those areas. The Bank also has targeted increases in non-interest income, increases in lending activities rather than investing activities, and increases in direct lending rather than indirect lending.

         The Bank's business strategy is to provide its customers with a range of banking products and services of a regional bank while retaining the appeal and level of individualized service of a community bank. Management believes that as a result of the Company's strong commitment to highly personalized relationship-oriented customer service, its varied products, its strategic branch locations and the long-standing community presence of its managers, lending officers and branch personnel, it is well positioned to attract new customers and to increase its market share of loans and deposits.

Changes in Financial Condition from December 31, 1997 to December 31, 1998


         General. On October 22, 1997, the Company and the Bank's former subsidiary bank, Local America Bank of Tulsa, FSB ("Local America"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Green Country and its wholly-owned subsidiary, Green Country Bank, FSB ("Green Country Bank"), pursuant to which Green Country would be merged with and into the Company, with the Company as the surviving corporation, and in connection therewith, Green Country Bank would be merged with and into Local America with Local America as the surviving bank (collectively, the "Merger"). The Merger was consummated on February 16, 1998, and in connection therewith, each outstanding share of common stock and preferred stock of Green Country was converted into 4,150.27 and
27.907 newly-issued shares, respectively, of the Company's Common Stock. As a result of the foregoing, an aggregate of 837,209 shares of the Company's Common Stock were issued in connection with the Merger to the three existing shareholders of Green Country, which included Edward A. Townsend, Chairman and Chief Executive Officer of the Company, and Jan A. Norton, President and Chief Operating Officer of the Company. The Merger was accounted for under the purchase method of accounting. On February 16, 1998, Green Country Bank operated out of three full-service offices located in Miami, Grove and Commerce, Oklahoma and had consolidated assets, liabilities, deposits and stockholders' equity of $105.1 million, $103.2 million, $79.0 million and $1.9 million, respectively.

         On June 18, 1998, the Company announced that the Bank had entered into a definitive agreement to acquire BankSouth Corporation, a Lawton, Oklahoma bank holding company, for approximately $20.3 million in cash, which includes the redemption of its outstanding preferred stock. BankSouth was the holding company of Citizens Bank, which had five branches in Lawton, Oklahoma and one in Norman, Oklahoma. BankSouth had total assets, liabilities, deposits and stockholders' equity of approximately $176.5 million, $167.0 million, $159.7 million and $9.5 million, respectively, as of September 30, 1998. The acquisition was accounted for under the purchase method of accounting and included in the financial statements as of September 30, 1998.

         Effective November 30, 1998, Local America was merged with and into its parent bank, Local, with Local as the surviving bank. Since, for financial statement purposes, the Company, Local and its wholly owned subsidiary bank, Local America, were presented on a consolidated basis, this merger of Local America with and into Local had no effect on the consolidated financial statements.

         Excluding the effect of the acquired institutions, the Company's total assets, deposits and total liabilities declined $33.6 million or 1.79%, $173.1 million or 10.8% and $59.2 million or 3.3%, respectively, during the period. Stockholders' equity increased $36.2 million or 43.8% from December 31, 1997 to December 31, 1998 as a result of net income during the period, an increase in additional paid-in capital of $9.0 million which resulted from the shares issued in connection with the Company's acquisition of Green Country, as discussed above, and the increase in accumulated other comprehensive income.

         Cash and Cash Equivalents. Cash and cash equivalents (consisting of cash, cash due from banks and interest-bearing deposits with other banks) amounted to $54.9 million and $54.2 million at December 31, 1998 and December 31, 1997, respectively. The Company manages its cash and cash equivalents based upon the Company's operating, investing and financing activities. See "--Liquidity and Capital Resources."

         Securities. During the fiscal year ended December 31, 1998, the Company substantially liquidated its short-term investment portfolio and reinvested a portion of those funds in mortgage securities available for sale. The remainder of the proceeds from the sale of its short-term investments was used to help fund the growth in loans. The Company views both the short-term investment portfolio and the securities available for sale as a source of asset liquidity. Liquidity is derived from this source by receipt of interest and principal payments and prepayments; by the ability to sell these securities at market prices; and by utilizing unpledged securities as collateral for borrowings. Management intends to emphasize lending activities as opposed to investing activities in order to enhance the weighted average yield on its interest-earning assets and thus, its results of operations. Future changes in the securities accounts will be determined by, among other things, liquidity guidelines established by the Company and applicable regulatory rules; pledging requirements to retain public funds; and by the rate at which the Company can grow its loan portfolio through originations.

         The following table sets forth information regarding the carrying and market value of the Company's securities at the dates indicated.


                                                   December 31,                                         June 30,
                                ------------------------------------------------   -------------------------------------------------
                                           1998                     1997                     1997                      1996
                                ------------------------   ---------------------   -----------------------   -----------------------
                                  Carrying       Market     Carrying     Market     Carrying       Market     Carrying      Market
                                    Value        Value        Value      Value        Value        Value        Value        Value
                                ------------   ---------   ---------   ---------   ----------   ----------   ----------   ----------
                                                                       (Dollars in Thousands)
Available for sale (at market):

  U.S. Government and agency
     securities ................   $  39,092   $  39,092   $   6,000   $   6,000   $       --   $       --   $       --   $       --
  Municipal securities .........         965         965          --          --           --           --           --           --
  Collateralized mortgage
     obligations ...............     522,128     522,128     428,876     428,876      957,519      957,519    1,700,551    1,700,551
  Mortgage-backed
     securities ................       8,779       8,779      83,231      83,231       28,046       28,046       41,174       41,174
  Equity securities ............          --          --          --          --           --           --       11,604       11,604
                                   ---------   ---------   ---------   ---------   ----------   ----------   ----------   ----------
                                   $ 570,964   $ 570,964   $ 518,107   $ 518,107   $  985,565   $  985,565   $1,753,329   $1,753,329
                                   =========   =========   =========   =========   ==========   ==========   ==========   ==========
Held to maturity:

  U.S. Government and agency
     securities ................   $      --   $      --   $      --   $      --   $   74,119   $   74,219   $       --   $       --
  Collateralized mortgage
     obligations ...............          --          --          --          --      156,159      149,484      163,883      156,760
  Mortgage-backed securities ...          --          --          --          --      177,929      175,214      228,441      222,244
                                   ---------   ---------   ---------   ---------   ----------   ----------   ----------   ----------
                                   $      --   $      --   $      --   $      --      408,207   $  398,917   $  392,324   $  379,004
                                   =========   =========   =========   =========   ==========   ==========   ==========   ==========


         Loans Receivable. Net loans receivable amounted to $1.4 billion and $953.5 million at December 31, 1998 and December 31, 1997, respectively. Net loans receivable increased by $408.8 million or 42.9% during the year ended December 31, 1998. Under its new management, the Bank strategically focused its commercial lending efforts towards growth of its Oklahoma-based commercial portfolio, hiring 38 experienced commercial lending officers and supporting staff and forming a new corporate lending unit. During 1998, the Bank's total commercial lending portfolio experienced growth of $281.1 million or 43.5%, with virtually all of that growth occurring from loans made in Oklahoma. Much of this growth occurred late in the year as the newly-hired officers moved some of their existing customer relationships to the Bank. Residential real estate loans grew from $281.6 million to $344.6 million, an increase of $63.0 million or 22.4%. While most of this increase was due to acquisitions, the Bank continued to originate adjustable-rate and 15-year fixed-rate loans for its own portfolio. In addition, consumer loans grew from $38.7 million to $101.7 million, an increase of $63.0 million or 162.8%. Again, most of this increase was attributable to acquisitions, but the Bank has heavily promoted its consumer loan products in the media and intends to better utilize its existing branch locations to originate consumer loans. The Bank also continues to originate and sell a variety of mortgage and consumer loan products. Approximately $83 million of loans were sold during 1998 and the Bank intends to originate and sell even more loans during 1999 as part of a program to control exposure to longer-term interest rate
                                       21
risk and improve profitability of the more labor-intensive lending functions. Management intends to continue its emphasis on lending activities, and consequently, expects its loan portfolio to grow over the next several years. For additional information, see "Business--Lending Activities" and Note 6 of the Notes to Consolidated Financial Statements.

         Contractual Principal Repayments and Interest Rates. The following table sets forth scheduled contractual amortization of the Company's total loan portfolio at December 31, 1998, as well as the dollar amount of such loans which are scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less.


                                                      Principal Repayments Contractually Due or Repricing
                         Total at                                  In Years Ended December 31,
                       December 31,    ----------------------------------------------------------------------------------
                         1998(1)          1999          2000           2001          2002          2003        Thereafter
                       ------------    ---------     ---------      ---------      --------      ---------     ----------
                                                         (Dollars in Thousands)

Residential real        $   353,796    $  19,744     $  17,483      $  18,111      $ 17,488      $  18,255      $ 262,715
   estate

Commercial                  927,682      140,266        87,406         83,743        60,908        138,737        416,622

Consumer                    108,695       38,128        17,888         14,107        10,452          7,063         21,057
                        -----------    ---------     ---------      ---------      --------      ---------      ---------

Total(1)                $ 1,390,173    $ 198,138     $ 122,777      $ 115,961      $ 88,848      $ 164,055      $ 700,394
                        ===========    =========     =========      =========      ========      =========      =========

-------------------------

(1) Of the $1.2 billion of loan principal repayments contractually due after December 31, 1999, $696.0 million have fixed rates of interest and $496.1 million have adjustable rates of interest. Commercial, consumer and total loans are presented net of undistributed loan proceeds.

         Scheduled contractual principal repayments do not reflect the actual maturities of loans. The average maturity of loans is substantially less than their contractual terms because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses, which generally give the Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially lower than current mortgage loan rates (due to refinancings of adjustable-rate and fixed-rate loans at lower rates).

         Nonperforming Assets and Allowance for Loan Losses. Nonperforming assets (consisting of non-accruing loans, accruing loans greater than 90 days delinquent and foreclosed assets) have increased primarily due to nonperforming assets acquired in the acquisitions of Green Country and BankSouth.

At December 31, 1998, nonperforming assets amounted to $4.3 million or .20% of total assets, as compared to $921,000 or .05% at December 31, 1997.

         The following table presents information on the Company's nonperforming assets at the dates indicated.

                                        December 31,                                    June 30,
                             ------------------------------- -----------------------------------------------------------
                                  1998            1997            1997            1996            1995           1994
                             --------------- --------------- --------------- --------------- --------------- -----------
                                                                 (Dollars in Thousands)

Non-accruing loans              $ 2,203            $ 626          $  3,508        $  3,794      $   3,107     $  3,342

Accruing loans greater than
   90 days delinquent             1,374               --               415           1,548             --           --

Foreclosed assets                   693              295             8,647          10,843          7,782        7,619
                                -------           ------          --------        --------       --------     ---------

Total nonperforming assets      $ 4,270           $  921          $ 12,570        $ 16,185       $ 10,889     $ 10,961
                                =======           ======          ========        ========       ========     ========

Total nonperforming assets
   as a percentage of total
   assets                          0.20%            0.05%             0.48%           0.49%          0.33%        0.33%
                                   ====             ====              ====            ====           ====         ====




         The decline in nonperforming assets from June 30, 1997 to December 31, 1997 reflected a $2.9 million decline in non-accrual loans (primarily commercial real estate loans) and an $8.4 million decline in foreclosed assets (which was primarily due to a transfer of a $6.0 million retail shopping center from real estate owned to real estate held for investment during the period).

         At December 31, 1997, the allowance for loan loss amounted to $20.5 million, representing 2.09% of total loans. The Company's allowance for loan loss rose $7.4 million or 36% during the year ended December 31, 1998, primarily as a result of the allowance acquired in the acquisitions of Green Country and BankSouth, which aggregated $7.3 million.

         During 1998, the Bank continued to focus on commercial loan growth. As a result, the Bank's total loan portfolio grew $416.2 million or 42.7%, with the majority of this growth occurring in the newly formed commercial business lending area as described herein. During the year the Company was very successful in its formation of a corporate lending unit focused on commercial business lending within the state of Oklahoma. During 1998, the Bank's commercial business portfolio grew $232.9 million or 16.8% of the total loan portfolio. This lending unit was staffed with area lenders with many years of experience and established customer relationships in the Oklahoma market. Many of these relationships were moved to the Bank during 1998 from competitor institutions within the market. To support this function, the Bank added professionals in the credit administration and loan review area to strengthen and expand the Bank's credit policies to accommodate the new array of loan products and services being offered. In light of the magnitude of changes which have occurred in the Bank's loan portfolio and lending staff, there is no assurance that these changes will not result in losses in excess of those historically experienced by this institution.

         The Bank also grew its loan portfolio through acquisitions amounting to $211.0 million or 21.7%. The Bank pays particular attention to the loan portfolios acquired but recognizes that the acquired portfolios are more mature than its own, and therefore, may contain more non-performing loans. The increase in the Bank's non-performing assets from $921,000 at December 31, 1997 to $4.3 million at December 31, 1998 was largely attributable to the BankSouth acquisition. In connection with that acquisition, the Bank acquired a $22.1 million portfolio of indirect automobile receivables. Management believes the loss experience on the acquired indirect receivables will be better than historical losses experienced by the Bank on such portfolios in the past due to the fact that these loans were originated within the Bank's local market and through dealers with whom the Bank had established relationships.

         As part of its periodic review and analysis of the loss factors utilized in the Bank's allowance methodology (see "Business--Asset Quality--Allowance for Loan Loss"), the Bank during 1998 revised those loss factors to comply with regulatory guidance resulting in a reallocation of the Bank's existing reserves. Due to the significant changes in the nature and volume of the Bank's loan portfolio, it was recognized that historical loss experience upon which the Bank's loss factors had been based would not be a representative indicator of losses inherent in the portfolio.

         The following table provides information on the Company's allowance for loan losses as of the dates indicated (Dollars in Thousands):



                                        Years Ended             Six Months Ended
                                        December 31,               December 31,                     Years Ended June 30,
                                 -----------------------    -----------------------   ----------------------------------------------
                                    1998         1997          1997         1996         1997         1996        1995       1994
                                 ----------   ----------    ---------    ----------   ----------   ----------   ---------  ---------
                                 (unaudited)                             (unaudited)

Balance at beginning of period    $ 20,484     $  5,475     $ 11,435     $  3,228     $  3,228     $  4,593     $  3,689   $  2,172
   Loans charged off:
     Residential real estate           (31)          (8)          (5)          --           (3)        (143)        (191)      (320)
     Commercial                       (545)         (14)         (14)          --           --       (1,368)          (4)       (48)
     Consumer                         (928)     (29,298)     (16,535)      (8,083)     (20,290)      (5,026)        (167)       (11)
   Recoveries                          187           57           25          596           72           55          109        132
                                  --------     --------     --------     --------     --------     --------     --------   --------
       Net loans charged off        (1,317)     (29,263)     (16,529)      (7,487)     (20,221)      (6,482)        (253)      (247)
Allowances acquired                  7,284           --           --           --           --           --           --      1,764
Provision for loan losses            1,450       44,272       25,578        9,734       28,428        5,117        1,157         --
                                  --------     --------     --------     --------     --------     --------     --------   --------
Balance at end of period          $ 27,901     $ 20,484     $ 20,484     $  5,475     $ 11,435     $  3,228     $  4,593   $  3,689
                                  ========     ========     ========     ========     ========     ========     ========   ========
Allowance for loan losses to
   total nonperforming loans
   at end of period                  7.80x       32.72x       32.72x        0.56x        2.91x        0.60x        1.48x      1.10x
                                  =======      =======      =======      =======      =======      =======      =======     ======
Allowance for loan losses to
   total loans at end of period      2.00%        2.09%        2.09%        0.50%        1.10%        0.31%        0.57%      0.52%
                                  =======      =======      =======      =======      =======      =======      =======     ======



         The following table sets forth information concerning the allocation of the Company's allowance for loan losses by loan category at the dates indicated.


                                             December 31,                                          June 30,
                         -------------------------------------------------  -----------------------------------------------------
                                   1998                       1997                    1997                       1996
                         ------------------------- -----------------------  -------------------------  --------------------------
                                       Percent to              Percent to               Percent to                    Percent to
                                         Total                   Total                    Total                         Total
                           Amount      Allowance    Amount     Allowance     Amount     Allowance       Amount        Allowance
                         ---------    -----------  --------   -----------   --------   ------------    --------     -------------

Residential real estate   $ 3,311       11.87%     $   412       2.01%      $   427        3.73%       $  407          12.61%

Commercial                 18,798       67.37       10,459      51.06         2,836       24.80         2,624          81.29

Consumer                    5,792       20.76        6,203      30.28         8,172       71.47           197           6.10

General unallocated            --          --        3,410      16.65            --          --            --             --
                          -------      ------      -------     -------       ------      ------        ------         ------

     Total                $27,901      100.00%     $20,484     100.00%      $11,435      100.00%       $3,228         100.00%
                          =======      ======      =======     ======       =======      ======        ======         ======





                                                June 30,
                         ---------------------------------------------------------
                                    1995                           1994
                          ---------------------------    -------------------------
                                         Percent to                    Percent to
                                            Total                         Total
                            Amount        Allowance       Amount        Allowance
                           --------     -------------    --------     ------------

Residential real estate     $  411          8.95%         $  467         12.66%

Commercial                   3,644         79.34           3,023         81.95

Consumer                       538         11.71             199          5.39

General unallocated             --            --              --            --
                            ------        ------          ------        ------

     Total                  $4,593        100.00%         $3,689        100.00%
                            ======        ======          ======        ======

         Deposits. At December 31, 1998, deposits totaled $1.7 billion, as compared to $1.6 billion at December 31, 1997. One of the Company's strategies is to promote retail deposit growth as a cost-efficient funding source as well as a source of fee income and cross-selling opportunities. In connection with the acquisition of Green Country, the Company acquired three branch offices and assumed $79.0 million of Green Country Bank's deposits (as of February 16,
1998). Likewise, in connection with the acquisition of BankSouth, the Company acquired six branch offices and assumed $159.7 million of deposits (as of September 30, 1998). However, three branches of the combined institution had overlapping markets and at December 31, 1998, two of these branches have been closed with the remaining one scheduled for closure. The Bank has received OTS approval to open de novo branch offices in Edmond, Oklahoma and in Afton, Oklahoma. The Company expects to continue to focus on improving its retail deposit franchise. For additional information, see "Business--Sources of Funds--Deposits" and Note 9 of the Notes to Consolidated Financial Statements.

         The following table presents the average balance of each deposit type and the average rate paid on each deposit type of the Company for the periods indicated.


                                     Year Ended                            Six Months Ended
                                 December 31, 1998                         December 31, 1997
                      ---------------------------------------   ----------------------------------------
                                                      Average                                      Average
                         Average                        Rate         Average                         Rate
                         Balance        Interest        Paid         Balance        Interest         Paid
                         -------        --------        ----         -------        --------         ----
                                                     (Dollars in Thousands)

Noninterest-
   bearing deposits   $   72,215        $    --           --%      $   57,778       $    --             --%
Passbook accounts         73,068          2,110         2.89           78,731         1,009           2.56
NOW and money
   market accounts       225,740          4,892         2.17          187,381         2,594           2.77
Term certificates      1,253,482         67,741         5.40        1,301,703        37,069           5.70
                      ----------        -------                     ---------       -------

     Total deposits   $1,624,505        $74,743         4.60%      $1,625,593       $40,672           5.00%
                      ==========        =======         ====       ==========       =======           ====




                                                               Years Ended June 30,
                       -------------------------------------------------------------------------------------------
                                           1997                                             1996
                       -------------------------------------------       -----------------------------------------
                                                         Average                                          Average
                           Average                         Rate           Average                          Rate
                           Balance        Interest         Paid           Balance        Interest          Paid
                           -------        --------         ----           -------        --------          ----
                                                        (Dollars in Thousands)

Noninterest-
   bearing deposits    $    52,087       $    --             --%       $   46,791         $    --           --%
Passbook accounts           72,441         2,092           2.89            75,359           2,190         2.91
NOW and money
   market accounts         195,606         5,381           2.75           204,752           5,638         2.75
Term certificates        1,329,463         5,618           5.69         1,271,079          73,345         5.77
                        ----------       -------                       ----------         -------

     Total deposits     $1,649,597       $83,091           5.04%       $1,597,981         $81,173         5.08%
                        ==========       =======           ====        ==========         =======         ====

         Other Assets. Other assets declined by $38.9 million from December 31, 1997 to December 31, 1998, primarily due to the collection of a receivable from the sale of the indirect lending portfolio.

         Borrowings. Other than deposits, the Company utilized advances from the FHLB of Topeka to fund its operations. Advances from the FHLB increased $139.9 million from December 31, 1997 to December 31, 1998. The increase came as the Company took advantage of favorable rates available at the FHLB to fund earning assets and offset rate-sensitive movement of funds within the deposit portfolio.

         The following table sets forth certain information regarding the short-term borrowings of the Company at or for the dates indicated.

                                                    At or For the Years    At or For the Six Months      At or For the Years
                                                      Ended December 31,       Ended December 31,           Ended June 30,
                                                   ---------------------- -------------------------- ---------------------------
                                                      1998        1997        1997        1996           1997           1996
                                                   ---------- ----------- ----------- ------------   ------------  -------------
    FHLB of Topeka advances:
       Average balance outstanding                  $132,659    $549,465    $391,711    $  987,618    $  848,733    $  869,568
       Maximum amount outstanding at any
         month-end during the period                 220,033     874,356     839,347     1,311,735     1,311,735     1,588,618
       Balance outstanding at end of period          220,033      80,136      80,136       371,612       531,161       439,011
       Average interest rate during the period          5.69%       7.12%       7.09%         6.50%         6.77%         6.71%
       Average interest rate at end of period           4.77%       6.06%       6.06%         5.59%         5.73%         5.70%

    Securities sold under agreements to purchase
       Average balance outstanding                  $     --    $161,988    $ 55,235    $  567,000    $  418,784    $  686,558
       Maximum amount outstanding at any
         month-end during the period                      --     543,683     239,914       942,325       942,315     1,079,194
       Balance outstanding at end of period               --          --          --       942,325       310,801     1,079,194
       Average interest rate during the period(1)         --        7.31%       7.44%         6.45%         6.73%         6.76%
       Average interest rate at end of period             --          --          --          5.38%         5.55%         5.36%


-------------------------

(1) Average interest rate during the period reflects the effect of the Company's interest rate swaps.

         Pursuant to the Private Placement, the Company issued $80.0 million of Senior Notes which are due in September 2004 and which bear interest at the rate of 11.0%, payable semi-annually. During fiscal 1997, as anticipated in the Purchase Agreement, the Company established an interest reserve account with an independent trustee which contained $8.8 million, sufficient to pay the aggregate interest payments scheduled to be made with respect to the first two interest payment dates on the senior notes. Debt issuance costs of approximately $4.3 million at December 31, 1997 were capitalized and are reflected as Other Assets in the Consolidated Statement of Financial Condition. The Company intends to fund the semiannual interest payments through dividends paid to the Company from the Bank. For additional information, see "Business--Sources of Funds--Borrowings" and Note 12 of the Notes to Consolidated Financial Statements.

         Stockholders' Equity. Stockholders' equity increased from $82.6 million at December 31, 1997 to $118.8 million at December 31, 1998. The increase in stockholders' equity came primarily as a result of net income during the period and an increase in additional paid-in-capital of $9.0 million which resulted from the shares issued in connection with the Company's acquisition of Green Country on February 16, 1998 at which point the Company issued 837,209 new shares of Common Stock to purchase the assets of Green Country. Accumulated other comprehensive income rose $8.7 million or 374.0% during fiscal 1998, as the Company marked its available-for-sale security portfolio to market net of taxes in accordance with generally accepted accounting principals ("GAAP"). At December 31, 1998, the ratio of the Company's stockholders' equity to total assets amounted to 5.58% and the Bank exceeded its minimum regulatory capital requirements. See "--Liquidity and Capital Resources."

Results of Operations

         General. The Company's results of operations depend substantially on its net interest and dividend income, which is the difference between interest and dividend income on interest-earning assets, consisting primarily of loans receivable, mortgage-backed and investment securities and various other short-term investments, and interest expense on interest-bearing liabilities, consisting primarily of deposits and borrowings. In prior periods the Company's results of operations have been significantly affected by the net costs of hedging its interest rate exposure. On an ongoing basis, the Company's results of operations will be affected by the level of its noninterest income including deposit related income; loan fees and service charges; net gains (losses) on sales of assets; the level of its noninterest expense, such as compensation and employee benefits, deposit insurance premiums, provisions for losses on foreclosed assets, equipment and data processing expense and occupancy expense; its provisions for losses on loans resulting from the Company's assessment of the adequacy of its allowance for losses on loans; and provisions (benefits) for income taxes.

         Net Income (Loss). The Company reported net income (loss) of $18.4 million, ($86.0) million, ($30.0) million and $13.6 million during the year ended December 31, 1998, the six months ended December 31, 1997, and the years ended June 30, 1997 and 1996, respectively. The net income reported for the year ended December 31, 1998 is reflective of the Company's first full fiscal year of operations since the restructuring initiatives contemplated by the Private Placement and Redemption. The net loss reported for the six months ended December 31, 1997 is attributable to deliberate actions taken by the Company's new management subsequent to the Private Placement and Redemption to restructure the Company's balance sheet. Specifically, the Company incurred $125.5 million of losses on the sale and write-down of assets, of which an aggregate loss of $53.4 million was incurred in connection with the liquidation or write-off of the hedging contracts which the Company had entered into in order to reduce its exposure to interest rates. See "-Asset and Liability Management." These losses also included a loss of $72.1 million on the sale and mark-to-market of the Company's securities portfolio (which primarily related to the sale and mark-to-market of the Company's COFI-based CMOs). Further the Company recorded a $25.4 million provision for loan losses during the three-months ended September 30, 1997, primarily to cover realized and inherent losses with respect to the Company's portfolio of indirect automobile receivables which had been sold as of December 31, 1997. See "Business--Lending Activities--Consumer Loans." The market for fixed income securities improved during the three-month period ended December 31, 1997 and the Company sold $330.6 million of the remaining COFI-based

CMO portfolio for a gain of $12.7 million in furtherance of its plan to accelerate the disposition of the COFI-based CMOs. The effect of these transactions on the Company's operating results for the six months ended December 31, 1997 is shown below.

                                                                         Three Months Ended
                                                           ------------------------------------------      Six Months Ended
                                                             September 30, 1997     December 31, 1997      December 31, 1997
                                                           ----------------------  ------------------     ------------------

Net interest income                                             $   12,272              $ 13,109             $   25,381
Provision for loan losses                                          (25,353)                 (225)               (25,578)
                                                                ----------              --------             ----------
Net interest income (loss) after provision for loan losses         (13,081)               12,884                   (197)
Net gains (losses) on sale of assets                              (125,485)               12,816               (112,669)
Other noninterest income                                             2,888                 2,632                  5,520
                                                                ----------              --------             ----------
Total noninterest income (loss)                                   (122,597)               15,448               (107,149)
Total noninterest expense                                           13,568                 9,117                 22,685
                                                                ----------              --------             ----------
Income (loss) before provision (benefit) for income taxes         (149,246)               19,215               (130,031)
Provision (benefit) for income taxes                               (50,795)                6,720                (44,075)
                                                                ----------              --------             ----------
Net income (loss)                                               $  (98,451)             $ 12,495             $  (85,956)
                                                                ==========              ========             ==========


         The Company recognized a net loss of $30 million during the fiscal year ended June 30, 1997 as compared to net income of $13.6 million during the year ended June 30, 1996. The net loss during fiscal year ended June 30, 1997 was primarily attributable to a $28.4 million provision for loan losses, which was principally associated with the Company's indirect automobile finance receivables, $29.9 million of losses which were related to the sale of CMOs with interest rate adjustments tied to COFI, and a non-recurring $10.3 million special assessment (before applicable tax benefits) which was recorded in connection with legislation in 1996 which recapitalized the SAIF.

         Net Interest and Dividend Income. Net interest and dividend income is determined by the Company's net interest spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

         Net interest and dividend income totaled $54.8 million, $25.4 million, $52.9 million and $48.7 million during the year ended December 31, 1998, six months ended December 31, 1997, and years ended June 30, 1997 and 1996, respectively. Net interest and dividend income increased by $3.0 million or 5.8% during the year ended December 31, 1998, as compared to the year ended December 31, 1997, due to an increase in the Company's net interest earnings assets (interest-earnings assets less interest-bearing liabilities) and a corresponding 66 basis point rise in the Company's interest rate spread during the period. Net interest and dividend income decreased by $1.2 million or 4.4% during the six months ended December 31, 1997 as compared to the six months ended December 31, 1996 due to a significant decline of $1.1 billion in the average balance of securities during the period, which is attributable to the sale and writedown of such securities in connection with the restructuring activities described above. Net interest and dividend income increased by $4.2 million or 8.7% during the year ended June 30, 1997 due to a $22.1 million increase in net interest-earning assets and a 21 basis point increase in the Company's interest rate spread.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

The following table sets forth, for the periods indicated, information regarding
(i) the total dollar amount of interest income of the Company from interest-earning assets and the resultant average yield, (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rates, (iii) net interest income, (iv) interest rate spread, and (v) net interest margin. Information is based on average daily balances during the indicated periods (Dollars in Thousands).


                                                    Years Ended December 31,                           Six Months Ended December 31,
                               -------------------------------------------------------------------     -----------------------------
                                            1998                               1997                                1997
                               -------------------------------    --------------------------------     -----------------------------
                                                       Average                             Average                           Average
                               Average                  Yield/    Average                   Yield/     Average                Yield/
                               Balance      Interest    Cost      Balance      Interest     Cost       Balance     Interest   Cost
                               -------      --------    ----      -------      --------     ----       -------     --------   ----
                                                                              (unaudited)
Interest-earning assets:
  Loans receivable(1)         $1,162,514    $ 96,851    8.33%    $1,036,300     $104,324    10.07%    $1,009,843   $ 49,788    9.78%
  Securities(2)                  577,526      41,862    7.25%     1,289,822       78,354     6.07%     1,000,808     31,306    6.21%
  Securities purchased under
    agreements to resell          70,368       3,947    5.61%        37,657        2,159     5.73%        60,000      1,711    5.66%
  Other earning assets(3)         73,004       4,544    6.22%        64,707        3,931     6.08%        76,415      2,399    6.23%
                              ----------    --------              ---------     --------              ----------   --------
      Total interest-earning
        assets                 1,883,412     147,204    7.81%     2,428,486      188,768     7.77%     2,147,066     85,204    7.87%
                                            --------  ======                    --------   ======                  --------  ======
Noninterest-earning assets        93,316                             84,115                               92,823
                              ----------                         ----------                           ----------
      Total assets            $1,976,728                         $2,512,601                           $2,239,889
                              ==========                         ==========                           ==========

Interest-bearing liabilities:
  Deposits:
    Transaction accounts(4)   $  298,808    $  7,002    2.34%    $  266,569     $  7,300     2.74%    $  266,112   $  3,603    2.69%
    Term certificates of
      deposits                 1,253,482      67,741    5.40%     1,326,371     $ 75,244     5.67%     1,301,703     37,069    5.65%
                              ----------    --------             ----------     --------              ----------   --------
      Total deposits           1,552,290      74,743    4.82%     1,592,940       82,544     5.18%     1,567,815     40,672    5.15%
  Borrowings:
    FHLB advances                132,659       7,547    5.69%       549,465       39,095     7.12%       391,711     14,005    7.09%
    Securities sold under
      agreements to repurchase
      and other                       64         678      --        161,988       11,848     7.31%        55,235      2,073    7.44%
    Promissory note payable           --          --      --          7,087          583     8.23%         2,591        108    8.27%
    Senior notes                  80,000       9,470   11.81%        24,986        2,952    11.81%        49,565      2,965   11.87%
                              ----------    --------             ----------     --------              ----------   --------
      Total interest-bearing
        liabilities            1,765,013      92,438    5.24%     2,336,466      137,022     5.86%     2,066,917     59,823    5.74%
                                            --------  ======                    --------   ======                  --------  ======
Noninterest-bearing
  liabilities                    107,718                             82,945                               88,248
                              ----------                         ----------                           ----------
      Total liabilities        1,872,731                          2,419,411                            2,155,165
Stockholders' equity             103,997                             93,190                               84,724
                              ----------                         ----------                           ----------
      Total liabilities and
        stockholders' equity  $1,976,728                         $2,512,601                           $2,239,889
                              ==========                         ==========                           ==========
Net interest-earning assets   $  118,399                         $   92,020                           $   80,149
                              ==========                         ==========                           ==========
Net interest income/interest
  rate spread                               $ 54,766    2.57%                   $ 51,746     1.91%                 $  25,381   2.13%
                                            ========  ======                    ========   ======                  ========= ======
Net interest margin                                     2.91%                                2.13%                             2.34%
                                                      ======                               ======                            ======
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                        106.71%                              103.94%                           103.88%
                                                      ======                               ======                            ======













                                Six Months Ended December 31,                              Years Ended June 30,
                               -------------------------------    ------------------------------------------------------------------
                                            1996                               1997                                1996
                               -------------------------------    --------------------------------     -----------------------------
                                                       Average                             Average                           Average
                               Average                  Yield/    Average                   Yield/     Average                Yield/
                               Balance      Interest    Cost      Balance      Interest     Cost       Balance     Interest   Cost
                               -------      --------    ----      -------      --------     ----       -------     --------   ----
                                          (Unaudited)
Interest-earning assets:
  Loans receivable(1)         $1,020,534    $ 53,179   10.34%    $1,041,342     $107,715    10.34%    $  867,151   $ 95,839   11.05%
  Securities(2)                2,107,408      62,176    5.85%     1,845,179      109,224     5.92%     2,255,318    134,761    5.98%
  Securities purchased under
    agreements to resell          38,921       1,040    5.30%        27,174        1,488     5.48%         4,467        322    7.21%
  Other earning assets(3)         78,544       2,705    6.83%        65,903        4,237     6.43%        79,847      5,234    6.56%
                              ----------    --------              ---------     --------              ----------   --------
      Total interest-earning
        assets                 3,245,407     119,100    7.28%     2,979,598      222,664     7.47%     3,206,783    236,156    7.36%
                                            --------  ======                    --------   ======                  --------  ======
Noninterest-earning assets        55,873                             92,630                               89,147
                              ----------                         ----------                           ----------
      Total assets            $3,301,280                         $3,072,228                           $3,295,930
                              ==========                         ==========                           ==========

Interest-bearing liabilities:
  Deposits:
    Transaction accounts(4)   $  269,044       3,776    2.78%    $  268,047     $  7,473     2.79%    $  280,111   $  7,828    2.79%
    Term certificates of
      deposits                 1,308,314      37,443    5.68%     1,329,463     $ 75,618     5.69%     1,271,079     73,345    5.77%
                              ----------    --------             ----------     --------              ----------   --------
      Total deposits           1,577,358      41,219    5.18%     1,597,510       83,091     5.20%     1,551,190     81,173    5.23%
  Borrowings:
    FHLB advances                987,618      32,353    6.50%       848,733       57,442     6.77%       869,568     58,309    6.71%
    Securities sold under
      agreements to repurchase
      and other                  567,000      18,426    6.45%       418,784       28,202     6.73%       686,558     46,400    6.76%
    Promissory note payable       14,020         564    7.98%        12,852        1,026     7.98%        19,862      1,606    8.09%
    Senior notes                      --          --      --             --           --       --             --         --      --
                              ----------    --------             ----------     --------              ----------   --------
      Total interest-bearing
        liabilities            3,145,996      92,562    5.84%     2,877,879      169,761     5.90%     3,127,178    187,488    6.00%
                                            --------  ======                    --------   ======                  --------  ======
Noninterest-bearing
  liabilities                     48,071                             89,914                               33,075
                              ----------                         ----------                           ----------
      Total liabilities        3,194,067                          2,967,793                            3,160,253
Stockholders' equity             107,213                            104,435                              135,677
                              ----------                         ----------                           ----------
      Total liabilities and
        stockholders' equity  $3,301,280                         $3,072,228                           $3,295,930
                              ==========                         ==========                           ==========
Net interest-earning assets   $   99,411                         $  101,719                           $   79,605
                              ==========                         ==========                           ==========
Net interest income/interest
  rate spread                               $ 26,538    1.44%                   $ 52,903     1.57%                 $  48,668   1.36%
                                            ========  ======                    ========   ======                  ========= ======
Net interest margin                                     1.62%                                1.78%                             1.52%
                                                      ======                               ======                            ======
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                        103.16%                              103.53%                           102.55%
                                                      ======                               ======                            ======

-------------------------
(1) The average balance of loans receivable includes nonperforming loans, interest on which is recognized on a cash basis, and excludes the allowance for loans losses which is included in noninterest-earning assets.
(2) Includes all securities classified as held to maturity and available for sale, including the market valuation accounts.
(3) Includes cash and due from banks, equity securities, interest bearing deposits and FHLB stock.
(4)   Includes demand, passbook, NOW, and money market accounts.

Rate/Volume Analysis

         The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume).


                                      Year Ended December 31, 1998 compared to 1997
                              -----------------------------------------------------------

                                       Increase (decrease) due to
                              -------------------------------------------
                                                                                Total Net
                                                                                Increase
                                    Rate         Volume       Rate/Volume      (Decrease)
                                  --------      --------      -----------      ----------


Interest-earnings assets:
   Loans receivable               $(17,988)     $ 12,706        $ (2,191)       $ (7,473)
   Securities                       15,139       (43,271)         (8,360)        (36,492)
   Securities purchased under
     agreements to resell              (46)        1,875             (41)          1,788
   Other earning assets                 97           504              12             613
                                  --------      --------        --------        --------

Total net change in income
  on interest-earning assets        (2,798)      (28,186)        (10,580)        (41,564)
                                  --------      --------        --------        --------


Interest-bearing liabilities:
   Deposits:
     Transaction accounts           (1,053)          883            (128)           (298)
     Term certificates of
       deposit                      (3,564)       (4,135)            196          (7,503)
                                  --------      --------        --------        --------
       Total deposits               (4,617)       (3,252)             68          (7,801)
   Borrowings:
     FHLB advances                  (7,836)      (29,656)          5,944         (31,548)
     Securities sold under
       agreements to repurchase    (11,848)      (11,843)         12,521         (11,170)
     Promissory note payable          (583)         (583)            583            (583)
     Senior notes                       (2)        6,500              20           6,518
                                  --------      --------        --------        --------
Total net change in expense
  on interest-bearing
  liabilities                      (24,886)      (38,834)         19,136         (44,584)
                                  --------      --------        --------        --------
Change in net interest income     $ 22,088      $ 10,648        $(29,716)       $  3,020
                                  ========      ========        ========        ========



                                  Six Months Ended December 31, 1997 compared to 1996
                              ----------------------------------------------------------

                                       Increase (decrease) due to
                              ------------------------------------------
                                                                               Total Net
                                                                               Increase
                                 Rate           Volume       Rate/Volume      (Decrease)
                               --------        --------      -----------      ----------

                                                (Dollars in Thousands)
Interest-earnings assets:
   Loans receivable            $ (2,864)       $   (557)      $     30          $ (3,391)
   Securities                     3,745         (32,649)        (1,966)          (30,870)
   Securities purchased under
     agreements to resell            70             563             38               671
   Other earning assets            (239)            (73)             6              (306)
                               --------        --------       --------          --------

Total net change in income
  on interest-earning assets        712         (32,716)        (1,892)          (33,896)
                               --------        --------       --------          --------


Interest-bearing liabilities:
   Deposits:
     Transaction accounts          (133)            (41)             1              (173)
     Term certificates of
       deposit                     (186)           (189)             1              (374)
                               --------        --------       --------          --------
       Total deposits              (319)           (230)             2              (547)
   Borrowings:
     FHLB advances                2,958         (19,521)        (1,785)          (18,348)
     Securities sold under
       agreements to repurchase   2,854         (16,631)        (2,576)          (16,353)
     Promissory note payable         20            (460)           (16)             (456)
     Senior notes                     -               -          2,965             2,965
                               --------        --------       --------          --------
Total net change in expense
  on interest-bearing
  liabilities                     5,513         (36,842)        (1,410)          (32,739)
                               --------        --------       --------          --------
Change in net interest income  $ (4,801)       $  4,126       $   (482)         $ (1,157)
                               ========        ========       ========          ========


                                            Year Ended June 30, 1997 compared to 1996
                                   ---------------------------------------------------------

                                           Increase (decrease) due to
                                   ------------------------------------------
                                                                                   Total Net
                                                                                   Increase
                                     Rate           Volume        Rate/Volume     (Decrease)
                                   --------        --------       -----------     ----------


Interest-earnings assets:
   Loans receivable                $ (6,142)       $ 19,252        $ (1,234)       $ 11,876
   Securities                        (1,259)        (24,507)            229         (25,537)
   Securities purchased under
     agreements to resell               (77)          1,637            (394)          1,166
   Other earning assets                (101)           (914)             18            (997)
                                   --------        --------        --------        --------

Total net change in income
  on interest-earning assets         (7,579)         (4,532)         (1,381)        (13,492)
                                   --------        --------        --------        --------


Interest-bearing liabilities:
   Deposits:
     Transaction accounts               (19)           (337)              1            (355)
     Term certificates of
       deposit                       (1,048)          3,369             (48)          2,273
                                   --------        --------        --------        --------
       Total deposits                (1,067)          3,032             (47)          1,918
   Borrowings:
     FHLB advances                      543          (1,397)            (13)           (867)
     Securities sold under
       agreements to repurchase        (165)        (18,098)             65         (18,198)
     Promissory note payable            (20)           (567)              7            (580)
     Senior notes                         -               -               -               -
                                   --------        --------        --------        --------
Total net change in expense
  on interest-bearing
  liabilities                          (709)        (17,030)             12         (17,727)
                                   --------        --------        --------        --------
Change in net interest income      $ (6,870)       $ 12,498        $ (1,393)       $  4,235
                                   ========        ========        ========        ========

         Interest Income. Total interest and dividend income decreased by $41.6 million or 22.0% during the year ended December 31, 1998 as compared to the year ended December 31, 1997. Total interest and dividend income decreased by $33.9 million or 28.5% during the six months ended December 31, 1997, as compared to the same period in the prior year, and decreased by $13.5 million or 5.7% during the year ended June 30, 1997 compared to 1996. Interest income on loans receivable declined $7.5 million or 7.2% during the year ended December 31, 1998 as compared to the year ended December 31, 1997. Interest income on loans receivable decreased by $3.4 million or 6.4% during the six months ended December 31, 1997, as compared to the same period in the prior year, and increased by $11.9 million or 12.4% during the year ended June 30, 1997 compared to 1996. The decrease in interest income on loans during both the year ended December 31, 1998 and the six months ended December 31, 1997 comparative periods was due to a decline in the average yield earned on the Company's loan portfolio of 1.74% in the twelve month comparative periods and 56 basis points in the six month comparative periods. This decline in the average yield reflected, in part, the discontinuance of the Company's third-party automobile loan purchase activity, which generally carried higher yields than traditional real estate secured loans. The increase in interest on loans receivable during the year ended June 30, 1997 as compared to June 30, 1996 was primarily due to an increase in the average balance of loans outstanding of $174.2 million. During the year ended June 30, 1997, prior management significantly increased its originations of third-party automobile loans and continued its emphasis on the origination and purchase of commercial real estate loans.

         Interest income on securities and other interest-earning assets (which include mortgage-backed and related securities, including CMOs, U.S. Government and agency securities, FHLB stock and, during fiscal 1997, interest rate caps and floors and Student Loan Marketing Association preferred stock) declined by $34.1 million or 40.4% and $30.5 million or 46.3% during the year ended December 31, 1998 and the six months ended December 31, 1997, respectively, as compared to the same periods in the prior years. During the year ended June 30, 1997, interest income on securities and other interest earning assets declined $25.4 million or 18.1%. The decline in interest income on such investments during the twelve and six month comparative periods and during the year ended June 30, 1997 was primarily due to the decreases in the average balance of such investments of $671.3 million, $1.1 billion and $401.4 million during each respective comparative period. During the year ended June 30, 1997, the Company began reducing its securities holdings (primarily its COFI-based CMOs) through periodic bulk sale transactions which resulted in the sale of $743.9 million of securities during the year. During the six months ended December 31, 1997 and in connection with the Private Placement and the Redemption, new management of the Company determined that its remaining CMO portfolio was "other than temporarily impaired" in accordance with SFAS No. 115 and, pursuant to GAAP, wrote-down the portfolio by $54.7 million and sold $865.1 million of its COFI-based CMOs.

         Interest Expense. Total interest expense decreased by $44.6 million or 32.5% and $32.7 million or 35.4% during the year ended December 31, 1998 and the six months ended December 31, 1997, respectively, as compared to the same periods in the prior years. Total interest expense decreased by $17.7 million or 9.5% during the year ended June 30, 1997 compared to 1996. Interest expense on deposits is the largest component of the Company's interest-bearing liabilities. Interest expense on deposits declined by $7.8 million or 9.5% and $547,000 or 1.3% during the year ended December 31, 1998 and the six months ended December 31, 1997, respectively, when compared to the same periods in prior years. During the fiscal year ended June 30, 1997, interest expense on deposits rose $1.9 million or 2.4%. Average balance declines of interest-bearing deposits in both the twelve and six month comparative periods, coupled with declines in the costs of those funds, led to the declines in interest expense noted in those periods. During fiscal year ended June 30, 1997, average balance of interest-bearing deposits rose $46.3 million while the rates paid remained relatively stable causing a corresponding increase in interest expense during the year.

         Interest expense on FHLB advances declined $31.5 million or 80.7% and $18.3 million or 56.7% during the year ended December 31, 1998 and the six months ended December 31, 1997 due to the 75.9% and 60.3% respective decline in the average balance of those borrowings, when compared to the same periods in the prior years. Similarly, interest expense on reverse repurchase agreements declined $11.2 million or 94.3% and $16.4 million or 88.8% during the twelve and six month comparative periods. During the fiscal year ended June 30, 1997, interest expense on reverse repurchase agreements declined by $18.2 million or 39.2% and interest expense on FHLB advances declined by $867,000 or 1.5%. The significant declines in interest expense during all of the above comparative periods is due to the strategic balance sheet restructuring begun by the Company after the Private Placement and the Redemption and continuing through December 31, 1997. During this period, the Company began to reduce its securities holdings through periodic bulk sale transactions and utilized those proceeds to pay off its reverse repurchase agreements and pay down FHLB advances. Prior to this time, the Company's strategy had been to finance the purchase of mortgage-backed and related securities primarily through FHLB borrowings and reverse repurchase agreements.

         During the periods presented, interest expense on notes payable consisted of interest paid on a promissory note payable to the mother of the Selling Stockholders and, since September 8, 1997, interest accrued with respect to the Senior Notes. Interest expense on the promissory note amounted to $108,000, $1.0 million and $1.6 million during six months ended December 31, 1997 and years ended June 30, 1997 and 1996, respectively. On September 8, 1997, in connection with the closing of the Private Placement and the Redemption, the Company issued $80.0 million of the Senior Notes (which are due in September 2004 and bear interest at the rate of 11.0% payable semi-annually) and prepaid the promissory note held by the mother of the Selling Stockholders at a price equal to the principal amount thereof plus accrued and unpaid interest thereon. Interest expense and amortization of issuance costs on the Senior Notes (which began to accrue on September 8, 1997) amounted to $9.5 million and $3.1 million during the year ended December 31, 1998 and six months ended December 31, 1997, respectively.

         Provision for Loan Losses. The provision for loan losses is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on (i) an estimate by management of loan losses that occurred during the current period and (ii) an ongoing adjustment of prior estimates of losses occurring in prior periods. To serve as a basis for making this provision each quarter, the Company maintains an extensive credit risk monitoring process that considers several factors, including among other things, current economic conditions affecting the Company's customers, the payment performance of individual large loans and pools of homogeneous small loans, portfolio seasoning, changes in collateral values, and detailed reviews of specific large loan relationships. For large loans deemed to be impaired due to an expectation that all contractual payments will probably not be received, impairment is measured by comparing the Company's recorded investment in the loan to the present value of expected cash flows discounted at the loan's effective interest rate, the fair value of the collateral or the loan's observable market price. While management endeavors to use the best information available in making its evaluations, future adjustments to the allowance for loan losses may be necessary if economic conditions change substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require the Bank to recognize additions to its allowance based upon their judgments about information available to them at the time of their examination.

         The Company established provisions for loan losses of $1.5 million, $25.6 million, $28.4 million and $5.1 million during the year ended December 31, 1998, the six months ended December 31, 1997 and the years ended June 30, 1997 and 1996, respectively. During such respective periods, loan charge-offs (net of recoveries) amounted to $1.3 million, $16.5 million, $20.2 million and $6.5 million. The $25.6 million and $28.4 million provisions established during the six months ended December 31, 1997 and the year ended June 30, 1997 were intended primarily to cover realized and inherent losses with respect to the Company's portfolio of indirect automobile receivables. At December 31, 1997, the Company's portfolio of such indirect automobile loans had been sold. See "Business--Lending Activities--Consumer Loans."

         Noninterest Income. Total noninterest income (loss) amounted to $14.8 million, $(107.1) million, $(17.1) million and $10.3 million during the year ended December 31, 1998, the six months ended December 31, 1997 and the years ended June 30, 1997 and 1996, respectively. The components of noninterest income consist of deposit-related income, loan fees and loan service charges, net gains (losses) on sale of assets and other miscellaneous income. The noninterest income (losses) recognized during the year ended June 30, 1997 and the six months ended December 31, 1997 primarily related to losses incurred on the sale of securities and the liquidation of related hedges. During the three month period ended September 30, 1997, such sales resulted in $125.5 million of losses. These sales continued through December 31, 1997 as new management dramatically restructured the balance sheet of the Company. Specifically, during the quarter ended September 30, 1997, the Company (1) liquidated the hedging contracts previous management had entered into in an attempt to reduce the Company's exposure to interest rates, (2) sold the majority of its COFI-based CMO portfolio and (3) wrote-down the remaining COFI-based CMO portfolio to reflect market values. The market for fixed income securities improved during the three month period ended December 31, 1997 and continued sales from this portfolio resulted in a gain of $12.7 million reducing the loss to $112.8 million for the six months ended December 31, 1997. Net gains on sale of assets recognized during the year ended December 31, 1998 of $932,000 came as a result of the Company's sale of COFI-based CMOs, mortgages and consumer loans. The Company routinely sells mortgages and other longer-term loans with and without servicing released in order to manage interest-rate risk. See "--Asset and Liability Management." The noninterest income recognized during the year ended December 31, 1998 is reflective of the core noninterest income potential of the Company as this was the first year of operations occurring subsequent to the balance sheet restructuring discussed above.

         Noninterest Expense. Total noninterest expense declined $3.2 million or 7.4% during the year ended December 31, 1998 as compared to the year ended December 31, 1997. Similarly, total noninterest expense decreased by $6.7 million or 22.8% during the six months ended December 31, 1997, as compared to the same period in the prior year, while increasing $13.8 million or 39.0% during the year ended June 30, 1997. During the year ended June 30, 1997, the increase in noninterest expense came as a result of the one-time special SAIF assessment, as discussed below. In addition, during the year ended June 30, 1997, the Company's provision for uninsured risk and losses increased by $1.9 million or 140.5% due to the Company's reassessment of its potential liability with respect to the FDIC Case (as defined and discussed under "Business--Legal Proceedings"). The decrease in noninterest expense during the year ended December 31, 1998 as compared to the year ended December 31, 1997 was due primarily to nonrecurring charges associated with the Private Placement. The decrease in noninterest expenses attributable to the Private Placement was partially offset by increases in compensation and employee benefits during the year ended December 31, 1998 resultant from the Company's strategic development of a commercial business lending line of business. The decrease in noninterest expense during the six months ended December 31, 1996 was primarily due to the absence of the $10.3 million (before applicable tax benefits) special assessment which was recognized by the Company in September 1996 in connection with the recapitalization of the SAIF. Pursuant to legislation effective September 30, 1996, all SAIF member institutions were required to pay a one-time special assessment equal to 65.7 basis points for all SAIF-assessable deposits as of March 31, 1995. This legislation resulted in the recapitalization of the SAIF and, consequently, during the fourth calendar quarter of 1996, the FDIC lowered the Bank's assessment rates. See "Regulation--Regulation of Federal Savings Institutions--FDIC Assessments."

         Provision (Benefit) for Income Taxes. During the year ended December 31, 1998, the six months ended December 31, 1997 and the years ended June 30, 1997 and 1996, the Company recognized $10.3 million, $(44.1) million, $(11.9) million and $4.9 million, respectively, of provisions (benefits) for income taxes. At December 31, 1998, the Company had approximately $19.1 million and $176.4 million of net operating loss carryforwards available for federal and state income tax purposes, respectively. The state net operating loss carryforwards expire in varying amounts between 2006 and 2013. The federal net operating loss carryforwards expire in 2013. At December 31, 1997 and 1998, a valuation allowance for all available state net operating loss carryforwards was established as it was determined to be more likely than not that the benefit of the deferred tax asset would not be realized. Historically, the Company has generated income for federal income tax purposes. Based on the current strategy of new management, no valuation allowance for other deferred tax assets has been established as the Company believes it is more likely than not that sufficient income for federal income tax purposes will be realized. The change in ownership of the Company did not result in a limitation on the utilization of the net operating losses. See "--Taxation" and Note 15 of the Notes to Consolidated Financial Statements.

Asset and Liability Management

         Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Company to attempt to control risks associated with interest rate movements. In general, management's strategy is to match asset and liability balances within maturity categories to limit the Company's exposure to earnings variations and variations in the value of assets and liabilities as interest rates change over time. The Company's asset and liability management strategy is formulated and monitored by the Asset/Liability Management Committee, which is comprised of the Chief Executive Officer, the President, the Chief Financial Officer, the Director of Retail Operations and the Director of Commercial Real Estate of the Company, in accordance with policies approved by the Board of Directors of the Company. The Asset/Liability Management Committee meets monthly or as needed to review, among other things, the sensitivity of the Company's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, including those attributable to hedging transactions, purchase and sale activity, and maturities and prepayments of loans, investments and borrowings. The Asset/Liability Management Committee also approves and establishes pricing and funding decisions with respect to overall asset and liability composition and reports to the full Board of Directors.

         One of the primary goals of the Company's Asset/Liability Management Committee is to effectively increase the duration of the Company's liabilities and/or effectively contract the duration of the Company's assets so that the respective durations are matched as closely as possible. This duration adjustment can be accomplished either internally by restructuring the Company's balance sheet, or externally by adjusting the duration of the Company's assets and/or liabilities through the use of hedging contracts, such as interest rate swaps, caps and floors. Although the Company has in the past hedged its interest rate exposure externally through the use of various hedging contracts, the Company's current strategy is to hedge internally through the use of core transaction deposit accounts which are not as rate sensitive as other deposit instruments and FHLB advances, together with an emphasis on investing in shorter-term or adjustable rate assets which are more responsive to changes in interest rates, such as adjustable rate U.S. Government agency mortgage-backed securities, short-term U.S. Government agency securities and commercial and consumer loans. The foregoing strategies are more fully described below.

         A commonly used method for evaluating interest rate risk includes an analysis of the interest rate sensitivity "gap", which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. Normally, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Due to differences between institution's balance sheets, these variances may affect institutions differently. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

         The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 1998, based on the information and assumptions set forth in the notes below.

                                                                                       More Than
                                                         Three to       More Than     Three Years
                                        Within Three      Twelve       One Year to      to Five       Over Five
                                           Months         Months       Three Years       Years          Years        Total
                                        ------------     --------      -----------    -----------     ----------  ----------
                                                                (Dollars in Thousands)

Interest-earning assets (1):
   Loans receivable (2)                   $473,474      $ 277,424      $269,513      $193,037      $174,522       $1,387,970
   Securities (3)                          324,859         83,496       103,307        31,809        10,445          553,916
   Other interest-earning assets (4)        97,573             --            --            --            --           97,573
                                          --------      ---------      --------      --------      --------       ----------
       Total                              $895,906      $ 360,920      $372,820      $224,846      $184,967       $2,039,459
                                          ========      =========      ========      ========      ========       ==========

Interest-bearing liabilities:
   Deposits (5):
     Money market and NOW
       accounts                           $ 30,117      $  36,581      $ 66,466      $ 40,455      $ 74,061       $  247,680
     Passbook accounts                       2,611          7,832        16,723        12,389        35,408           74,963
     Certificates of deposit               345,484        611,773       232,099        23,354           605        1,213,315
   Borrowings:
     FHLB advances (6)                          --        155,000        25,000        40,000            33          220,033
     Senior notes                               --             --            --            --        80,000           80,000
                                          --------      ---------      --------      --------      --------       ----------
       Total                              $378,212      $ 811,186      $340,288      $116,198      $190,107       $1,835,991
                                          ========      =========      ========      ========      ========       ==========

Excess (deficiency) of interest-earning
   assets over interest-bearing
   liabilities                            $517,694      $(450,266)     $ 32,532      $108,648      $ (5,140)      $  203,468
                                          ========      =========      ========      ========      ========       ==========
Cumulative excess (deficiency) of
   interest-earning assets over
   interest-bearing liabilities           $517,694      $  67,428      $ 99,960      $208,608      $203,468       $  203,468
                                          ========      =========      ========      ========      ========       ==========
Cumulative excess (deficiency) of
   interest-earning assets over
   interest-bearing liabilities as
   a percent of total assets                 24.32%          3.17%         4.70%         9.80%         9.56%            9.56%
                                             =====           ====          ====          ====          ====             ====

-------------------------

(1) Adjustable-rate loans and securities are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they mature and fixed-rate loans and securities are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments based on, among other things, historical performance.
(2)  Balances have been reduced for nonaccrual loans.
(3) Does not include unrealized gain on securities classified as available for sale.
(4) Comprised of cash and due from banks, deposits with other banks and FHLB stock.
(5) Adjusted to take into account assumed annual decay rates which were applied against money market, NOW and passbook accounts.
(6)  Maturity based on call date rather than actual maturity date.

         Although interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, the Asset/Liability Management Committee also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and net portfolio value ("NPV"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and NPV that is authorized by the Board of Directors of the Company.

         The following tables set forth for the indicated dates the estimated dollar and percentage change in the Company's net interest income over a four quarter period and NPV based on the indicated changes in interest rates.


                                        December 31, 1998                              December 31, 1997
                                       Net Interest Income                            Net Interest Income
                                      (next four quarters)                            (next four quarters)
----------------------------  ------------------------------------------  ---------------------------------------------

                                Estimated Change                              Estimated Change
Change (in Basis Points) in        From Base             % Change                from Base                 % Change
   Interest Rates (1)               (000's)             from Base                 (000's)                 from Base
----------------------------  -------------------  ---------------------  ----------------------   ----------------------

          +300                    ($9,058)                  (14)               ($1,985)                     (4)

          +200                     (5,494)                   (8)                  (947)                     (2)

          +100                     (1,259)                   (2)                  (341)                     (1)

           0                       66,895(2)                  -                 47,508(2)                    -

          -100                     14,141                    21                    129                       -

          -200                     17,474                    26                    467                       1

          -300                     15,924                    24                  2,408                       5

                                          December 31, 1998                              December 31, 1997
                                                 NPV                                            NPV
                             ---------------------------------------------- ----------------------------------------------

                               Estimated Change                                 Estimated Change
Change (in Basis Points) in       From Base                  % Change              From Base                 % Change
   Interest Rates (1)              (000's)                  from Base               (000's)                 from Base
---------------------------  --------------------    ---------------------- ----------------------   ----------------------

          +300                    ($58,018)                    (43)                ($38,218)                   (25)

          +200                     (34,595)                    (26)                 (20,141)                   (13)

          +100                     (13,739)                    (10)                  (7,101)                    (5)

           0                       134,252                       -                  153,545                      -

          -100                       3,755                       3                    2,606                      2

          -200                       1,973                       1                   (2,235)                    (1)

          -300                      (6,771)                     (5)                  (8,469)                    (6)


-------------------------

(1) Assumes an instantaneous uniform change in interest rates at all maturities.
(2) The base net interest income is an estimate made by utilizing yields and rates on assets and liabilities in the existing balance sheet as of the dates shown adjusted for assumptions based on, among other things, future loan and deposit changes and estimated loan prepayment speeds.

         At December 31, 1998, the rate of change in net interest income is affected by an increase in loan prepayment speeds, which is reinvested in lower yielding short-term investments during down shocks. Also, lower rate-paying deposit accounts such as passbooks, money market and NOW accounts do not drop below 0% in 300 basis points down shocks. These factors cause the rate of change to be relatively flat in the down shocks. Conversely, the rate of change in net interest income in up shocks is affected by a decrease in loan prepayment speeds while all deposit accounts are able to reprice fully in each 100 basis point increment. The differences between December 31, 1997 and December 31, 1998 net interest income in the base case are mainly due to the acquisition of two financial institutions, increased loan growth, higher investment yields and reduced cost of deposits and borrowings. The difference within the down shocks is mainly due to December 31, 1998 down shocks taking into consideration the higher prepayment speeds that would result from reductions in the already relatively low interest rates that existed at that date.

         The differences between December 31, 1997 and December 31, 1998 NPV in the base case are mainly due to the goodwill (which is considered to have no market value) that was booked in 1998 from the two acquisitions; and shorter duration on deposit accounts as of December 31, 1998 reducing NPV; and net income for 1998. The differences in NPV between the up shocks at December 31, 1998 versus December 31, 1997 is mainly due to the shorter duration of deposit accounts.

         The model reflects only the effects of assumptions made by management while running the different interest rate shocks. The only variables between the different rate shocks are the interest rates and the prepayment speeds.

         The prepayment assumptions used in the model are based on historical and market estimates. Standard present value calculation methodology is used to discount the estimated future cash flows of assets and liabilities at appropriate discount rates. The market value for COFI-indexed CMOs is obtained through the Bloomberg calculator designated by the OTS.

         Management of the Company believes that the assumptions used by it to evaluate the vulnerability of the Company's operations to changes in interest rates are reasonable; however, the interest rate sensitivity of the Company's assets and liabilities and the estimated effects of changes in interest rates on the Company's net interest income and NPV could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based.

         The preceding discussion about the Company's risk management activities includes "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements.

Liquidity and Capital Resources

         Liquidity. Liquidity refers to the Company's ability to generate sufficient cash to meet the funding needs of current loan demand, savings deposit withdrawals, principal and interest payments with respect to outstanding borrowings and to pay operating expenses. It is management's policy to maintain greater liquidity than required in order to be in a position to fund loan originations, to meet withdrawals from deposit accounts, to make principal and interest payments with respect to outstanding borrowings and to make investments that take advantage of interest rate spreads. The Company monitors its liquidity in accordance with guidelines established by the Company and applicable regulatory requirements. The Company's need for liquidity is affected by loan demand, net changes in deposit levels and the scheduled maturities of its borrowings. The Company can minimize the cash required during the times of heavy loan demand by modifying its credit policies or reducing its marketing effort. Liquidity demand caused by net reductions in deposits are usually caused by factors over which the Company has limited control. The Company derives its liquidity from both its assets and liabilities. Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including deposits, advances from the FHLB of Topeka and other short and long-term borrowings.

         The Company's liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in short-term investments such as overnight money funds and short-term government agency securities. If the Company requires funds beyond its ability to generate them internally, various forms of both short and long-term borrowings provide an additional source of funds. At December 31, 1998, the Company had $130 million in borrowing capacity under a collateralized line of credit with the FHLB of Topeka, none of which was outstanding as of such date. The Bank does not currently accept brokered deposits as a source of liquidity, and does not anticipate a change in this practice in the foreseeable future.

         At December 31, 1998, the Company had outstanding commitments (including unused lines of credit) to originate mortgage and non-mortgage loans of $133.3 million. Certificates of deposit which are scheduled to mature within one year totaled $961.4 million at December 31, 1998, and the Company did not have borrowings that are scheduled to mature within the same period. The Company anticipates that it will have sufficient funds available to meet its current loan commitments and that, based upon past experience and current pricing policies, it can adjust the rates of certificates of deposit to retain a substantial portion of its maturing certificates and also, to the extent deemed necessary, refinance any maturing borrowings.

         During the year ended December 31, 1998, the Company began making interest payments on the Senior Notes, which were to be initially funded through an interest reserve account established with an independent trustee and subsequently through dividends from the Bank. The Senior Notes have an annual debt service requirement of $8.8 million (or $4.4 million for each semi-annual period). During the year ending December 31, 1999, the Company intends to fund the interest payments scheduled to be made on March 1, 1999 and September 1, 1999 through dividends from the Bank.

         Capital Resources. Federally insured savings institutions such as the Bank are required to maintain minimum levels of regulatory capital. See "Regulation--Regulation of Federal Savings Institutions--Regulatory Capital Requirements." The following table reflects the Bank's actual levels of regulatory capital and applicable regulatory capital requirements at December 31, 1998.

                                          Minimum Required                       Actual                         Excess
                                    -------------------------------  -------------------------------   -----------------------------
                                        Percent          Amount          Percent          Amount          Percent        Amount
                                    --------------  ---------------  --------------   --------------   -------------  --------------
                                                                      (Dollars in Thousands)

         Tangible capital                1.50%         $ 31,218          7.61%          $ 158,362           6.11%       $ 127,144
         Core capital (1)                3.00            62,448          7.63             158,786           4.63           96,338
         Risk-based capital (2)(3)       8.00           106,669         13.08             174,398           5.08           67,729

--------------

(1) Does not reflect amendments which were proposed by the OTS in April 1991, which would increase this requirement to between 4% and 5%.\
(2) Does not reflect the interest-rate risk component to the risk-based capital requirement, the effective date of which has been postponed.
(3) Tangible and core capital are computed as a percentage of adjusted total assets and risk-based capital is computed as a percentage of adjusted risk-weighted assets.

Inflation and Changing Prices

         The Consolidated Financial Statements and related data presented have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars (except with respect to available for sale securities which are carried at market value), without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Recent Accounting Pronouncements

         Set forth below are recent accounting pronouncements which may have a future effect on the Company's operations. These pronouncements should be read in conjunction with the significant accounting policies which the Company has adopted that are set forth in the Company's Notes to Consolidated Financial Statements.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

         SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 with earlier application permitted. Management does not anticipate that this Statement will have a material adverse impact on the consolidated financial position or the future results of operations of the Company.

Year 2000 Compliance

         The Year 2000 could have a broad impact on the business environment in which the Company operates due to the possibility that many computerized systems across all industries will be unable to process information containing dates beginning in the Year 2000. The Company has established an enterprise-wide program to prepare its computer systems and applications for the Year 2000 and is utilizing both internal and external resources to identify, correct and test the systems for Year 2000 compliance. The Company had completed its reprogramming as of

December 31, 1998 and testing efforts will be substantially concluded by April 30, 1999. Further validation through testing will be conducted throughout calendar year 1999.

         The Company does not rely on in-house data processing or computer programming for its main frame banking applications. The Company's primary data processing vendor, AllTel, Inc., has a history of producing high quality banking applications and has assured the Company that its core applications will be capable of handling the Year 2000. The Company has been testing these applications in its own environment to validate these assurances.

         Because third party failures could have a material impact on the Company's ability to conduct business, questionnaires have been sent to substantially all of the Company's vendors and large commercial borrowers to certify that plans are being developed to address the Year 2000 issue. The returned questionnaires are currently being assessed by the Company, and are being categorized based upon readiness for the Year 2000 issues and prioritized in order of significance to the business of the Company. To the extent that business-critical vendors do not provide the Company with satisfactory evidence of their readiness to handle Year 2000 issues, contingency plans will be developed. Furthermore, information has been provided to large commercial borrowers regarding the potential business risks associated with the Year 2000 issue. The Company intends to make every reasonable effort to assess the Year 2000 readiness of these critical business partners and to create action plans to address the identified risks.

         The Company believes that it has substantially completed an assessment of the Year 2000 compliance status of all its information technology and non-information technology equipment as of December 31, 1998 and is now in the process of addressing the Year 2000 compliance of such equipment.

         Testing and remediation of all of the Company's systems and applications is expected to incrementally cost approximately $500,000 in 1999, excluding costs of Company employees involved in Year 2000 compliance activities, from inception in calendar year 1997 through completion in calendar year 1999. All estimated costs have been budgeted and are expected to be funded by cash flows from operations.

         The Company does not believe the costs and efforts related to the Year 2000 compliance project will be material to its financial position or results of operations. However, the cost of the project and the date on which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. Unanticipated failures by critical vendors and large commercial borrowers, as well as the failure by the Company to execute its own remediation efforts, could have a material adverse effect on the cost of the project and its completion date. As a result, there can be no assurance that these forward-looking estimates will be achieved and the actual cost and vendor compliance could differ materially from those plans, resulting in material financial risk.

                                    BUSINESS

Lending Activities

         General. As the Bank shifts its activities from those of a traditional savings and loan to those generally associated with a commercial bank, it has focused increasingly on the origination of commercial business loans within the Oklahoma market. Because the amount of commercial loans that may be made by a savings institution are limited to twenty percent of its total assets, the Bank has chosen to convert to a national banking association in order to accommodate the rapid growth of its commercial loan portfolio. See "Regulation--Regulation of Federal Savings Institutions." It has pursued this market by adding experienced lending officers with strong community ties and banking relationships, many of whom have left regional or national banks in the growing industry consolidation and are attracted by the Bank's relationship-oriented approach. The Bank will continue its historical patterns of originating residential and consumer loans through its own branch network and, in the case of commercial real estate loans, through a network of real estate brokers, mortgage bankers and unaffiliated financial institutions.

         The following table presents information on the Bank's consolidated loan portfolio as of the dates indicated:

                                        December 31,                                      June 30,
                                 --------------------------    --------------------------------------------------------
                                    1998           1997           1997           1996           1995           1994
                                 -----------    -----------    -----------    -----------    -----------    -----------
                                                                 (Dollars in Thousands)

Commercial(1)                    $   927,682    $   646,539    $   627,295    $   594,151    $   485,979    $   388,002
Residential real estate              344,565        281,565        281,606        280,264        281,986        291,706
Consumer                             101,738         38,717        114,925        146,107         40,408         18,391
Held for sale                         16,188          7,133          1,433            841            830         14,156
                                 -----------    -----------    -----------    -----------    -----------    -----------
     Total loans                   1,390,173        973,954      1,025,259      1,021,363        809,203        712,255
Less:
     Allowance for loan losses       (27,901)       (20,484)       (11,435)        (3,228)        (4,593)        (3,689)
                                 -----------    -----------    -----------    -----------    -----------    -----------

       Loans receivable, net     $ 1,362,272    $   953,470    $ 1,013,824    $ 1,018,135    $   804,610    $   708,566
                                 ===========    ===========    ===========    ===========    ===========    ===========

-------------------------

(1)      Includes loans secured by multi-family residential properties.

         Loan Origination and Review. The lending activities of the Bank are subject to the written, non-discriminatory underwriting standards and loan origination procedures established by the Bank's Board of Directors and management. Loan originations are obtained by a variety of sources, including direct customer solicitations, referrals from real estate brokers, mortgage bankers, unaffiliated financial institutions, existing customers, walk-in customers and advertising. In its present marketing efforts, the Bank emphasizes its customized personal service, competitive rates, and an efficient underwriting and approval process.

         The Bank has revised its underwriting procedures to streamline the credit approval process. It historically utilized a loan committee review procedure, which could take several weeks to approve a credit application. The Bank's increasing emphasis on commercial and consumer loans and its desire to meet customer needs require quicker response times. The Bank has implemented procedures that rely, in the case of residential real estate and consumer loans, on a credit scoring system and, in the case of commercial loans, on a peer or senior officer approval process, depending on the size of the loan. The Bank has also revised its credit review procedures to ensure the overall integrity of its loan portfolio. Management believes its credit approval and review processes are comparable to those used by other regional and national banks.

         Commercial Business Loans. At December 31, 1998, the Bank's commercial business loans amounted to $232.9 million or 16.8% of the total loan portfolio. Management believes this lending segment affords the Bank the greatest opportunity for market growth. At June 30, 1997, the Bank had no commercial business loans. The portfolio increase results from the Bank's creation in 1998 of a new corporate lending unit and the addition of 38 commercial lending officers and supporting staff. The added lending officers have an average of 18 years experience in the banking industry and most have strong community ties and banking relationships.

         Local's corporate lending activities are generally directed towards small to medium size Oklahoma companies with annual sales up to $100 million. Local's corporate lending division makes both secured and unsecured loans, although the majority of such lending is done on a secured basis. The average loan amount for new commercial business loans ranges from $1 to $3 million. Such loans are generally secured by the receivables, inventory, equipment, and/or general corporate assets of the borrowers. These loans are originated on both a one year line of credit basis and on a fixed-term basis ranging from one to five years. Commercial business loans generally have annual maturities and prime-based interest rates.

         The Bank imposes an in-house lending limit which is below the statutory lending limit. While the OTS statutory limit is 15% of an institution's unimpaired capital and surplus (or with respect to Bank, approximately $28.0 million at December 31, 1998), management of the Bank generally restricts single loans to $15 million in size, but may have exposure to any single borrower up to the legal lending limit.

         Commercial lending entails different and significant risks when compared to traditional thrift residential lending. These loans typically involve large loan balances to single borrowers and payment is typically dependent on the successful operation of the project or the borrower's business. These loans are also more likely to be adversely affected by unfavorable economic conditions. The Bank attempts to minimize its risk exposure by imposing stringent underwriting standards and continually monitoring the operation and physical condition of the collateral.

         Commercial Real Estate Loans. Under prior management, the Bank originated and purchased commercial real estate loans secured by properties located throughout the United States.

While new management expects to continue the origination and purchase of commercial and multi-family residential loans throughout the United States, it plans to emphasize the origination and purchase of loans secured by multi-family and commercial real estate located within the State of Oklahoma and surrounding states. The Bank recently added an experienced commercial real estate lender with over 15 years of experience in the Oklahoma City market. As a result, the Bank has expanded its origination of commercial real estate loans within its local market area.

         As of December 31, 1998, commercial real estate loans (which include multi-family residential loans) amounted to $694.8 million or 50.0% of the Bank's total loan portfolio. The Bank originates loans directly and through a network of mortgage bankers and correspondent banks throughout the country with whom the Bank has relationships. All originations and purchases undergo a three-step underwriting and evaluation process. First, an initial review of the loan is conducted by the originator to determine conformity to guidelines and consistency with the Bank's lending philosophy. An indication of pricing and terms may be issued in the case of loans which have already been originated. Second, once the indication is accepted by the borrower and a completed application submitted, a detailed underwriting is conducted in which both the originator and the Bank's in-house appraiser conduct an onsite inspection and analysis. Property valuations are performed by the Bank's staff as well as by independent outside appraisers approved by the Bank's Board of Directors. The Bank generally requires title, hazard and, to the extent applicable, flood insurance on its security property. Rent rates are analyzed and compared to market rents, reported occupancy is checked against evidence onsite, environmental issues are identified and the appropriate level of investigation is conducted and a final credit write-up is prepared. Finally, the Bank's closing department reviews the totality of work, including completeness of analysis and documentation, title searches, borrower background checks, appraisal and environmental reports and other pertinent data. Only after these three broad steps is a final approval and disbursement made.

         The Bank originates both fixed-rate and adjustable-rate commercial real estate loans. Fixed-rate commercial real estate loans generally have terms to maturity of between five and ten years and amortize over a period of up to 30 years. Adjustable-rate commercial real estate loans have similar terms and interest rates which generally adjust every six months, one-year, three years and five years in accordance with a designated index (either the London Interbank Offer Rate, the prime rate quoted in the Wall Street Journal or U.S. Treasury rates).

         Loan-to-value ratios on commercial real estate loans are generally limited to a maximum of 80% for apartments and manufactured housing communities (loans on real estate as distinguished from manufactured homes), 75% on mini-storage units and multi-tenant warehouses, 70% for offices and 65% for hotels and retail properties.

         Single-Family Residential Real Estate Loans. At December 31, 1998, the Bank's single-family residential mortgage loan portfolio amounted to $344.6 million or 24.8% of the total loan portfolio. All of the Bank's single-family residential mortgage loans are secured by properties located in the State of Oklahoma. The majority of the single-family residential loan portfolio consist of conforming loans (i.e., not insured or guaranteed by a federal agency) with an average balance of below $100,000 per loan. The single-family residential loan portfolio was originated through a centralized residential loan origination center. The Bank intends to sell virtually all of its new single family loan originations.

         The loan-to-value ratio, maturity and other provisions of the loans made by the Bank generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with market conditions and underwriting standards established by the Bank. The Bank's lending policies on single-family residential mortgage loans generally limit the maximum loan-to-value ratio to 95% of the lesser of the appraised value or purchase price of the property and generally all single-family residential loans in excess of an 80% loan-to-value ratio require private mortgage insurance.

         The Bank offers fixed-rate and adjustable-rate single-family residential loans with terms of 15 to 30 years. Such loans are amortized on a monthly basis with principal and interest due each month and customarily include "due-on-sale" clauses, which are provisions giving the Bank the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.

         Consumer Loans. Consumer loans totaled $101.7 million or 7.3% of the total loan portfolio as of December 31, 1998 and consisted of home equity loans, deposit secured loans, guaranteed student loans, automobile finance loans and property improvement and personal loans. Local originates consumer loans bearing both fixed and prime-based interest rates, primarily with terms of up to five years, other than second mortgage loans which may have longer terms. Under the Bank's home equity underwriting guidelines, loans are restricted to not more than $100,000, and the loan-to-value may not exceed 100% at origination, but this is not typical of most loans. Loans are originated directly through the branch network. Management expects increases in the volume of consumer loans and has directed advertising campaigns and new products toward this market segment, as well as making internal changes at the branch level to increase customer responsiveness.

Asset Quality

         Loan Delinquencies. When a borrower fails to make a required payment on a loan, the Bank attempts to cure the deficiency by contacting the borrower and seeking payment. Contacts are generally made following the 15th day after a payment is due (30th day in the case of commercial loans), at which time a late payment is assessed. In most cases, deficiencies are cured promptly. If a delinquency extends beyond 15 days (30 days in the case of commercial loans), the loan and payment history are reviewed and efforts are made to collect the loan. While the Bank generally prefers to work with borrowers to resolve such problems, when it appears no other alternatives are available, legal action is instituted.

         Nonperforming Assets. All loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of additional interest is deemed insufficient to warrant further accrual. As a matter of policy, the Bank does not accrue interest on loans past due 90 days or more except when the estimated value of the collateral and collection efforts are deemed sufficient to ensure full recovery. Consumer loans generally are written down when the loan becomes over 120 days delinquent. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Changes in
Financial Condition from December 31, 1997 to December 31, 1998--Nonperforming Assets and Allowance for Loan Losses."

         Assets acquired through foreclosure and repossession are recorded at estimated fair value, net of estimated selling costs at the date of foreclosure or repossession. The values of assets acquired through foreclosure and repossession are monitored by the Bank continually through sales and rental activities, and by updated appraisals and other valuation methods when needed. The allowance for losses on assets acquired through foreclosure and repossession represents an amount which management believes will be adequate to absorb losses from the disposition and/or revaluation of these assets. Additions or reversals of the allowance for losses on assets acquired through foreclosure and repossession are provided as an expense or a benefit, respectively, through the provisions for uninsured risks and losses on assets acquired through foreclosure and repossession in the accompanying Consolidated Statements of Operations. The allowance for losses is charged or reduced as losses through sales or revaluations are incurred.

         Classified Assets. The Bank adheres to internal procedures and controls to review and classify its assets. All assets are reviewed on a periodic basis. If warranted, all or a portion of any assets exhibiting the characteristics of risk associated with specific classifications are assigned those classifications. To monitor loans and to establish loss reserves, the Bank classifies its assets into the following five categories: pass, special mention, substandard, doubtful, and loss. Under federal regulations, each insured savings institution must classify its assets on a regular basis. In connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets, with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Special mention assets is a category established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to provide general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital up to certain amounts, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

         Allowance for Loan Losses. The Bank has established valuation allowances for estimated inherent losses in its loan portfolio by charging earnings for estimated losses on loans, including the related accrued interest, using a specific and percentage reserve method. The allowance for loan losses is established and maintained through a periodic review and evaluation of various elements which affect the loans' collectibility and any additional allowances required result in provisions for loan losses.

         The Bank's allowance for loan loss is assessed on a loan-by-loan basis for all commercial loans and on a portfolio basis for residential and consumer loans based on delinquency status. As described above, each individual commercial loan is assigned a risk classification by the responsible loan manager. Depending upon their risk classification, these loans are placed on a review cycle either annually or quarterly. All loans with risk classifications of substandard or doubtful are reviewed quarterly and all large loans are reviewed at least annually by officers of the loan review department. These officers are independent of the loan origination and underwriting process. During this review, the appropriateness of the assigned risk classification is assessed giving consideration to numerous factors including a review of individual borrowers' financial status, credit standing, available collateral and other relevant factors. On a quarterly basis, loss factors are applied to the basic risk classifications to determine the allowance for loan loss. The loss factors are established by management through consideration of historical loss experience, regulatory guidance, as well as other elements likely to cause estimated credit losses to differ from historical losses. Although the risk classification and loss factor process set forth above is used as a discipline in the establishment of the minimum allowance required, it is not a substitute for sound judgment. Prevailing and anticipated economic conditions, portfolio trends and other relevant factors are considered in management's assessment of the overall adequacy of the allowance. These other relevant factors include (i) change in lending policies and procedures, including underwriting standards and collection, charge-off and recovery practices, (ii) changes in the nature and volume of the portfolio, (iii) changes in the experience, ability and depth of lending management and staff, (iv) change in the quality of the Bank's loan review system and the degree of oversight by the institution's board of directors, (v) the existence and effect of any concentration of credit and changes in the level of such concentration and (vi) the effect of external factors such as competition on the Bank's current portfolio.

Investment Activities

         The Bank's securities portfolio is managed in accordance with a written investment policy adopted by the Board of Directors and administered by the Bank's Investment Committee. All transactions must be approved by the Investment Committee and reported to the Board of Directors.

         The Bank is authorized to invest in obligations issued or fully guaranteed by the U.S. Government, certain federal agency obligations, certain time deposits, negotiable certificates of deposit issued by commercial banks and other insured financial institutions, investment grade corporate debt securities and other specified investments such as mortgage-backed and related securities.

         The Bank invests in mortgage-backed and related securities, including mortgage participation certificates, which are insured or guaranteed by U.S. Government agencies and government sponsored enterprises. Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally U.S. Government agencies and government sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as the Bank. Such U.S. Government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") and the Government National Mortgage Association ("GNMA").

         Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The term of a mortgage-backed pass-through security thus approximates the term of the underlying mortgages.

         The Bank's mortgage-backed and related securities include CMOs, which include securities issued by entities which have qualified under the Internal Revenue Code of 1986, as amended (the "Code"), as real estate mortgage investment conduits ("REMICs"). CMOs and REMICs (collectively CMOs) have been developed in response to investor concerns regarding the uncertainty of cash flows associated with the prepayment option of the underlying mortgagor and are typically issued by governmental agencies, government sponsored enterprises and special purpose entities, such as trusts, corporations or partnerships, established by financial institutions or other similar institutions. A CMO can be collateralized by loans or securities which are insured or guaranteed by FNMA, FHLMC or GNMA. In contrast to pass-through mortgage-backed securities, in which cash flow is received pro rata by all security holders, the cash flow from the mortgages underlying a CMO is segmented and paid in accordance with a predetermined priority to investors holding various CMO classes. By allocating the principal and interest cash flows from the underlying collateral among the separate CMO classes, different classes of bonds are created, each with its own stated maturity, estimated average life, coupon rate and prepayment characteristics.

         In late 1996 and in anticipation of the proposed sale of the Company, prior management began reducing its securities, particularly its CMO holdings, through periodic bulk sale transactions. During the year ended June 30, 1997, the Bank sold $743.9 million of securities and recognized $29.6 million of losses with respect to such sales. At June 30, 1997, the Bank's securities portfolio amounted to $1.4 billion ($1.1 billion of which consisted of COFI-based CMOs) or 53.1% of total assets. As of such date, the Bank had $32.0 million of unrealized losses with respect to its securities portfolio (net of applicable tax benefits).

         After the Company's purchase, new management determined that its CMO portfolio was "other than temporarily impaired" and, in accordance with generally accepted accounting principles ("GAAP"), wrote-down its remaining CMO portfolio by $54.7 million. In addition, new management further reduced the Bank's securities portfolio, particularly its COFI-based CMOs. See "Prospectus Summary--The Company--Strategy for Growth" and Note 5 of the Notes to Consolidated Financial Statements.

Sources of Funds

         General. Deposits are the primary source of the Bank's funds for lending and other investment purposes. In addition to deposits, the Bank derives funds from loan principal repayments and advances from the FHLB of Topeka. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer-term basis for general business purposes.

         Deposits. As of December 31, 1998, the Bank accepted deposits through its 50 branch offices. Deposits are solicited on a regular basis directly through the Bank's customer base and through various advertising media within its market. The Bank offers several savings account and checking account plans to its customers. Among savings account plans, the Bank offers basic savings, short-term and long-term certificates of deposit, a variable rate IRA/Keogh and regular IRAs and Keoghs. The Bank offers checking account plans that range from a no-fee, no-interest plan to a variable-fee, bundled product plan that includes services or products such as personalized checks, ATM cards, overdraft protection, no annual fee Visa/MasterCard membership, safe deposit box discounts, cash management, lock box services and assistance with travelers checks.

         Interest rates paid, maturity terms, service fees and withdrawal penalties are established by the Bank, on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

         The Bank does not advertise for deposits outside its local market area or utilize the services of deposit brokers.

         As of December 31, 1998, the aggregate amount of outstanding time certificates of deposit in amounts greater than or equal to $100,000, was approximately $138.6 million. The following table presents the maturity of these time certificates of deposit at such date:

                                                  December 31, 1998)
                                                ----------------------
                                                (Dollars In Thousands

         3 months or less                             $ 41,389
         Over 3 months through 6 months                 28,637
         Over 6 months through 12 months                47,371
         Over 12 months                                 21,208
                                                      --------
                                                      $138,605
                                                      ========

         Borrowings. The Bank is a member of the FHLB and is authorized to apply for secured advances from the FHLB of Topeka. See "Regulation." The Bank uses advances from the FHLB to repay borrowings, meet deposit withdrawals and expand its lending and short-term investment activities.

         In the Private Placement, the Company issued $80.0 million of senior notes which are due in September 2004 and which bear interest at the rate of 11.0%, payable semi-annually. Unamortized debt issuance costs of approximately $3.7 million at December 31, 1998 was capitalized and is included in Other Assets as of such date. For additional information, see Note 12 of the Notes to Consolidated Financial Statements.

Subsidiaries

         The Bank is permitted to invest up to 2% of its assets in the capital stock of, or secured or unsecured loans to, subsidiary corporations, with an additional investment of 1% of assets when such additional investment is primarily for community development purposes. In addition, the Bank is permitted to make an unlimited investment in one or more operating subsidiaries, which are permitted to engage only in activities that the Bank may undertake directly. As of December 31, 1998, the Bank maintained 5 direct or indirect subsidiaries, consisting of Local Acceptance Company ("Local Acceptance"), Star Financial Services Corporation ("Star Financial"), Local Mortgage Corporation ("Local Mortgage"), Local Securities Corporation ("Local Securities"), and Star Properties, Incorporated ("Star Properties"). At December 31, 1998, the Bank's investment in its subsidiaries amounted to $2.6 million in the aggregate.

         Local Acceptance and Star Financial previously operated as indirect automobile finance subsidiaries. As discussed herein, the loan origination infrastructure of Local Acceptance and Star Financial has been dismantled and the automobile receivables have been sold.

         Local Mortgage was organized in 1995 as a Connecticut corporation for the primary purpose of originating commercial real estate loans. Local Mortgage is licensed to do business in Connecticut, Illinois and Texas. Local Mortgage's offices in Connecticut, Illinois and Texas are currently closed (and the corporation is currently inactive).

         Star Properties was organized in 1981 as an Oklahoma corporation for the purpose of acquiring, maintaining and managing real estate to be used for offices and related facilities of the Bank, as well as other fixed assets. Star Properties leases to the Bank, pursuant to certain written agreements, office furniture and fixtures at the Bank's branch offices. Star Properties has not made any purchases of real estate or office furniture and fixtures since 1985.

Offices and Other Material Properties

         The following table provides information on the Company's consolidated branch network as of December 31, 1998:


Branch Office Information                                                                                     Net Book Value of
                                                                                                                 Property and
                                                                                                                  Leasehold
                                    Ownership                              Size          Deposits as of        Improvements at
                                      Status         Lease Terms       (Square Feet)       12/31/1998         December 31, 1998
                                ----------------------------------------------------------------------------------------------------

                                                                                              (Dollars In Thousands)

Oklahoma City Metro:

Bethany Office                        Owned                -                2,650             $45,742              $   75
7723 N.W. 23rd Street
Bethany, OK 73008

Corporate Headquarters                Owned                -               70,000              48,521               5,139
3601 N.W. 63rd
Oklahoma City, OK 73116

Crown Heights Office                  Owned                -                1,800              20,566                 149
4716 North Western
Oklahoma City, OK 73118

Downtown Office                      Leased          $1,358.00/mo.          1,164              15,846                   7
100 West Park Avenue                                    5 Years
Oklahoma City, OK 73102                             Expires 1/31/04


                                       55


Branch Office Information                                                                                     Net Book Value of
                                                                                                                 Property and
                                                                                                                  Leasehold
                                    Ownership                               Size          Deposits as of       Improvements at
                                      Status          Lease Terms       (Square Feet)       12/31/1998        December 31, 1998
                                ----------------------------------------------------------------------------------------------------

Edmond Office                         Leased          $1,530/mo.            2,160             $30,666              $   88
301 South Bryant                                       10 Years
Edmond, OK 73034                                   Expires 1/31/2008

Santa Fe Office - Note(1)               -                  -                  -                     -                 196
412 S. Santa Fe
Edmond, OK 73003

May Avenue Office                     Owned                -               14,090              71,673                 305
5701 North May Avenue
Oklahoma City, OK 73112

Midwest City Office                   Owned                -                5,500              83,385                 412
414 North Air Depot
Midwest City, OK 73110

Moore Office                          Owned                -                1,500              18,496                  62
513 Northeast 12th Street
Moore, OK 73160

Norman Office                        Leased         Rent-See Note(2)        2,740              60,397                 575
2403 West Main Street                                  10 Years
Norman, OK 73069-6499                               Expires 3/31/05

Norman Office - Note(6)               Owned                -                5,000                   -                 170
2201 West Main Street
Norman, OK 73069-6499

Penn South Office                     Owned                -                2,650              44,393                  52
8700 South Pennsylvania
Oklahoma City, OK 73159

Portland Office                       Owned                -                1,800              40,057                 221
1924 North Portland
Oklahoma City, OK 73107

Quail Creek Office                    Owned                -                3,250              29,959                 629
12241 North May Avenue
Oklahoma City, OK 73120

Springbrook Office                    Owned                -                5,200              43,104                 282
6233 N.W. Expressway
Oklahoma City, OK 73132

Yukon Office                          Leased         $1,500/mo.             1,500              18,783                   4
1203 Cornwell                                          5 Years
Yukon, OK 73099                                    Expires 6/30/99


                                       56


Branch Office Information                                                                                     Net Book Value of
                                                                                                                 Property and
                                                                                                                  Leasehold
                                    Ownership                               Size          Deposits as of       Improvements at
Tulsa:                                Status          Lease Terms       (Square Feet)       12/31/1998        December 31, 1998
                                ----------------------------------------------------------------------------------------------------

Downtown Office                      Leased          $2,418.00/mo           3,316             $13,099              $    4
111 West 5th Street                                     5 Years
Tulsa, OK 74103                                    Expires 01/31/04
                                                        Note(3)

Harvard Office                       Leased          $2,291.67/mo           2,500              42,608                  89
3332 East 51st Street                                   Note(4)
Tulsa, OK 74135                                         5 Years
                                                    Expires 5/31/03

Hudson Office                        Leased          $6,676.17/mo.          6,374              24,417                   -
5801 East 41st Street                                   Note(4)
Tulsa, OK 74135                                         5 Years
                                                    Expires 6/30/99

Lewis Office                         Leased        Rent: See Note(5)        4,685              20,967                   -
2250 East 73rd Street                                   5 Years
Tulsa, OK 74136                                    Expires 11/30/01

Memorial Office                      Leased           $3,060/mo.            3,060              25,682                  34
8202 East 71st Street                                   5 Years
Tulsa, OK 74133                                     Expires 5/31/02

Yale Office                          Leased           $1,300/mo.            2,400              63,398                   -
2118 South Yale                                         5 Years
Tulsa, OK 74114                                     Expires 2/28/00

Other Locations:

Ardmore Office                        Owned                -                7,066              38,933                 133
313 W. Broadway
Ardmore, OK 73401

Broken Arrow Office                  Leased           $2,020/mo.            2,424              25,891                   6
3359 South Elm Place                                    3 Years
Broken Arrow, OK 74012                              Expires 5/31/99

Chandler Office                       Owned                -                1,600              16,297                 141
1804 East First Street
Chandler, OK 74834

Chickasha Office                      Owned                -                3,143              41,855                 102
628 Grand Avenue
Chickasha, OK 73018

Claremore Office                      Owned                -               15,100              52,079                 865
1050 Lynn Riggs Blvd.
Claremore, OK 74017


                                       57



Branch Office Information                                                                                     Net Book Value of
                                                                                                                 Property and
                                                                                                                  Leasehold
                                    Ownership                               Size          Deposits as of       Improvements at
                                      Status          Lease Terms       (Square Feet)       12/31/1998        December 31, 1998
                                ----------------------------------------------------------------------------------------------------

Clinton Office                        Owned                -                2,000             $34,882              $   49
1002 West Frisco
Clinton, OK 73601

Commerce Office                       Owned                -                4,608              21,180                 696
101 N. Mickey Mantle Blvd.
Commerce, OK 74339

Duncan Downtown Office                Owned                -                2,500              46,051                 112
1006 West Main Street
Duncan, OK 73533

Duncan North Office                   Owned                -                3,000              26,370                  84
2210 North Highway 81
Duncan, OK 73533

Elk City Office                       Owned                -               10,300              52,847                 192
200 Broadway
Elk City, OK 73644

Grove Office                          Owned                -                8,300              25,770               1,339
100 East Third
Grove, OK 74344

Lawton Downtown Office                Leased          $5,156/mo.            5,200              81,893                   -
1 S. W. 11th Street                                    10 Years
Lawton, OK 73501                                    Expires 3/31/03

Lawton Mall Office                    Leased         $2,744.61/mo.          3,400              21,517                  83
#10 Central Mall                                   10 Year Extension
Lawton, OK 73501                                    Expires 6/30/04

Lawton Financial Centre               Owned                -               25,900              58,344               2,919
6425 NW Cache Road
Lawton, OK 73505

Lawton Lee Blvd.                      Owned                -               12,000              65,689               1,129
1420 West Lee Blvd.
Lawton, OK 73501

Lawton Cache Road Office              Leased          $2,500/mo.            3,000              14,754                  50
2601 Cache Road                                        25 Years
Lawton, OK 73505                                    Expires 5/01/05

Lindsay Office                        Owned                -                1,200              19,441                  16
420 South Main
Lindsay, OK 73052

Miami Office                          Owned                -                7,410              34,860                 887
123 East Central
Miami, OK 74354


                                       58


Branch Office Information                                                                                     Net Book Value of
                                                                                                                 Property and
                                                                                                                  Leasehold
                                    Ownership                               Size          Deposits as of       Improvements at
                                      Status          Lease Terms       (Square Feet)       12/31/1998        December 31, 1998
                                ----------------------------------------------------------------------------------------------------

Monkey Island Office - Note(1)       Leased           $2,625/mo.            3,600             $     -              $    -
Rt 3, Box 1133, Hwy 125                                 5 Years
Monkey Island, OK 74331                            Expires: 4/15/04

Muskogee Office                      Leased           $3,200/mo.            3,400              26,659                   -
2401 East Chandler                                      5 Years
Muskogee, OK 74403                                  Expires 7/31/03

Owasso Office                         Owned                -                1,100              15,473                  84
201 East 2nd Street
Owasso, OK 74055

Pauls Valley Office                   Owned                -                2,280              22,562                  95
700 West Grant
Pauls Valley, OK 73075

Purcell Office                       Leased            $600/mo.               722              16,153                   -
422 West Main                                           2 Years
Purcell, OK 73080                                   Expires 7/31/99

Sand Springs Office                  Leased          $2,167.50/mo.          3,214              41,285                   1
800 East Charles Page Blvd.                            10 Years
Sand Springs, OK 74063                              Expires 3/31/03

Springs Village                      Leased          $1,368.50/mo.          1,642              15,238                   2
3973 South Highway 97                                   3 Years
Sand Springs, OK 74063                              Expires 5/31/99

Shawnee Office                        Owned                -                2,650              30,947                  78
2512 North Harrison
Shawnee, OK 74801

Sulphur Office                        Owned                -                3,000              17,320                  74
2009 West Broadway
Sulphur, OK 73086

Sapulpa Office                        Owned                -                1,300              24,353                 466
911 East Taft
Sapulpa, OK 74066

Weatherford Office                    Owned                -                3,000              15,672                 100
109 East Franklin
Weatherford, OK 73096


-------------------------

(1) These branches are currently under construction. The Monkey Island branch is scheduled to open in April 1999.
(2) Monthly rent derived as follows: $4,000.00 (1st five years) and $4,200.00 (2nd five years).

(3) Monthly rent derived as follows: $2,418.00 (from 01/01/99 to 01/31/01); $2,556.00 (from 02/01/01 to 01/31/03) and $2,695.00 (from 02/01/03 to
         01/31/04).
(4)      Subject to rent increases each year on July 1.
(5) Monthly rent derived as follows: $3,768 (1st year); $4,003.50 (2nd year); $4,239 (3rd year); $4,474.50 (4th year) and $4,710 (5th year).
(6)      This branch is scheduled for closure in early 1999.

Legal Proceedings

         General. The Company and the Bank are involved in two significant legal proceedings. The first legal proceeding is pending between the Bank and the FDIC and concerns claims and liabilities arising out of an Assistance Agreement which was entered into by the Bank in conjunction with its acquisition of a predecessor institution during 1989 (the "FDIC Case"). The second legal proceeding is pending between the Company and the Selling Stockholders, prior to the Redemption in September 1997 pursuant to the terms and conditions of the Redemption Agreement, and concerns certain disputes and claims which have arisen with regard to the terms and conditions of the Redemption Agreement ("Redemption Agreement Case"). Each of these legal proceedings is discussed below.

         FDIC Case. The Bank's predecessor entities entered into an Assistance Agreement with the Federal Savings and Loan Insurance Corporation ("FSLIC"), the former government agency which administered the fund which previously insured all savings bank deposits, in December 1989 ("Assistance Agreement"). Federal law subsequently abolished the FSLIC and established a fund to assume all reserves, assets, debts, obligations and other liabilities of the FSLIC. The FDIC manages that fund and accordingly, assumed all of FSLIC's rights and obligations under the Assistance Agreement.

         In 1996, the Bank filed a lawsuit against the United States in the United States Court of Federal Claims in which it asserted that the United States had breached the terms of the Assistance Agreement and other related agreements by, among other things, pursuing and attaining the enactment of
Section 13224 of the Omnibus Budget Reconciliation Act of 1993 ("OBRA"). Section 13224 of OBRA changed certain federal income tax laws that had provided financial assistance and incentives to the Bank in connection with the Assistance Agreement (and possibly certain related agreements). In the lawsuit, the Bank seeks to recover for the loss of these tax benefits and for certain other claims relating to OBRA (the "FDIC Claim").

         Under the provisions of the Assistance Agreement, the FDIC is entitled to receive payments from the Bank for certain portions of tax benefits attributable to the acquired net operating loss carry forwards and other tax benefits which were realized by the Bank from certain items for which the FSLIC/FDIC provided assistance to the Bank under the Assistance Agreement. The FDIC has filed a counterclaim against the Bank in the FDIC Case ("FDIC Counterclaim") claiming that the Bank owes the FDIC a substantial amount of money with regard to the tax benefits realized by the Bank for which it has failed to make payment to the FDIC pursuant to the terms of the Assistance

Agreement ("Tax Benefits Payment"). Management, after consultation with legal counsel and based on available proceedings to date, has determined that the Bank will have some significant liability to the FDIC with respect to the FDIC Counterclaim. At December 31, 1998, the Company estimated this liability to be approximately $13 million, which has been reserved and is included in other liabilities in the Consolidated Statements of Financial Condition included herein (the "FDIC Reserve Amount").

         The Company believes that as of December 31, 1998, the FDIC's estimate of this liability was approximately $23.0 million. Pursuant to the terms of the Redemption Agreement, the Selling Stockholders have agreed to indemnify the Company with respect to the Assistance Agreement to the extent the Company is found to be liable to the FDIC on the FDIC Counterclaim for the Tax Benefits Payment in an amount in excess of the FDIC Reserve Amount. As an express term of the Redemption Agreement, upon consummation of the Redemption, the Company deposited $10 million of the purchase price to be paid to the Selling Stockholders for the Redemption of their stock into an escrow account to be available for such payment by the Selling Stockholders of the FDIC Counterclaim, if necessary.

         Since the Selling Stockholders have ultimate liability on the FDIC Counterclaim for the Tax Benefits Payment, the Redemption Agreement requires that all actions taken by the Company with regard to the litigation of the FDIC Case be consented to by the Selling Stockholders and that any settlement of the FDIC Case and/or of the FDIC Counterclaim be mutually agreed to by the Company and the Selling Stockholders. Because of the ongoing litigation between the Company and the Selling Stockholders with regard to the Redemption Agreement and certain positions taken by the Selling Stockholders concerning the resolution of the FDIC Counterclaim, as described below, this requirement for mutual consent has made it unfeasible for a settlement of the FDIC Case to be obtained, to date.

         In response to the Company's efforts to pursue a settlement proposal with the FDIC, the Selling Stockholders recently informed the Company that they believe that the more than $3.1 million amount, which is still owing by the FDIC to the Bank as an additional assistance payment under the terms and provisions of the Assistance Agreement (the "Remaining Assistance Amount"), should be offset against any net liability ultimately owing to the FDIC on the FDIC Counterclaim and thereby used to reduce the ultimate obligation of the Selling Stockholders to pay any amount of that liability which is in excess of the FDIC Reserve Amount. The Company vigorously disputes the position taken by the Selling Stockholders in this regard as the amount of the liability reflected in the FDIC Reserve Amount was determined without regard to (or any corresponding credit for) the FDIC Remaining Assistance Amount receivable and thus the purchase price which was paid by the Company to the Selling Stockholders was determined on the basis of a stockholders' equity which included the value of this Remaining Assistance Amount receivable of the Company. As a result, the Company has sought to amend its complaint in the Redemption Agreement Case, as described below, to add a cause of action seeking a declaratory judgment by the court that the Company is entitled to receive the payment of the Remaining Assistance Amount and that the

Selling Stockholders are not entitled to receive the economic benefit of offsetting that sum against their indemnity obligation. Settlement discussions of the FDIC Case may be delayed until that matter is resolved.

         Redemption Agreement Case. The Company has filed a lawsuit against the Selling Stockholders in the United States District Court for the Western District of Oklahoma pertaining to certain disputes and issues which have arisen under the Redemption Agreement. Initially, the lawsuit was filed by the Company in order to collect amounts which the Selling Stockholders owe to the Company pursuant to the Redemption Agreement with regard to excess losses experienced by the Company in the liquidation of the Company's hedging contracts which the Selling Stockholders are required to pay for pursuant to the terms and provisions of the Redemption Agreement. Subsequently, a cause of action was added to that lawsuit in order to have the court appoint an arbitrator to resolve disagreements between the Company and the Selling Stockholders as to the final closing date balance sheet of the Company. The final closing balance sheet was needed in order to be able to finally determine the "Adjusted Closing Equity" of the Company, as defined, as of the closing date of the Redemption, and thus calculate the purchase price adjustment which the Redemption Agreement requires be made based on that Adjusted Closing Equity.

         Pursuant to the Redemption Agreement, if the Company's unaudited consolidated stockholders' equity on the closing date of the Redemption (after adding back to total stockholders' equity, as determined on the final closing date balance sheet, certain amounts specified in the Redemption Agreement) i.e. the "Adjusted Closing Equity," is determined to be less than $144.5 million, then the purchase price paid to the Selling Stockholders would be reduced by the amount of such shortfall and the Selling Stockholders would, in such event, have to pay to the Company the amount of such shortfall. Five million dollars of the purchase price to be paid to the Selling Stockholders by the Company for the Redemption of their stock was deposited by the Company into an escrow account to be available to pay any amount that might be owing by the Selling Stockholders to the Company for such purchase price adjustment. If, on the other hand, the Adjusted Closing Equity is finally determined to be greater than $144.5 million, then the purchase price payable by the Company to the Selling Stockholders for the redemption would be increased by the amount of such excess, and the Company would be required to pay the Selling Stockholders such excess amount.

         The Company and Selling Stockholders were unable to agree on the amount of total stockholders' equity in the closing date balance sheet prepared by the Company and, in accordance with the procedures set forth in the Redemption Agreement, those disagreements were referred to binding arbitration before an independent certified public accountant who was ultimately designated for that purpose by the United States District Judge presiding over the Redemption Agreement Case. The arbitrator rendered his decision to the court and the parties on September 18, 1998 determining the amount of the total stockholders' equity in the final closing date balance sheet of the Company as of September 8, 1997. If, upon final determination by the court, the Adjusted Closing Equity is calculated on the basis of the amount of total stockholders' equity as determined by the arbitrator, the Company would anticipate that it would be obligated to pay an amount of less than $400,000 to the Selling Stockholders as additional purchase price under the Redemption Agreement. However, because of the positions taken by the Selling Stockholders (i) in defense of the Company's claim against them for recovery of the excess open hedges losses, and (ii) with regard to their entitlement to receive the economic benefit of the Remaining Assistance Amount, as discussed above, the Company contends that there can be no proper final determination of Adjusted Closing Equity until such time as all of these issues have been finally resolved by the court in the Redemption Agreement Case and thus that there should be no purchase price adjustment payment made, or related escrow account distributed, to the Selling Stockholders until then.

         In furtherance of that position, the Company has sought to amend its complaint in the Redemption Agreement Case to add as causes of action (i) the dispute as to whether the Company or the Selling Stockholders are entitled to the economic benefit of the Remaining Assistance Amount and (ii) that the court should make the final determination of Adjusted Closing Equity after all of the interrelated disputes under the Redemption Agreement are fully resolved. The Selling Stockholders have objected to the Company's proposed amendments to its complaint and have moved for partial summary judgment seeking to calculate Adjusted Closing Equity now in a manner that would result in a payment to them by the Company of an amount of less than $400,000, as additional purchase price, and the release to them of the $5 million escrow account. The Company has vigorously contested the Selling Stockholders' motion for partial summary judgment and their objections to the Company's amended complaint. As of this date, the United States District Judge has not ruled upon either the Company's or the Selling Stockholders' pending motions.

         In the ordinary course of business, the Company is subject to other legal actions and complaints. Management, after consultation with legal counsel, and based on available facts and proceedings to date, believes the ultimate liability, if any, arising from such legal actions or complaints, will not have a material adverse effect on the Company's consolidated financial position or future results of operations.

Competition and Segments

         Competition. As reported by an independent statistical reporting service, Local is currently the largest savings bank and fifth largest financial institution in Oklahoma based on deposits at May 20, 1998. Its deposits represent approximately five percent of the state's deposit market share. Local's operating goal is to provide a broad range of financial services with a strong emphasis on customer service.

         Local has substantial competition in lending funds and attracting and retaining deposits. The primary factors in competing for loans are the range and quality of lending services offered, interest rates and loan origination fees. In competing for commercial loans, Local's targeted growth segment, it believes that the personal relationships between lending officers and commercial borrowers is a primary factor. Competition for the origination of real estate loans normally comes from other savings and loans, commercial banks, mortgage bankers, finance and insurance companies. The primary factors in competing for deposits are the range and quality of financial services offered, the ability to offer attractive rates and the availability of convenient locations. There is direct competition for deposits from credit unions and commercial banks and other savings and loans. Additional significant competition for savings deposits comes from other investment alternatives, such as money market funds, credit unions, and corporate and government securities.

         Local expects increased competition. For a variety of reasons including legislative developments relating to interstate branching and the ownership of financial institutions, the consolidation within the financial services industry will likely continue. For Local, this trend means that the number of locally-owned financial institutions will decrease and that the Bank will increasingly compete against larger regional and national banks. While these larger regional and national banks will likely attract the largest Oklahoma businesses (sales over $100 million), Local believes that these large banks are unable to provide the relationship-oriented, customer service that Local provides its target customer base of small and medium-sized businesses, professionals and other individuals. Although the Bank has been able to compete effectively in its market areas to date, it can offer no assurance that the Bank will continue to do so in the future, especially with the rapid changes occurring within the financial services industry.

         Segments. The Company operates as one segment. The operating information used by the Company's chief operating decision maker for purposes of assessing performance and making operating decisions about the Company is the consolidated financial statements presented herein. Local has one active operating subsidiary, Local Securities Corporation ("Local Securities"), which is a registered broker-dealer under the Securities Exchange Act of 1934 and provides retail investment products to customers of Local. While Local Securities qualifies as a separate operating segment, it is not considered material to the consolidated financial statements for the purposes of making operating decisions and does not meet the 10% threshold for disclosure under Statement of Financial Accounting Standards ("SFAS") No. 131 "Disclosure About Segments of an Enterprise and Related Information."

Personnel

         As of December 31, 1998, the Company (on a consolidated basis) has 694 full-time employees and 133 part-time employees. The employees are not represented by a collective bargaining agreement and the Company believes that it has good relations with its employees.

Forward Looking Statements

         Certain statements contained in this Prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the "Act"), including, without limitation, the statements specifically identified as forward-looking statements within this Prospectus. In addition, certain statements in future filings by the Company with the Commission, in press releases, and in oral and written statements made by or with the approval of the Company which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to:
(i) projections of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items,
(ii) statements of plans and objectives of the Company or its management or Board of Directors, including those relating to products or services, (iii) statements of future economic performance and (iv) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

         In particular, this Prospectus contains forward-looking statements which include but are not limited to: management's efforts to refocus the Company's operations and implement new initiatives; the adequacy of the allowance for credit losses; interest rate risk management; Year 2000 data systems compliance issues; and the effect of legal proceedings on the Company's consolidated financial position, liquidity or results of operations.

         Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (i) the strength of the U.S. economy in general and the strength of the local economies in which operations are conducted; (ii) the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; (iii) inflation, interest rate, market and monetary fluctuations;
(iv) the timely development of and acceptance of new products and services and perceived overall value of these products and services by users; (v) changes in consumer spending, borrowing and savings habits; (vi) technological changes (including Year 2000 data systems compliance issues); (vii) acquisitions and integration of acquired businesses; (viii) the ability to increase market share and control expenses; (ix) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Company and its subsidiaries must comply; (x) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the FASB; (xi) changes in the Company's organization, compensation and benefit plans; (xii) the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; (xiii) the risks described in the "Risk Factors" Section; and (xiv) the success of the Company at managing the risks involved in the foregoing.

                                   MANAGEMENT

Directors

         The following table sets forth information with respect to the directors of the Company. Except as described above, there were and are no arrangements or understandings between the Company and any person pursuant to which such person has been elected as a director, and no director is related to any other director or executive officer of the Company by blood, marriage or adoption. At March 19, 1999, all directors and executive officers of the Company as a group owned 514,780 shares or 2.5% of the issued and outstanding Common Stock. For information with respect to the number of shares held by individual directors and officers, see "Selling Holders."

                                  Director      Term
         Name            Age       Since       Expires          Position
         ----            ---      --------     -------          --------

Edward A. Townsend        57        1997         2001      Chairman of the Board

Jan A. Norton             52        1997         2000      Director

Robert A. Kotecki         34        1997         2001      Director

George P. Nigh            71        1997         1999      Director

Kenneth W. Townsend       55        1997         1999      Director

Dr. Joseph A. Leone       65        1973         2000      Director

J. David Rosenberg        49        1998         2001      Director

Andrew M. Coats           64         --           --       Director nominee


Biographical Information

         Information concerning the principal position and principal occupation of each director of the Company during the past five years is set forth below.

         Edward A. Townsend. Mr. Townsend was elected as a director of the Company and the Bank immediately upon consummation of the Private Placement. At the same time, Mr. Townsend became Chairman and Chief Executive Officer of the Company and the Bank. From April 1994 until February 1998, Mr. Townsend served as Chairman and Chief Executive Officer of Green Country Bank, FSB, and Chief Executive Officer of its parent corporation, Green Country Banking Corporation. From January 1993 through March 1994, Mr. Townsend served as Senior Vice President of Stifel, Nicolaus & Company, an investment banking firm located in St. Louis, Missouri.

From October 1988 through September 1992, Mr. Townsend served as Chairman and President of the Bank. From 1967 to 1987, Mr. Townsend was employed in various positions at First National Bank and later InterFirst Corporation, both in Dallas, Texas.

         Jan A. Norton. Mr. Norton was elected as a director of the Company and the Bank immediately upon consummation of the Private Placement. At the same time, Mr. Norton became President of the Company and the Bank. Mr. Norton served as President of Green Country Bank from May 1994 until it was acquired by the Company.

         Robert A. Kotecki. Mr. Kotecki was elected as a director of the Company and the Bank immediately following the Private Placement in 1997. Since March 1993, Mr. Kotecki has served as Managing Director of Friedman, Billings, Ramsey & Co., Inc., an Arlington, Virginia investment banking firm specializing in financial institutions. From November 1988 through March 1993, Mr. Kotecki served as an Associate with Trident Financial Corp., an investment banking firm located in Raleigh, North Carolina.

         George P. Nigh. Governor Nigh was elected as a director of the Company and the Bank immediately following the consummation of the Private Placement in 1997. From July 1992 through June 1997, Governor Nigh served as President of the University of Central Oklahoma, where he had served as Distinguished Statesman in Residence for the previous five years. From January 1979 through 1987, Governor Nigh served as Governor of the State of Oklahoma. Prior to 1979, Governor Nigh served 16 years as Lt. Governor and eight years in the House of Representatives of the State of Oklahoma. Governor Nigh currently serves as a consultant for the Company in the area of community relations.

         Kenneth W. Townsend. Mr. Townsend was elected as a director of the Company and the Bank immediately following consummation of the Private Placement. Mr. Townsend has served as Executive Director of the National Cowboy Hall of Fame, Oklahoma City, Oklahoma, since January 1997. From August 1991 through June 1997, Mr. Townsend served as President of Boatsmen's First National Bank of Oklahoma, Oklahoma City, Oklahoma.

         Joseph A. Leone. Mr. Leone has served as a Director of the Company and the Bank since 1973. Since 1987, Mr. Leone has served as managing partner with MBI, Inc., a limited partnership which owns several commercial real estate properties located within Oklahoma. From 1978 through 1987, Mr. Leone served as Executive Vice Chancellor and Chancellor of the Oklahoma State System of Higher Education.

         J. David Rosenberg. Mr. Rosenberg is a practicing attorney and has been a partner of Keating Muthing & Klekamp, a Cincinnati, Ohio law firm, since prior to 1992. Mr. Rosenberg was elected as a director of the Company in February 1998.

         Andrew M. Coats. In October 1997, Mr. Coats was elected as a director of the Bank. Mr. Coats is a nominee for election to the Board of Directors at the Company's 1999 Annual Meeting of Stockholders. Mr. Coats served as the District Attorney of Oklahoma County from 1976 to 1980. He won the Democratic nomination for U.S. Senate from Oklahoma in 1980. In 1983, Mr. Coats was elected Mayor of Oklahoma City where he served until April 1987. Mr. Coats served as President of the law firm of Crowe & Dunlevy in 1987 and 1988 and served as President of the Oklahoma Bar Association in 1992. Mr. Coats is currently serving as the President of the American College of Trial Lawyers. On July 1, 1996, Mr. Coats became the Dean of the University of Oklahoma College of Law.

Executive Officers Who Are Not Directors

         Set forth below is information concerning the executive officers of the Company and the Bank who do not serve on the Board of Directors of the Company. No executive officer is related to any director or other executive officer of the Company or the Bank by blood, marriage or adoption, and there are no arrangements or understandings between a director of the Company or the Bank and any other person pursuant to which such person was elected an executive officer.

                                  Officer
             Name           Age    Since                Position
             ----           ---   -------               --------

    Robert L. Vanden         52     1990    Executive Vice President of the Bank
    Richard L. Park          67     1997    Executive Vice President
                                            and Chief Financial Officer
    Christopher C. Turner    40     1983    Executive Vice President of the Bank
    James N. Young           50     1998    Executive Vice President, President
                                            Tulsa Regional, and Manager of
                                            Commercial Lending of the Bank
    Harold A. Bowers         55     1998    Executive Vice President
                                            and Chief Credit Officer of the Bank
    William C. Lee           59     1998    Executive Vice President
                                            Operations Division of the Bank


         The executive officers serve until their successors are elected and qualified. No executive officer is related to any director or other executive office of the Company by blood, marriage or adoption. There are no arrangements or understandings between any director of the Company and any other person pursuant to which such person was elected an executive officer.

         Robert L. Vanden. Mr. Vanden, who is 52 years old, was elected as a director of the Bank immediately following consummation of the Private Placement. In addition, Mr. Vanden began serving as Executive Vice President of the Bank upon consummation of the Private Placement. From January 1997 until September 1997, Mr. Vanden served as President and Chief Executive Officer of the Bank. Since February 1990 through December 1996, Mr. Vanden served as

Executive Vice President of the Bank in charge of wholesale commercial lending. Prior to joining the Bank in February 1990, Mr. Vanden served as Executive Vice President of the Richard Gill Company and Gill Savings.

         Richard L. Park. Mr. Park, who is 67 years old, began serving as Executive Vice President and Chief Financial Officer of the Company and the Bank in charge of finance following consummation of the Private Placement. Mr. Park served as Chief Financial Officer of Green Country Bank from October 1996 until it was acquired by the Company. From January 1991 through May 1996, Mr. Park was Chief Financial Officer of Western Farm Credit Bank in Sacramento, California, the Eleventh District Bank in the Federal Farm Credit System. Mr. Park is a Certified Public Accountant.

         Christopher C. Turner. Mr. Turner, who is 40 years old, has served as Executive Vice President of the Bank in charge of residential and consumer lending, branch administration and marketing since October 1996. Prior to October 1996, Mr. Turner held various positions in the Internal Audit Department of the Company which he joined in November 1980.

         James N. Young. Mr. Young, who is 50 years old, serves as President, Tulsa Region and manager of Commercial Lending for the Tulsa and Oklahoma City markets. From 1973 to 1994, Mr. Young served in various commercial lending capacities with Bank of Oklahoma in both Tulsa and Oklahoma City, his last assignment being President, Oklahoma City. From 1994 to January 1998, he served as Senior Commercial Lending Manager for BankIV and its successors, Boatmen's Bank and NationsBank in Oklahoma City. His last position with NationsBank was President, Oklahoma City, and Senior Commercial Lending Manager for the state of Oklahoma. Mr. Young joined the Bank in February 1998.

         Harold A. Bowers. Mr. Bowers, who is 55 years old, serves as Executive Vice President and Chief Credit Officer. After serving four years as an officer in the United States Air Force, Mr. Bowers started his banking career with Liberty National Bank in Oklahoma City, Oklahoma. From 1970 to 1980 he served in various credit capacities ultimately serving six years as Manager of Loan Administration. In 1980 and 1981, he managed the Credit Department for Bank of Oklahoma, Tulsa, Oklahoma. From 1981 to 1998, Mr. Bowers served with NationsBank and its predecessor banks with both senior credit and commercial lending management responsibilities.

         William C. Lee. Mr. Lee, who is 59 years old, serves as Executive Vice President and is the Bank's principal Operations Officer. Mr. Lee joined the Bank in May 1998. Prior to joining the Bank, Mr. Lee was Executive Vice President and Chief Financial Officer of the Annuity Board of the Southern Baptist Convention, a pension and insurance management company, joining that institution in July 1991. Mr. Lee is a Director of Ultrak, Inc. and is a Certified Public Accountant.

Board of Directors Meetings and Committees of the Company

         Board Meetings and Committees. The Board of Directors held six meetings in 1998. Management also periodically conferred with directors between meetings regarding Company affairs. During 1998, all directors attended 75% or more of the total aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which they served.

         The Audit Committee is currently composed of Dr. Joseph A. Leone and Mr. Kenneth W. Townsend. It met five times in 1998 with all members attending 75% or more of these meetings. The Audit Committee recommends to the whole Board of Directors the selection of independent certified public accountants to audit annually the books and records of the Company, reviews the activities and report of the independent certified public accountants, and reports the results of the review to the whole Board of Directors. The Audit Committee also monitors the internal controls of the Company.

         The Compensation and Retirement Committee is currently composed of Dr. Joseph A. Leone, Chairman, Mr. Andrew M. Coats and Mr. Gene C. Howard. It met seven times in 1998 with all members participating. It sets the compensation levels of the Chief Executive Officer and the President, establishes a general framework for the short-term incentive program and administers Local Oklahoma's defined benefit pension plan.

         The Board has not delegated its functions to any other standing committees, and thus has not created executive, nominating or other similar committees.

Board of Directors Fees

         The Company pays its non-employee directors a quarterly retainer of $2,500. Those directors who are also a director of the Bank receive a per meeting fee of $500 (which includes telephonic board meetings) for service as a Bank director. The Company reimburses all ordinary and necessary expenses incurred in the conduct of its business. Non-employee committee members receive $300 per committee meeting. Mr. George P. Nigh also serves as public relations consultant to the Bank, for which he receives $48,000 per year, an office and an automobile allowance.

Executive Compensation

         Summary Compensation Table. The following table includes individual compensation information with respect to the Chairman of the Board and Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company, including officers of the Bank (the five are sometimes called the "named executive officers") for services performed in 1998, 1997 and 1996.

                                                                                                        Long Term
                                                                                                        Compen-
                                                                                                        sation
                                                              Annual Compensation(1)                    Awards
                                                ------------------------------------------------     ---------------

                                                                                      Other                             All Other
           Name and                                                                  Annual                              Compen-
      Principal Position          Year           Salary($)       Bonus($)        Compensation(2)      Options(#)(3)    sation($)(4)
---------------------------     -------         ----------      ---------       ----------------     ---------------  -------------

Edward A. Townsend                1998            320,000        175,000                --              811,640               --
Chief Executive Officer(5)        1997            100,711             --                --                   --          100,000

Jan A. Norton                     1998            240,000        160,000                --              304,365               --
President(5)                      1997             75,533             --                --                   --           50,000

Robert L. Vanden                  1998            225,000        175,000                --               25,000               --
Executive Vice President          1997            212,502        175,000                --                   --               --
                                  1996            175,000        140,000                --                   --               --

James N. Young                    1998            136,347        100,000                --               25,000           25,858
Executive Vice President(5)

Christopher C. Turner             1998            149,000         50,000                --               25,000               --
Executive Vice President          1997            118,503         30,000                --                   --               --
                                  1996             91,252         35,000                --                   --               --

-------------

(1) Amounts shown include cash and non-cash compensation earned and received by the named executive officers as well as amounts earned but deferred at their election.

(2) The Company provides various perquisites to certain employees including the named executive officers. In each case, the aggregate value of the perquisites provided to the named executive officers did not exceed the lesser of $50,000 or 10% of such named executive officers' annual salary and bonus.

(3) The options in this column were originally granted in 1997 and were replaced by options granted under the 1998 Plan.

(4) Amounts under this column reflect moving expense/housing allowance paid when these named executive officers began their service with the Company. See "Employment Agreements" below.

(5) Mr. Townsend and Mr. Norton became executive officers of the Company in September 1997. Mr. Young became an executive officer of the Company in February 1998. Prior to becoming executive officers of the Company, Messrs. Townsend, Norton and Young were not employed by the Company or its subsidiaries during the two years prior to that time.

Benefits

         Employment Agreements. The Company and the Bank (the "Employers") have entered into employment agreements with Mr. Edward A. Townsend and Mr. Jan A. Norton (the "Executives"). Under such employment agreements, the Employers will employ the Executives for a term of three years, which term shall be extended each year beginning at the end of the first anniversary of the effective date for a successive additional one-year period upon approval of the Employers' Board of Directors, unless either party elects, not less than 60 days prior to the annual anniversary date, not to extend the employment term. In addition, the annual base salaries for Messrs. Townsend and Norton will be $320,000 and $240,000, respectively, which is to be paid in monthly installments. The employment agreements further provide each of the Executives with the same employee benefits that are provided by the Bank to executive employees generally, provide for vacation and participation in the Bank's benefit plans, membership in a golf and country club in Oklahoma City, an automobile of a type and kind comparable to that which the Bank provides to its other executive officers, and a one time moving/housing allowance of $100,000 and $50,000 to Messrs. Townsend and Norton, respectively.

         Each of the foregoing employment agreements are terminable with or without cause by the Employers. The Executives will have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the Employers for cause. The employment agreements provide for certain benefits comparable to those of the severance agreements described below if the employment agreements are terminated by the Employers other than for cause or as a result of the Executive's death or disability.

         Severance Agreements. The Bank has entered into severance agreements with Mr. Robert L. Vanden, Mr. Christopher C. Turner and Mr. James N. Young to encourage their continued employment. The Bank also has entered into severance agreements with three other executive officers and amended the employment agreements of Mr. Edward A. Townsend and Mr. Jan A. Norton to add comparable severance provisions. These agreements provide for certain severance benefits if the executive's employment is terminated by the Bank without "cause" or by the executive for "good reason" (as those terms are defined in the severance agreements). Upon such termination of employment, the executive will be entitled to receive a lump sum severance payment equal to the executive's base salary. In addition, any vesting or other restrictions on the executive's stock options or other equity compensation benefit shall lapse and the option shall become immediately exercisable. Each severance agreement has a three-year term, which can be extended for up to two years after a change of control.

         Stock Option Plan. On September 23, 1998, the Company's Board of Directors adopted the Local Financial Corporation 1998 Stock Option Plan (the "1998 Plan"). Under the 1998 Plan, the Company may grant to eligible employees incentive and non-qualified stock options and stock appreciation rights. The Board adopted the 1998 Plan to align the interest of its executive management with those of the Company's stockholders by providing incentives that are directly linked to the proofitability of the Company's business and increases in stockholder value. The Company's ability to issue incentive stock options is subject to approval by the Company's stockholders.

         The Stock Option Plan will be administered and interpreted by a committee of the Board or Directors ("Committee"), which will interpret the plan and determine the number of shares subject to each option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable.

         The following table sets forth information concerning the grant of stock options during 1998 to the named executive officers.

                                            Individual Grants                                             Potential Realizable
                           ----------------------------------------------------                             Value at Assumed
                                                % of Total                                               Annual Rates of Stock
                              Number of           Options                                                Price Appreciation for
                             Securities           Granted                                                   Option Terms(1)
                             Underlying          Employees         Exercise          Expiration       ----------------------------
            Name             Options(2)           in 1998         Price($/sh)         Date(2)            5%($)           10%($)
---------------------      -------------       ------------     ---------------     -----------       ----------      ------------

Edward A. Townsend             811,640             60.8              10.00            9/23/08          5,104,360       12,935,451
Jan A. Norton                  304,365             22.8              10.00            9/23/08          1,914,135        4,850,794
Robert L. Vanden                25,000              1.9              10.00            9/23/08            157,224          398,436
James N. Young                  25,000              1.9              10.00            9/23/08            157,224          398,436
Christopher C. Turner           25,000              1.9              10.00            9/23/08            157,224          398,436


--------------------

(1) The assumed annual rates of increase are based on an annually compounded increase of the exercise price through the ten year option term.

(2) The options in this column were originally granted in 1997 and were replaced by options granted under the 1998 Plan.

         The following table set forth the number of unexercised options held by named executive officers as of December 31, 1998.


                                             Number of Unexercised
                                             Options at 12/31/98(1)
                                    ----------------------------------------

        Name                          Exercisable            Unexercisable
---------------------               ---------------        -----------------

Edward A. Townsend                      270,547                 541,093

Jan A. Norton                           101,455                 202,910

Robert L. Vanden                          5,000                  20,000

James N. Young                            8,333                  16,667

Christopher C. Turner                     5,000                  20,000

------------------------
(1)      These options are exercisable at $10.00 per share.

         Retirement Plan. The Bank has a defined benefit pension plan ("Retirement Plan") for all salaried and hourly employees who have completed one year of service with the Bank, its subsidiaries and any acquired company. In general, the Retirement Plan provides a benefit at an employee's "Normal Retirement Age" (age 65) according to the following formula: (a) 1.0% of Average Monthly Compensation times Years of Credited Service, plus (b) .65% of Average Monthly Compensation in excess of Covered Compensation, times years of Credited Service up to 35 years. "Average Monthly Compensation" equals the highest average of an employee's basic rate of compensation for any five consecutive plan anniversaries (July 1st) preceding retirement. "Covered Compensation" is the average annual compensation with respect to which Social Security retirement benefits would be provided at Social Security retirement age.

         During the year ended December 31, 1998, the Bank did not make a contribution to the Retirement Plan, as the plan was adequately funded and subject to the IRS "Full Funding Limitation." When subject to the Full Funding Limitation, no contribution is either required or deductible.

         The following table illustrates annual pension benefits for retirement at age 65 under various levels of compensation and years of Credited Service.

                                     Years of Credited Service
                    --------------------------------------------------------

  Final Average
  Compensation          15          20          25         30         35
-----------------   ---------   ---------   ---------   ---------  ---------


   $  80,000        $ 16,943    $ 22,590    $ 28,238   $ 33,886    $  39,533
      90,000          19,418      25,890      32,363     38,836       45,308
     100,000          21,893      29,190      36,488     43,786       51,083
     110,000          24,368      32,490      40,613     48,736       56,858
     120,000          26,843      35,790      44,738     53,686       62,633
     140,000          31,793      42,390      52,988     63,586       74,183
     160,000          36,248      48,495      60,743     72,991       85,238
     180,000          40,208      54,105      68,003     81,901       95,798
     200,000          44,168      59,715      75,263     90,811      106,358
     220,000          48,128      65,325      82,523     99,721      116,918

         The figures in the above table assume that the Retirement Plan continues in its present form and that the participants elect a 10-year certain and life annuity form of benefit.

         The maximum annual compensation which may be taken into account under the Code (as adjusted from time to time by the IRS) for calculating benefits and contributions under qualified defined benefit plans currently is $160,000 and the maximum annual benefit permitted under such plans currently is $130,000.

         The pension benefits listed in the table are not subject to any deduction for Social Security or other offset amounts.

         At December 31, 1998, Messrs. Townsend, Norton, Vanden, Turner and Young had 5, 1, 8, 18 and 1 years of Credited Service, respectively, under the Retirement Plan. Some of Mr. Townsend's years of Credited Service result from his prior employment by the Company from 1988 through 1992.

Certain Transactions

         Loans to Directors and Officers. The Bank provides loans to its directors and officers in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans do not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1998, and combining all loans to directors and executive officers in excess of

$60,000, the Bank had an amount outstanding of $716,063. This amount represented 0.6% of the Company's consolidated stockholders' equity as of that date.

         Investment Banking Arrangements. FBR acted as the placement agent for the Company in its 1997 sale of $197.0 million of Common Stock and $80.0 million of Senior Notes. For its services, FBR received placement fees of approximately $18.2 million, reimbursement of its out-of-pocket expenses, including legal fees, and indemnification against certain liabilities, including those under the securities laws. FBR also received warrants to purchase 591,000 shares at $10.00 per share, which equals the per share price of the Common Stock in the Private Placement. FBR has the right to cause the shares underlying these warrants to be registered for public sale. In addition, the Company retained FBR as its exclusive financial advisor in connection with various transactions, such as mergers, acquisitions, securitizations and tender offers, as well as capital markets financing for an initial period ending September 1999. It has received fees totaling $75,000 for these services.

         Acquisition of Green Country. On February 16, 1998, the Company acquired Green Country Banking Corporation in a merger for 837,209 shares of its common stock. The shares were issued to three Green Country stockholders, two of whom were Mr. Edward A. Townsend and Mr. Jan A. Norton, the Chairman and Chief Executive Officer of the Company and the President and Chief Operating Officer of the Company, respectively. Mr. Townsend received 415,027 shares and Mr. Norton received 29,052 shares in the merger. Under an agreement with the three Green Country stockholders, FBR purchased simultaneously 115,027 shares from Mr. Townsend, 4,052 shares from Mr. Norton and 273,130 shares from the third stockholder at $10.75 per share. The Company also agreed to register the shares issued in the merger for public sale. FBR acted as the Company's financial advisor in the merger and issued its fairness opinion to the Company.


                                   REGULATION

General

         The Bank is currently a federally chartered and insured stock savings bank subject to extensive regulation and supervision by the OTS, as the primary federal regulator of savings institutions, and the FDIC, as the administrator of the SAIF.

         The federal banking laws contain numerous provisions affecting various aspects of the business and operations of savings institutions and savings and loan holding companies. The following description of statutory and regulatory provisions and proposals, which is not intended to be a complete description of these provisions or their effects on the Bank, is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

Regulation of Savings and Loan Holding Companies

         Holding Company Acquisitions. The Company is currently a registered savings and loan holding company. The Home Owners' Loan Act, as amended (the "HOLA"), and OTS regulations generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring, directly or indirectly, the ownership or control of any other savings association or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

         Holding Company Activities. The Company currently operates as a unitary savings and loan holding company. There are generally no restrictions on the activities of a savings and loan holding company which holds only one subsidiary savings institution. However, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the Director may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings institution; (ii) transactions between the savings institution and its affiliates; and (iii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings institution subsidiary of such a holding company fails to meet a qualified thrift lender ("QTL") test, then such unitary holding company also shall become subject to the activities restrictions applicable to multiple savings and loan holding companies and, unless the savings institution requalifies as a QTL within one year thereafter, shall register as, and become subject to the restrictions applicable to, a bank holding company. See "--Regulation of Federal Savings Institutions--Qualified Thrift Lender Test."

         If the Company were to acquire control of another savings institution, other than through merger or other business combination with the Bank, the Company would thereupon become a multiple savings and loan holding company, which is generally subject to further restrictions.

         The HOLA requires every savings association subsidiary of a savings and loan holding company to give the OTS at least 30 days' advance notice of any proposed dividends to be made on its guaranteed, permanent or other non-withdrawable stock, or else such dividend will be invalid. See "--Regulation of Federal Savings Institutions--Capital Distribution Regulation."

         Affiliate Restrictions. Transactions between a savings association and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act. Affiliates of a savings association include, among other entities, the savings association's holding company and companies that are under common control with the savings association.

         In general, Sections 23A and 23B and OTS regulations issued in connection therewith limit the extent to which a savings association or its subsidiaries may engage in certain "covered transactions" with affiliates to an amount equal to 10% of the association's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings association and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings association or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

         In addition, under the OTS regulations, a savings association may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies; a savings association may not purchase or invest in securities of an affiliate other than shares of a subsidiary; a savings association and its subsidiaries may not purchase a low-quality asset from an affiliate; and covered transactions and certain other transactions between a savings association or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. With certain exceptions, each loan or extension of credit by a savings association to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

         The OTS regulations generally exclude all non-bank and non-savings association subsidiaries of savings associations from treatment as affiliates, except to the extent that the OTS or the Federal Reserve Board decides to treat such subsidiaries as affiliates. The regulations also requires savings associations to make and retain records that reflect affiliate transactions in reasonable detail, and provide that certain classes of savings associations may be required to give the OTS prior notice of affiliate transactions.

Regulation of Federal Savings Institutions

         Regulatory System. As a federally insured savings bank, lending activities and other investments of the Bank must comply with various statutory and regulatory requirements. The Bank is regularly examined by the OTS and must file periodic reports concerning its activities and financial condition.

         Although the OTS is the Bank's primary regulator, the FDIC has "backup enforcement authority" over the Bank. The Bank's eligible deposit accounts are insured by the FDIC under the SAIF, up to applicable limits.

         Federal Home Loan Banks. The Bank is a member of the FHLB System. Among other benefits, FHLB membership provides the Bank with a central credit facility. The Bank is required to own capital stock in an FHLB in an amount equal to the greater of: (i) 1% of its aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year, (ii) .3% of total assets, or (iii) 5% of its FHLB advances (borrowings).

         Liquid Assets. Under OTS regulations, for each calendar month, a savings institution is required to maintain an average daily balance of liquid assets (including cash, certain time deposits and savings accounts, bankers' acceptances, certain government obligations and certain other investments) not less than a specified percentage of the average daily balance of its net withdrawable accounts plus short-term borrowings (its liquidity base) during the preceding calendar month. This liquidity requirement, which is currently at 4%, may be changed from time to time by the OTS to any amount between 4% to 10%, depending upon certain factors. The Bank maintains liquid assets in compliance with this regulation.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to satisfy minimum capital standards: risk-based capital requirements, a leverage requirement and a tangible capital requirement. Savings institutions must meet each of these standards in order to be deemed in compliance with OTS capital requirements. In addition, the OTS may require a savings institutions to maintain capital above the minimum capital levels.

         All savings institutions are required to meet a minimum risk-based capital requirement of total capital (core capital plus supplementary capital) equal to 8% of risk-weighted assets (which includes the credit risk equivalents of certain off-balance sheet items). In calculating total capital for purposes of the risk-based requirement, supplementary capital may not exceed 100% of core capital. Under the leverage requirement, a savings institution is required to maintain core capital equal to a minimum of 3% of adjusted total assets. In addition, under the prompt corrective action provisions of the OTS regulations, all but the most highly-rated institutions must maintain a minimum leverage ratio of 4% in order to be adequately capitalized. See "--Prompt Corrective Action." A savings institution is also required to maintain tangible capital in an amount at least equal to 1.5% of its adjusted total assets.

         These capital requirements are viewed as minimum standards by the OTS, and most institutions are expected to maintain capital levels well above the minimum. In addition, the OTS regulations provide that minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings institutions, upon a determination that the savings institution's capital is or may become inadequate in view of its circumstances. The OTS regulations provide that higher individual minimum regulatory capital requirements may be appropriate under certain circumstances. Local is not subject to any such individual minimum regulatory capital requirement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Capital Resources."

         Certain Consequences of Failure to Comply with Regulatory Capital Requirements. A savings institution's failure to maintain capital at or above the minimum capital requirements may be deemed an unsafe and unsound practice and may subject the savings institution to enforcement actions and other proceedings.

         Prompt Corrective Action. The prompt corrective action regulation of the OTS, promulgated under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), requires certain mandatory actions and authorizes certain other discretionary actions to be taken by the OTS against a savings institution that falls within certain undercapitalized capital categories specified in the regulation.

         The regulation establishes five categories of capital classification:
"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under the regulation, the ratio of total capital to risk-weighted assets, core capital to risk-weighted assets and the leverage ratio are used to determine an institution's capital classification. At December 31, 1998, the Bank met the capital requirements of a "well capitalized" institution under applicable OTS regulations.

         In general, the prompt corrective action regulation prohibits an insured depository institution from declaring any dividends, making any other capital distribution, or paying a management fee to a controlling person if, following the distribution or payment, the institution would be within any of the three undercapitalized categories. In addition, adequately capitalized institutions may accept brokered deposits only with a waiver from the FDIC and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or rollover brokered deposits.

         Enforcement Powers. The OTS and, under certain circumstances, the FDIC, have substantial enforcement authority with respect to savings institutions, including authority to bring various enforcement actions against a savings institution and any of its "institution-affiliated parties" (a term defined to include, among other persons, directors, officers, employees, controlling stockholders, agents and stockholders who participate in the conduct of the affairs of the institution). This enforcement authority includes, without limitation: (i) the ability to terminate a savings institution's deposit insurance, (ii) institute cease-and-desist proceedings, (iii) bring suspension, removal, prohibition and criminal proceedings against institution-affiliated parties, and (iv) assess substantial civil money penalties. As part of a cease-and-desist order, the agencies may require a savings institution or an institution-affiliated party to take affirmative action to correct conditions resulting from that party's actions, including to make restitution or provide reimbursement, indemnification or guarantee against loss; restrict the growth of the institution; and rescind agreements and contracts.

         Capital Distribution Regulation. In addition to the prompt corrective action restriction on paying dividends, OTS regulations limit certain "capital distributions" by OTS-regulated savings institutions. Capital distributions are defined to include, in part, dividends and payments for stock repurchases and cash-out mergers.

         In January 1999, the OTS amended its capital distribution regulations to bring such regulations into greater conformity with the other bank regulatory agencies. Under the amended regulations, certain savings associations would not be required to make any filings with the OTS in connection with a capital distribution. Specifically, savings associations that would be well capitalized following a capital distribution would not be subject to any requirement for notice or application unless the total amount of all capital distributions, including any proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings association's net income for that year to date plus the savings association's retained net income for the preceding two years.

         Qualified Thrift Lender Test. In general, savings institutions are required to maintain at least 65% of their portfolio assets in certain qualified thrift investments (which consist primarily of loans and other investments related to residential real estate and certain other assets). Credit card and educational loans may now be made by savings associations without regard to any percentage-of-assets limit, and commercial loans may be made in an amount up to 10 percent of total assets, plus an additional 10 percent for small business loans. Loans for personal, family and household purposes (other than credit card, small business and educational loans) are now included without limit with other assets that, in the aggregate, may account for up to 20% of total assets. A savings institution that fails the QTL test is subject to substantial restrictions on activities and to other significant penalties. Savings associations may also qualify as a QTL not only by maintaining 65% of portfolio assets in qualified thrift investments but also, in the alternative, by qualifying under the Code as a "domestic building and loan association." The Bank is a domestic building and loan associations as defined in the Code and, at December 31, 1998, met the QTL Test.

         FDIC Assessments. The deposits of the Bank are insured to the maximum extent permitted by the SAIF, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action.

         Under FDIC regulations, institutions are assigned to one of three capital groups for insurance premium purposes--"well capitalized," "adequately capitalized" and "undercapitalized"--which are defined in the same manner as the regulations establishing the prompt corrective action system, as discussed below. These three groups are then divided into subgroups which are based on supervisory evaluations by the institution's primary federal regulator, resulting in nine assessment classifications. Effective January 1, 1997, assessment rates for both SAIF-insured institutions and Bank Insurance Fund ("BIF")-insured institutions ranged from 0% of insured deposits for well capitalized institutions with minor supervisory concerns to .27% of insured deposits for undercapitalized institutions with substantial supervisory concerns. In addition, an additional assessment of 6.4 basis points and 1.3 basis points is added to the regular SAIF-assessment and the regular BIF-assessment, respectively, until December 31, 1999 in order to cover Financing Corporation debt service payments.

         Both the SAIF and the BIF are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF has achieved the required reserve ratio, and as a result, the FDIC previously reduced the average deposit insurance premium paid by BIF-insured banks to a level substantially below the average premium previously paid by savings institutions. Banking legislation was enacted on September 30, 1996 to eliminate the premium differential between SAIF-insured institutions and BIF-insured institutions. The legislation provided that all insured depository institutions with SAIF-assessable deposits as of March 31, 1995 pay a special one-time assessment to recapitalize the SAIF. Pursuant to this legislation, the FDIC promulgated a rule that established the special assessment necessary to recapitalize the SAIF at 65.7 basis points of SAIF-assessable deposits held by affected institutions as of March 31, 1995. Based upon its level of SAIF deposits as of March 31, 1995, the Bank paid a special assessment of $10.3 million. The assessment was accrued in the quarter ended September 30, 1996.

         The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. There are no pending proceedings to terminate the deposit insurance of the Bank.

         Community Reinvestment Act and the Fair Lending Laws. Savings institutions have a responsibility under the Community Reinvestment Act ("CRA") and related regulations of the OTS to help meet the credit needs of their communities, including low-and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities, and failure to comply with the Fair Lending Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice.

         Safety and Soundness Guidelines. The OTS and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The OTS and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions.

         Change of Control. Subject to certain limited exceptions, no company can acquire control of a savings association without the prior approval of the OTS, and no individual may acquire control of a savings association if the OTS objects. Any company that acquires control of a savings association becomes a savings and loan holding company subject to extensive registration, examination and regulation by the OTS. Conclusive control exists, among other ways, when an acquiring party acquires more than 25% of any class of voting stock of a savings association or savings and loan holding company, or controls in any manner the election of a majority of the directors of the company. In addition, a rebuttable presumption of control exists if, among other things, a person acquires more than 10% of any class of a savings association or savings and loan holding company's voting stock (or 25% of any class of stock) and, in either case, any of certain additional control factors exist.

         Companies subject to the Bank Holding Company Act of 1956, as amended (the "BHCA"), that acquire or own savings associations are no longer defined as savings and loan holding companies under the HOLA and, therefore, are not generally subject to supervision and regulation by the OTS. OTS approval is no longer required for a bank holding company to acquire control of a savings association, although the OTS has a consultative role with the Federal Reserve Board in examination, enforcement and acquisition matters.

Effect of Possible Charter Conversion

         Bank Holding Company Regulation. In the event that the Bank completes the conversion of its charter to that of a commercial bank, the Company would become subject to the BHCA, would be required to register as a bank holding company, and would be subject to regulation and supervision by the Federal Reserve System and by the Comptroller of the Currency (the "Comptroller"). The Company has filed it application with the Federal Reserve Board in connection with the Bank's charter conversion. The Company also would be required to file annually a report of its operations with, and would be subject to examination by, the Federal Reserve System and the Comptroller.

         The BHCA prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, or increasing such ownership or control of any bank, without prior approval of the Federal Reserve Board. The BHCA also generally prohibits a bank holding company from acquiring any bank located outside of the state in which the existing bank subsidiaries of the bank holding company are located unless specifically authorized by applicable state law. No approval under the BHCA is required, however, for a bank holding company already owning or controlling 50% of the voting shares of a bank to acquire additional shares of such bank.

         The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the Federal Reserve Board is authorized to approve the ownership of shares by a bank holding company in any company, the activities of which the Federal Reserve Board has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to weigh the expected benefit to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

         The Federal Reserve Board has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include operating a mortgage company, finance company, credit card company, factoring company, trust company or savings association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services. The Federal Reserve Board also has determined that certain other activities, including real estate brokerage and syndication, land development, property management and underwriting of life insurance not related to credit transactions, are not closely related to banking and a proper incident thereto.

         A thrift holding company is not subject to any regulatory capital requirements. However, if the Company were to become a bank holding company, it would become subject to the capital adequacy rules of the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the BHCA. The Federal Reserve Board capital adequacy guidelines generally require bank holding companies to maintain total capital equal to 8% of total risk-adjusted assets, with at least one-half of that amount consisting of Tier I or core capital and up to one-half of that amount consisting of Tier II or supplementary capital. Tier I capital for bank holding companies generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stocks which may be included as Tier I capital), less goodwill and, with certain exceptions, intangibles. Tier II capital generally consists of hybrid capital instruments; perpetual preferred stock which is not eligible to be included as Tier I capital; term subordinated debt and intermediate-term preferred stock; and subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no additional capital) for assets such as cash to 100% for the bulk of assets which are typically held by a bank holding company, including multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Single-family residential first mortgage loans which are not past-due (90 days or more) or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighing system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

         In addition to the risk-based capital requirements, the Federal Reserve Board requires bank holding companies to maintain a minimum leverage capital ratio of Tier I capital to total assets of 3.0%. Total assets for this purpose does not include goodwill and any other intangible assets and investments that the Federal Reserve Board determines should be deducted from Tier I capital. The Federal Reserve Board has announced that the 3.0% Tier I leverage capital ratio requirement is the minimum for the top-rated bank holding companies without any supervisory, financial or operational weaknesses or deficiencies or those which are not experiencing or anticipating significant growth. Other bank holding companies will be expected to maintain Tier I leverage capital ratios of at least 4.0% to 5.0% or more, depending on their overall condition.

         The Company expects that upon conversion to a bank holding company it will be in compliance with the above-described Federal Reserve Board regulatory capital requirements.

         Commercial Bank Regulation. In the event that the Bank completes the conversion of its charter to that of a commercial bank, the Bank would become subject to extensive regulation and examination by the Comptroller. The Bank would continue to be subject to regulation and examination by the FDIC, which will continue to insure the deposits of the Bank. Additionally, contemporaneously with the Bank's conversion to a national banking association, the Company will become subject to extensive regulation and examination by the Federal Reserve System. At the same time, the Bank will become a member of the Federal Reserve System. The Bank has not yet been notified of the cost of acquiring its membership in the Federal Reserve System but does not believe it will be material. The Comptroller will supervise and regulate all areas of the Bank's operations including, without limitation, the making of loans, the issuance of securities, the conduct of the bank's corporate affairs, merger with or acquisition of other banks, capital adequacy requirements (which are very similar to the OTS' capital adequacy requirements), the payment of dividends and the establishment or closing of branches.

         Upon its conversion to a commercial bank regulated by the Comptroller of the Currency, the Bank will be required to maintain the minimum levels of regulatory capital required for commercial banks which consists of (i) Tier 1 core capital to net risk weighted assets ratio of 4.00%; (ii) Total capital (Tier 1 + Tier 2 [supplementary capital]) to net risk weighted assets ratio of 8.00%; and (iii) Leverage ratio (Tier 1 capital to total consolidated assets, as defined) of 3.00%. The Company expects that, upon the Bank's conversion to a commercial bank, the Bank will have capital which is well in excess of the above-described Comptroller of the Currency regulatory capital requirements.

                                    TAXATION

Federal

         General. The Company and its subsidiaries, including the Bank, are subject to federal income taxation under the Code in the same general manner as other corporations with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to the Bank. The Company's and its subsidiaries' consolidated federal income tax returns have been audited or closed without audit by the Internal Revenue Service ("IRS") through tax year 1993.

         Method of Accounting. For federal income tax purposes, the Company and its subsidiaries, including the Bank, currently report their income and expenses on the accrual method of accounting and use a tax year ending June 30 for filing their consolidated federal income tax returns. The Small Business Protection Act of 1996 (the "1996 Act") eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

         Bad Debt Reserves. Prior to the 1996 Act, the Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at the Bank's taxable income. As a result of the 1996 Act, the Bank must use the specific chargeoff method in computing its bad debt deduction beginning with its 1996 Federal tax return. In addition, the 1996 Act requires the recapture (over a six year period) of the excess of tax bad debt reserves at June 30, 1996 over those established as of June 30, 1988. The amount of the Bank's reserves subject to recapture as of December 31, 1998 amounted to approximately $17.2 million.

         Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to July 1, 1988 were subject to recapture into taxable income should the Bank fail to meet certain thrift asset and definitional tests. Federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should the Bank make certain non-dividend distributions or cease to maintain a bank charter.

         At December 31, 1998, the Bank's total federal pre-1988 reserves was approximately $13.3 million. This reserve reflects the cumulative effects of federal tax deductions by the Bank for which no federal income tax provision has been made.

         Minimum Tax. The Code imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

         Net Operating Loss Carryovers. A corporation may carry back net operating losses to the preceding three taxable years and forward to the succeeding 15 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At December 31, 1998, the Company and its subsidiaries had $19.1 million of net operating loss carryforwards for federal income tax purposes which expire in 2013. For taxable years beginning after August 5, 1997, a corporation may carry back net operating losses to the two preceding taxable years and carry forward and deduct from taxable income for the 20 succeeding taxable years.

         Consummation of the Private Placement and the Redemption in September 1997 caused an "ownership change" with respect to the Company for federal income tax purposes. As a result, the Company is subject to certain limitations in its ability to use any unrealized built-in losses and any net operating losses it may have had immediately prior to the ownership change to offset taxable income generated in taxable periods ending after the ownership change. Specifically, the Company's ability to use (i) any net unrealized built-in-losses possessed by the Company immediately before the ownership change to offset taxable income generated in taxable periods ending after the ownership change will be subject to an annual limitation (as described below) (the "Annual Limitation"), and (ii) any net operating losses, tax credits, or certain other losses and deductions possessed by the Company immediately before the ownership change to offset taxable income generated in taxable periods ending after the ownership change will be similarly subject to the Annual Limitation. The Annual Limitation is generally equal to the product of the value of the Company's outstanding stock immediately before the Private Placement (less certain capital contributions and after taking into account the value of certain redemptions or other corporate contractions that occur in connection with the ownership change) and the "long-term tax-exempt rate" (as defined in Section 382(f) of the Code).

         At the present time, the Company believes that it will be able to apply any tax attributes described in (i) and (ii) above that were possessed by the Company immediately before the ownership change in their entirety against taxable income in the succeeding taxable years. As such, the Company does not believe it will be subject to the Annual Limitation.

         Corporate Dividends-Received Deduction. The Company may exclude from its income 100% of dividends received from its subsidiaries, including the Bank, as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

State and Local

         Oklahoma State Taxation. The Company and its subsidiaries, including the Bank, are subject to an annual Oklahoma corporate income tax of 6% of their federal taxable income as computed under the Code, subject to certain prescribed adjustments. In addition to the Oklahoma corporate income tax, the Company and its subsidiaries are subject to an annual Oklahoma franchise tax, which is imposed at a rate of .125% on the capital used, invested or employed in Oklahoma, with a maximum franchise tax equal to $20,000 per annum. At December 31, 1998, the Company had approximately $176.4 million of net operating loss carryforwards available for Oklahoma state income tax purposes. The state net operating loss carryforwards expire in varying amounts between 2006 and 2013.

         Delaware State Taxation. As a Delaware holding company not earning income in Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware. The Delaware franchise tax is based on the Company's authorized capital stock or on its assumed par and no-par capital, whichever yields a lower result. Under the authorized capital method, each share is taxed at a graduated rate based on the number of authorized shares with a maximum aggregate tax of $150,000 per year. Under the assumed par value capital method, Delaware taxes each $1,000,000 of assumed par-capital at the rate of $200.

                                 SELLING HOLDERS

         The Local Securities were originally issued and sold by the Company in the Private Placement in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by the Company to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) or other "accredited investors" (as defined in Rule 501(a) under the Securities Act). The Local Securities issued to the stockholders of Green Country in connection with the Company's acquisition of Green Country on February 16, 1998, also are persons reasonably believed by the Company to be "accredited investors." The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Local Securities owned by each of them.

         The following table sets forth information with respect to the Selling Holders named herein and the shares of Common Stock and/or Senior Notes beneficially owned and offered hereby by such Selling Holders. Such information has been obtained from such Selling Holders. Except as otherwise disclosed herein, such Selling Holders do not have, or within the past three years have not had, any position, office or other material relationship with the Company or affiliates. Because such Selling Holders may offer all or some portion of the Common Stock or Senior Notes pursuant to this Prospectus, no estimate can be given as to the amount of the Common Stock or Senior Notes that will be held by such Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Common Stock and/or Senior Notes since the date on which it provided the information regarding their Common Stock and/or Senior Notes in transactions exempt from the registration requirements of the Securities Act. Finally, if required, additional Selling Holders may from time to time be identified and information with respect to such Selling Holders be provided in a Prospectus Supplement.

                                                Number of Shares of Common               Principal Amount of Senior
                                               Stock Beneficially Owned and              Notes Beneficially Owned and
        Name of Selling Holder                        Offered Hereby                           Offered Hereby
---------------------------------------- ---------------------------------------  -----------------------------------------
Albert Abramson                                            100,000                                       --
Jay B. Abramson                                             15,000                                       --
Acamas Anstalt                                              40,000                                       --
American Express Company                                    68,700                                       --
Angelo Gordon & Co., L.P.                                  750,000                                       --
Frank E. Antin                                               1,500                                       --
Lewis J. Antin                                               1,000                                       --
Norman B. Antin(1)                                           7,500                                       --
Bank West Financial Corporation                             20,000                                       --

                                                Number of Shares of Common               Principal Amount of Senior
                                               Stock Beneficially Owned and             Notes Beneficially Owned and
        Name of Selling Holder                        Offered Hereby                           Offered Hereby
---------------------------------------- ---------------------------------------  -----------------------------------------
Roger L. Benson, IRA                                         5,000                                       --
Paul Berger                                                 10,000                                       --
Robert F. Berish                                             1,000                                       --
Phoebe Berman                                                   --                                   25,000
Philip R. Bevan(1)                                           1,500                                       --
O. Francis Biendi, Jr.                                      50,000                                       --
Boston Partners Asset                                    1,726,600                                       --
  Management, L.P., as
  investment advisor for various
  clients
Boston Provident Partners, L.P.                              7,900                                       --
BP Institutional Partners, L.P.                              2,500                                       --
The Brown & Williamson                                          --                                  125,000
   Master Retirement Trust
Robert L. Bunnen Jr.                                         3,500                                   30,000
Butterfield Trust                                               --                                  500,000
Charles H. Byrd                                                 --                                  100,000
Alfred R. Camner                                            10,000                                       --
Capra Global Managed Assets                                     --                                  315,000
    Lt
CGMA Special Accounts LLC                                       --                                   35,000
Bill Cline                                                   5,000                                       --
College Retirement Equities                                 20,000                                       --
    Fund
Community Interests                                          2,000                                       --
Continental Casualty Company                             1,600,000                                6,000,000
Gerald B. Cramer                                            45,000                                       --
Cramer Rosenthal McGlynn,                                      449                                    7,000
    Inc.
Cramer Rosenthal McGlynn,                                    5,000                                       --
    LLC.
William W. Crawford, Jr.                                     5,000                                       --
CRM 1997 Enterprise Fund, LP                                50,000                                       --
CRM EFO Partners, L.P.                                      13,500                                  400,000
CRM Madison Partners, L.P.                                  62,300                                       --
CRM Partners, L.P.                                         191,000                                       --
CRM Retirement Partners, L.P.                              153,200                                       --

                                                Number of Shares of Common               Principal Amount of Senior
                                               Stock Beneficially Owned and             Notes Beneficially Owned and
        Name of Selling Holder                        Offered Hereby                           Offered Hereby
---------------------------------------- ---------------------------------------  -----------------------------------------
CRM US Value Fund, Ltd.                                     13,700                                  250,000
David S. Croyder                                             1,000                                   25,000
The Demoss Foundation                                       25,000                                       --
Diversified Long Term Growth                                10,000                                       --
  Fund, L.P.
Dolphin Offshore Partners, L.P.                            400,000                                       --
Drake Associates, L.P.                                      35,000                                       --
EBS Microcap Partners, L.P.                                  4,000                                       --
EBS Partners, L.P.                                          11,000                                       --
Edgewater Private Equity Fund                              192,500                                       --
   II, L.P.
Elsa Benson, Inc.                                            5,000                                       --
Emerson Electric Co.                                        82,200                                       --
Encinal Partners                                             8,000                                       --
Endicott Partners LP                                        20,000                                       --
EOS Partners, L.P.                                         100,000                                       --
Ernst Equities                                              10,000                                       --
Fall Creek Management                                       10,000                                       --
Manuel V. Fernandez                                         20,000                                       --
Fred M. Filoon                                               5,000                                       --
Financial Stocks, L.P.                                   1,842,300                                       --
First Security Fed Financial,                               10,000                                       --
   Inc.
Eileen Fitzsimons                                            2,500                                       --
FMI Focus Fund                                              10,000                                       --
FPA Crescent Portfolio                                          --                                1,000,000
Frank Russell Investment                                   129,300                                       --
  Management Company
  Diversified Equity Fund
Frank Russell Investment                                   157,900                                       --
  Management Company Equity
  Fund I
FBR Private Equity Fund, L.P.                              325,200                                       --
FBR                                                        591,000(2)                                    --
Victor J. Galan                                              5,000                                       --
Georgia Pacific                                            302,500                                       --
Sidney Greenberg                                            10,000                                       --

                                                Number of Shares of Common               Principal Amount of Senior
                                               Stock Beneficially Owned and             Notes Beneficially Owned and
        Name of Selling Holder                        Offered Hereby                           Offered Hereby
---------------------------------------- ---------------------------------------  -----------------------------------------
Gross Foundation, Inc.                                      20,000                                       --
Jeffrey D. Haas(1)                                           5,000                                       --
Rodney L. Hale                                                  --                                   10,000
John Hancock Advisors, Inc.                                400,000                                       --
Hartford Capital Appreciation                              100,000                                       --
  Fund
Heartland Value Plus Fund, a                                    --                                3,100,000
  Series of Heartland Group, Inc.
Heritage Interests                                             700                                       --
Highbridge International LLC                               425,000                                       --
Richard A. Horstmann                                       100,000                                       --
John H. F. Hoving, Inc.                                      1,000                                   25,000
Ingleside & Company                                        100,000                                       --
Inland Steel Industries, Inc.                              108,000                                       --
International Charitable Interests                           2,500                                       --
  II Trust
International Paper                                        135,000                                       --
John Colquitt Jackson                                       20,000                                       --
Janus Aspen Series High-Yield                                   --                                   30,000
  Portfolio
Janus Aspen Series Flexible                                     --                                  350,000
  Income Portfolio
Janus High-Yield Fund                                           --                                2,000,000
Gloria Jean Jones                                            2,500                                       --
Kaplan Nathan & Co.                                             --                                  250,000
Karfunkel Family Foundation                                     --                                  500,000
Lena Khatcherian                                             2,500                                       --
King Street Capital Management,                             50,000                                       --
  LLC
Jeffrey A. and April R. Koeppel(1)                           1,000                                       --
Robert A. Kotecki(3)                                        30,000                                       --
Landmark Bancshares Inc.                                    20,000                                   50,000
Lakeview Partners                                            7,500                                       --
Joe A. Leone(3)                                              5,000                                       --
Eli Levitan                                                 10,000                                       --
Lorraine & Urethane Employees                               10,000                                       --
  Pension Plan
Lorraine & Urethane Employees                                   --                                  100,000
  Pension Voluntary Contribution
Mainstay VP Series Fund On                                      --                                2,400,000

                                                Number of Shares of Common               Principal Amount of Senior
                                               Stock Beneficially Owned and             Notes Beneficially Owned and
        Name of Selling Holder                        Offered Hereby                           Offered Hereby
---------------------------------------- ---------------------------------------  -----------------------------------------
  Behalf of its Highyield
  Corporate Bond Fund
The Mainstay Funds on Behalf of
  its Strategic Income Fund                                     --                                  135,000
The Mainstay Funds on Behalf of                                 --                               14,790,000
  its Highyield Corporate Bond
  Fund
Greg Manocherian                                             5,000                                       --
Maverick Fund LDC                                          447,300                                       --
Maverick Fund USA, Ltd.                                    252,700                                       --
McColl Partners Limited                                     75,000                                       --
  Partnership
Clement C. Moore II                                         10,000                                       --
Mutual Beacon Fund (a Franklin                                  --                                1,400,000
  Mutual Series Fund)
Mutual Discovery Fund (a Franklin                               --                                1,000,000
  Mutual Series Fund)
Mutual Financial Services Fund                                  --                                  750,000
  (a Franklin Mutual Series Fund)
Mutual Qualified Fund (a Franklin                               --                                1,000,000
  Mutual Series Fund)
Mutual Shares Fund (a Franklin                                  --                                1,850,000
  Mutual Series Fund)
New South Capital Management,                              155,000                                2,000,000
  Inc.
George Nigh(3)                                               2,500                                       --
Northaven Partners, L.P.                                    60,000                                       --
Northaven Partners II, L.P.                                 96,000                                       --
Northaven Partners III, L.P.                                44,000                                       --
Jan A. Norton(3)                                            25,000                                       --
Oppenheimer Strategic Income                                    --                               10,000,000
  Fund
Oppenheimer Total Return Fund,                             400,000                                       --
  Inc.
Oppenheimer VA High Income                                      --                                  800,000
  Fund
Oppenheimer VA Strategic Bond                                   --                                  150,000
  Fund
Ratnam A. and Amita Oza                                      5,000                                       --
Pamela Equities Corp.                                      200,000                                       --

                                                Number of Shares of Common               Principal Amount of Senior
                                               Stock Beneficially Owned and             Notes Beneficially Owned and
        Name of Selling Holder                        Offered Hereby                           Offered Hereby
---------------------------------------- ---------------------------------------  -----------------------------------------
Paribas Corporation                                        100,000                                       --
Richard L. Park(3)                                           3,000                                       --
Pequot Offshore Private Equity                              33,715                                       --
  Fund, Inc.
Pequot Private Equity Fund, L.P.                           266,285                                       --
Martin Perlmutter                                            7,500                                       --
Joseph R. Piselli                                            2,000                                   25,000
Police Officers Pension System of                               --                                  325,000
  the City of Houston
Glen T. Presley                                              6,000                                       --
Michael Prober                                               2,500                                       --
Prospect Street High Income                                 25,000                                  500,000
  Portfolio Inc.
Putnam High Yield Trust                                         --                                6,700,000
Putnam High Yield Advantage                                     --                                5,500,000
  Fund
Putnam Diversified Income Trust                                 --                                2,800,000
Putnam Funds Trust-Putnam High                                  --                                1,300,000
  Yield Trust II
Putnam High Yield Fixed Income                                  --                                  200,000
  Fund, LLC
R & D Investment Partnership                                11,000                                       --
RJR Nabisco Defined Benefit                                162,800                                       --
  Master Trust
The Raptor Global Fund Ltd.                                324,800                                       --
The Raptor Global Fund L.P.                                119,400                                       --
Reams Equity Fund, L.P.                                    200,000                                       --
Rising Stars Offshore Fund                                  15,000                                       --
Ernest M. Rochester                                          7,250                                       --
Mark L. Rochester                                            7,250                                       --
Rose Foundation                                                 --                                  575,000
J. David Rosenberg(3)                                       80,000                                       --
Edward J. Rosenthal Keogh                                   10,000                                       --
Peter Rozema IRA                                            10,000                                       --
Jacob Safren                                                10,000                                       --
Wayne Saker                                                 20,000                                       --
Charla Sasha Foundation                                     10,000                                       --
Scott Scher                                                  2,500                                       --
Jeff A. Schugart and Mary L.                                20,000                                       --
  Schugart

                                                Number of Shares of Common               Principal Amount of Senior
                                               Stock Beneficially Owned and             Notes Beneficially Owned and
        Name of Selling Holder                        Offered Hereby                           Offered Hereby
---------------------------------------- ---------------------------------------  -----------------------------------------
Kathryn Sue Schugart                                         5,000                                       --
Irene Sinclair                                                  --                                   25,000
Robert S. Sinclair                                           1,000                                       --
Skat Capital, L.P.                                          20,000                                       --
Donald C. Smith                                                 --                                   50,000
Gordon V. and Helen C. Smith                                25,000                                1,000,000
  Foundation
Tildon W. Smith                                                 --                                  200,000
John P. Soukenik(1)                                          5,000                                       --
Jay Spellman                                                    --                                    1,000
Spring Street Partners, LP                                  25,000                                  500,000
John W. Tabner                                               1,000                                       --
Jack Thompson High Yield                                        --                                   20,000
Jack Thompson IRA Rollover                                      --                                   20,000
Raymond A. Tiernan(1)                                       10,000                                       --
Philip E. Timyan, Trustee for the                           40,000                                       --
  Philip E. Timyan Trust
Philip J. and Nancy L. Timyan                               60,000                                       --
Edward A. Townsend(3)                                      300,000                                       --
Kenneth W. Townsend(3)                                       2,500                                       --
Eugene Trainor III                                           2,500                                       --
Tudor Arbitrage Partners L.P.                               63,300                                       --
Tudor BVI Futures, Ltd.                                    222,400                                       --
Chaya Unger                                                 20,000                                       --
University of Notre Dame                                    20,600                                       --
The Upper Mill Capital                                      60,100                                       --
  Appreciation Fund Ltd.
DeWayne R. VonFeldt                                        120,000                                       --
Vulcan Materials Company                                        --                                   50,000
  Highyield Account
Weitz Series Fund, Inc. - Fixed                                 --                                  250,000
  Income Portfolio
Weitz Series Fund, Inc. - Value                                 --                                  750,000
  Portfolio
Daniel P. and Georgia H.                                     2,800                                       --
   Weitzel(1)
West Broadway Partners, LP                                 140,000                                  250,000
West Broadway Securities                                   160,000                                       --
George W. Wehrlin                                               --                                   20,000
Whitehall Properties, LLC                                  100,000                                       --

                                                Number of Shares of Common                Principal Amount of Senior
                                               Stock Beneficially Owned and              Notes Beneficially Owned and
        Name of Selling Holder                        Offered Hereby                           Offered Hereby
---------------------------------------- ---------------------------------------  -----------------------------------------
Whiting & Co.                                              900,000                                2,000,000
Shelby G. Willcox(4)                                         4,000                                   50,000
Aaron Wolfson                                               10,000                                       --
Ziff Asset Management, L.P.                                900,000                                       --
Harold Zirkin                                               10,000                                       --
Zweig-DiMenna Partners, L.P.                               349,000                                       --
Zweig-DiMenna Special                                      220,000                                       --
  Opportunities, LPC


---------------------

(1)  Norman B. Antin, Philip R. Bevan, Jeffrey D. Haas, Jeffrey A. Koeppel, John
     P. Soukenik, Raymond A. Tiernan and Daniel P. Weitzel are partners in Elias, Matz, Tiernan & Herrick L.L.P., which serves as special counsel to the Company and served as special counsel to the Company in connection with the Private Placement and this offering.

(2) In connection with the Private Placement, FBR received warrants to purchase 591,000 shares of Common Stock as consideration for its efforts as Placement Agent.

(3)  Consists of a director and/or executive officer of the Company.

(4)  Includes 1,000 shares of Common Stock as co-trustee with Lawrence Willcox.


         The Company has agreed to indemnify the Selling Holders against certain liabilities arising out of any actual or alleged material misstatements or omissions in the Registration Statement, other than liabilities arising from information supplied by the Selling Holders for use in the Registration Statement. Each Selling Holder, severally, but not jointly, has agreed to indemnify the Company against liabilities arising out of any actual or alleged material misstatements or omissions in the Registration Statement insofar as such misstatements or omissions were made in reliance upon written information furnished to the Company by such Selling Holder expressly for use in the Registration Statement.

                           DESCRIPTION OF SENIOR NOTES

General

         The Senior Notes have been issued pursuant to the Indenture between the Company and The Bank of New York, as trustee (the "Trustee"). The Indenture was qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon effectiveness of the Registration Statement of which this Prospectus forms a part. This summary of certain terms and provisions of the Senior Notes and the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, some of which are not otherwise defined herein, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act. See "Additional Information." Capitalized terms not otherwise defined herein have the meanings specified in the Indenture. The Indenture has been filed as in exhibit to the Registration Statement.

         The Senior Notes will mature on September 8, 2004. The Senior Notes are general unsecured obligations of the Company and rank senior to such other Indebtedness as the Company may incur that is not expressly subordinated to the Senior Notes. The Indenture generally restricts the incurrence of additional Indebtedness by the Company, except for certain Junior Indebtedness. See "--Certain Covenants--Limitations on Indebtedness."

         The Senior Notes are issuable and transferable only in registered form without coupons and only in denominations of $1,000 and any integral multiple above that amount.

         The Senior Notes bear interest from the date of their initial issuance, September 8, 1997, at the rate of 11.0% per annum, payable semi-annually in arrears on March 1 and September 1 of each year (each an "Interest Payment Date"), commencing March 1, 1998, to the holders of record at the close of business on the February 15 or August 15 (whether or not a business day), as the case may be, next preceding such Interest Payment Date (each, a "Regular Record Date"). Interest will be computed on the basis of a 360-day year of twelve 30-day months.

         The Senior Notes are not savings accounts or deposits and are not insured by the FDIC or by the United States or any agency or fund thereof. The Senior Notes are not secured by the assets of the Company or any of its Subsidiaries, including the Bank, or otherwise and do not have the benefit of a sinking fund for the retirement of principal or interest. Because the Company is a holding company that currently conducts substantially all of its operations through the Bank, the right of the Company to participate in any distribution of assets of the Bank, upon their liquidation or reorganization or otherwise (and thus the ability of Holders to benefit indirectly from such distribution), are subject to the prior claims of creditors of the Bank, including claims of depositors of the Bank. Additionally, distributions to the Company by the Bank, whether in liquidation, reorganization or otherwise, are subject to regulatory restrictions and, under certain circumstances, may be prohibited.

No Sinking Fund, Mandatory Redemption or Optional Redemption

         The Senior Notes are not entitled to the benefit of any sinking fund, mandatory redemption or optional redemption.

Certain Covenants

         The Indenture contains, among others, the following covenants:

         Limitations on Indebtedness. The Company may not create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to, or otherwise permit to exist any Indebtedness, except: (i) Indebtedness represented by the Senior Notes; (ii) Junior Indebtedness with a Stated Maturity of principal (or any required repurchase, redemption, defeasance or sinking fund payments) which is after the final Stated Maturity of the Senior Notes; (iii) Indebtedness the proceeds of which are immediately applied to redeem or repurchase Senior Notes and provided that if such Indebtedness is used to redeem or repurchase only a portion of the Senior Notes, such Indebtedness has a Stated Maturity of principal (or any required repurchase, redemption, defeasance or sinking fund payments) which is after the final Stated Maturity of the Senior Notes and (iv) Indebtedness specified in paragraph (b) of the definition of "Permitted Payment."

         The Company may not create, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to, or otherwise permit to exist, any Indebtedness (including any Indebtedness assumed in connection with the acquisition of assets from another Person or as a result of the merger of any Person with or into the Company) unless, at the time of such event, the principal amount of total Indebtedness of the Company would not exceed 100% of the Company's Consolidated Tangible Net Worth; provided that for purposes of this requirement, Indebtedness shall be net of any fund or interest reserve account which has been established to fund the payment of principal and/or interest on Indebtedness.

         Limitations on Restricted Payments. The Company may not, and may not permit any Subsidiary to, directly or indirectly, make any Restricted Payment if, at the time of such Restricted Payment or after giving effect thereto,

         (a) a Default or Event of Default shall have occurred and be continuing; or

         (b) the Company would fail to maintain sufficient Liquid Assets to comply with the terms of the covenant described below under "--Liquidity Maintenance;"

         (c) the Bank would fail to meet any of their respective applicable minimum capital requirements under the regulations of the OTS which are necessary to enable the Bank to qualify as an "adequately capitalized" institution under such regulations; or

         (d) the aggregate amount of all Restricted Payments (the amount of such payments, if other than in cash, having been determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution filed with the Trustee) declared and made after the Issue Date would exceed the sum of

             (i) 25% of the aggregate Consolidated Net Income (or, if such Consolidated Net Income is a deficit, 100% of such deficit) of the Company accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter during which the Issue Date occurred and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment, plus

             (ii) the aggregate Net Cash Proceeds received by the Company as capital contributions (other than from a Subsidiary) after the Issue Date, plus

             (iii) the aggregate Net Cash Proceeds and the Fair Market Value of property not constituting Net Cash Proceeds received by the Company from the issuance or sale (other than to a Subsidiary) of Qualified Capital Stock after the Issue Date; plus

             (iv) 100% of the amount of any Indebtedness of the Company or a Subsidiary that is converted into or exchanged for Qualified Capital Stock of the Company after the Issue Date;

provided, however, that the foregoing provisions will not prevent (x) the payment of a dividend within 60 days after the date of its declaration if at the date of declaration such payment was permitted by the foregoing provisions, (y) any Permitted Payment; or (z) the redemption of all of the shares of Common Stock of the Company which are issued and outstanding immediately prior to the date of the Indenture.

         Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company may not, and may not permit any of its Subsidiaries to, create, assume or otherwise cause or suffer to exist or to become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to:

         (a) pay any dividends or make any other distribution on its Capital Stock;

         (b) make payments in respect of any Indebtedness owed to the Company or any other Subsidiary; or

         (c) make loans or advances to the Company or any Subsidiary or to guarantee Indebtedness of the Company or any other Subsidiary;

         other than, in the case of (a), (b) and (c),

         (1) restrictions imposed by applicable laws and regulations;

         (2) restrictions existing under agreements in effect on the date of the Indenture;

         (3) consensual encumbrances or restrictions binding upon any Person at the time such Person becomes a Subsidiary of the Company so long as such encumbrances or restrictions are not created, incurred or assumed in contemplation of such Person becoming a Subsidiary;

         (4) restrictions on the transfer of assets which are subject to Liens;

         (5) restrictions existing under agreements evidencing Indebtedness which is incurred after the date of the Indenture as permitted by the covenants described above under "--Limitations on Indebtedness," provided that the terms and conditions of any such restrictions are no more restrictive than those contained in the Indenture; and

         (6) restrictions existing under any agreement which refinances or replaces any of the agreements containing the restrictions in clauses (2), (3) and (5); provided that the terms and conditions of any such restrictions are not less favorable to the Holders than those under the agreement evidencing or relating to the Indebtedness refinanced.

         Restrictions on Issuance and Sale or Disposition of Capital Stock of Subsidiaries. The Company (a) may not permit any Subsidiary to issue or sell any shares of its Capital Stock (other than to the Company or a Wholly Owned Subsidiary) and (b) except pursuant to existing agreements, options or option plans, may not permit any Person to own any shares of Capital Stock of any Subsidiary.

         Limitations on Transactions with Affiliates. The Company may not, and may not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (except that the Company and any of its Subsidiaries may enter into any transaction or series of related transactions with any Subsidiary of the Company without limitation under this covenant) unless: such transactions or series of related transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction in an arm's length dealing with a Person that is not such an Affiliate; with respect to any transaction or series of related transactions involving aggregate payments in excess of $500,000, the Company delivers an Officers' Certificate to the Trustee certifying that such transaction or series of transactions complies with clause (i) above and has been approved by a majority of the Board of Directors of the Company; and with respect to any transaction or series of related transaction involving aggregate payments in excess of $2 million, the Company delivers to the Trustee a written opinion of a nationally-recognized investment banking firm to the effect that the transaction or series of transactions are fair to the Company or such Subsidiary from a financial point of view. The limitations set forth in this paragraph will not apply to (a) transactions entered into pursuant to any agreement already in effect on the date of the Indenture, (b) any employment agreement, stock option, employee benefit, indemnification, compensation, business expense reimbursement or other employment-related agreement, arrangement or plan entered into by the Company or any of its Subsidiaries either (A) in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary or (B) which agreement, arrangement or plan was adopted by the Board of Directors of the Company or such Subsidiary, as the case may be, (c) residential mortgage, credit card and other consumer loans to an Affiliate who is an officer, director or employee of the Company or any of its Subsidiaries and which comply with the applicable provisions of 12 U.S.C. ss. 1468(b) and any rules and regulations of the OTS thereunder, (d) any Restricted Payments, (e) any issuance of capital stock to Messrs. Townsend and Norton in connection with the acquisition by the Company of Green Country, or
(f) any transaction or series of transactions in which the total amount involved does not exceed $250,000.

         Limitations on Liens and Guarantees. The Company may not create, assume, incur or suffer to exist any Lien upon (i) the Capital Stock of the Bank or (ii) any of the Company's property or assets (other than the Capital Stock of the Bank) now owned, or acquired after the date of the Indenture, or any income or profits from any such property or assets, as security for Indebtedness which may be incurred by the Company under the Indenture and having a contractual time to maturity greater than one year (other than the Senior Notes), without, in the case of either (i) or (ii), effectively providing that the Senior Notes will be equally and ratably secured with (or prior to) such Indebtedness, provided that if such Indebtedness is Junior Indebtedness, any security interest with respect to such Junior Indebtedness shall be subordinated to the security interest with respect to the Senior Notes to the same extent as such Junior Indebtedness is subordinated to the Senior Notes.

         The Company may not permit any Subsidiary of the Company, directly or indirectly, to guarantee or assume, or subject any of its assets to a Lien to secure, any Indebtedness which may be incurred by the Company under the Indenture (other than the Senior Notes) unless (i) such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of, or pledge of assets to secure, the Senior Notes by such Subsidiary on terms at least as favorable to the Holders as such guarantee or security interest in such assets is to the holders of such Indebtedness, except that in the event of a guarantee or security interest in such assets with respect to Junior Indebtedness, any such guarantee or security interest in such assets with respect to such Junior Indebtedness shall be subordinated to such Subsidiary's guarantee or security interest in such assets with respect to the Senior Notes to the same extent as such Junior Indebtedness is subordinated to the Senior Notes and (ii) such Subsidiary waives, and agrees that it and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary of the Company as a result of any payment by such Subsidiary under its guarantees.

         Liquidity Maintenance. The Company will, at all times when the Senior Notes are not rated in an investment grade category by one or more nationally recognized statistical rating organizations, maintain Liquid Assets with a value equal to at least 100% of the required interest payments due on the Senior Notes on the next succeeding semi-annual Interest Payment Date.

         Offer to Purchase upon a Change of Control. The Company will, upon the occurrence of a Change of Control, make an offer to purchase (an "Offer to Purchase"), and will, subject to the provisions described below, purchase, on a Business Day (the "Change of Control Purchase Date") not more than 60 days nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Senior Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to (but excluding) the Change of Control Purchase Date. The Company will, subject to the provisions described below, purchase all Senior Notes properly tendered in the Offer to Purchase and not withdrawn. Prior to the mailing of the notice to Holders provided for, as described below, the Company must (i) offer to repay in full all Indebtedness which by its terms requires repayment by the Company prior to any repurchase by the Company of the Senior Notes and repay the Indebtedness of each lender who has accepted such offer or
(ii) obtain the requisite consent under such Indebtedness to permit the repurchase of the Senior Notes. If a notice has been mailed when such condition precedent has not been satisfied, the Company will have no obligation to (and shall not) effect the purchase of Senior Notes until such time as such condition precedent is satisfied. Failure to mail the notice on the date specified below or to have satisfied the foregoing condition precedent by the date that the notice is required to be mailed shall in any event constitute a covenant Default under the Indenture. The Offer to Purchase is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Purchase Date.

         In order to effect such Offer to Purchase, the Company will, not later than the 30th day after the Change of Control, mail to each Holder a notice, which shall govern the terms of the Offer to Purchase and shall state, among other things: (i) that a Change of Control has occurred and an Offer to Purchase is being made, and that, although Holders are not required to tender their Senior Notes, all Senior Notes that are timely tendered will be accepted for payment; (ii) the purchase price and the Change of Control Purchase Date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed; (iii) that any Senior Note not tendered will continue to accrue interest; (iv) that any Senior Note accepted for payment pursuant to the Offer to Purchase will cease to accrue interest on and after the Change of Control Purchase Date; (v) the instructions that Holders



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


will be required to follow in order to have such Holders' Senior Notes repurchased; (vi) that Holders will be entitled to withdraw their election not later than the close of business on the third Business Day preceding the Change of Control Purchase Date and the instructions that Holders must follow in order to withdraw such election; and (vii) any other information necessary to enable Holders to tender their Senior Notes and to have such Senior Notes repurchased.

         On the Change of Control Purchase Date, the Company will (i) accept for payment Senior Notes tendered pursuant to the Offer to Purchase, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Senior Notes so tendered and (iii) deliver to the Trustee all Senior Notes so accepted together with an Officers' Certificate stating the principal amount of Senior Notes tendered to and accepted for payment by the Company. The Company will publicly announce the results of the Offer to Purchase on or as soon as practicable after the Change of Control Purchase Date. There can be no assurance that the Company will have sufficient financial resources to repurchase any or all of the Senior Notes at such time as it might be required to do so.

         Notwithstanding the foregoing, if any Senior Note accepted for payment is not so paid pursuant to the foregoing provisions of the Indenture, then, from the Change of Control Purchase Date until the principal and interest on such Senior Note is paid, interest will be paid on the unpaid principal and, to the extent permitted by law, on any accrued but unpaid interest thereon, in each case at the rate or rates prescribed therefor in the Senior Notes.

         Maintenance of Depository Institution Subsidiary. The Company will, subject to requirements governing consolidations, merges and conveyances, maintain at all times as a Wholly Owned Subsidiary an entity that is a bank or thrift or substantially similar institution subject to regulation by federal or state authorities and do all things necessary to ensure that savings accounts of the Bank or such other institution are insured by the FDIC or any successor organization up to the maximum amount permitted by the Federal Deposit Insurance Act and regulations thereunder or any succeeding federal law hereinafter enacted.

         Additional Covenants. The Indenture also contains covenants with respect to, among other things, the following matters: (i) payment of principal, premium and interest; (ii) maintenance of corporate existence; (iii) payment of taxes and other claims; (iv) maintenance of properties; (v) maintenance of insurance; and (vi) maintenance of books and records.

Merger and Consolidation

         The Indenture provides that the Company will not, in a single transaction or a series of transactions, consolidate or merge with or into or transfer, sell, lease or convey all or substantially all of its assets to another Person unless: (i) either the Company will be the entity surviving such merger or consolidation or the corporation formed by or surviving such consolidation or merger, or the Person to which such transfer, sale, lease or conveyance shall have been made, shall be a corporation duly organized and existing under the laws of the United States, any state thereof or the


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District of Columbia and will unconditionally expressly assume by a supplemental indenture hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Senior Notes and the Indenture; (ii) immediately before and immediately after giving effect to the transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to the transaction or series of transactions, the Company or the surviving entity, as applicable, and their respective banking and thrift subsidiaries, as applicable, will be in compliance with all applicable regulatory capital requirements; (iv) immediately after giving effect to the transaction or series of transactions, the Company or the surviving entity, as applicable, could incur at least $1.00 of additional Indebtedness without violating the limitations on Indebtedness provisions of the Indenture; and (v) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger, business combination, transfer, sale, lease or conveyance and such supplemental indenture complies with the Indenture and that all conditions precedent therein relating to such transaction have been complied with.

Modification of the Indenture; Waiver of Covenants

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of greater than 50% in aggregate principal amount of the Senior Notes then Outstanding; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Senior Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Note or reduce the principal amount thereof, premium, if any, or the rate of interest thereon or change any Place of Payment, or change the coin or currency in which any Senior Note or any premium or the interest thereon is payable or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof; (ii) reduce the percentage in principal amount of the outstanding Senior Notes, the consent of whose Holders is required for any such amendment or modification, or the consent of whose Holders is required for any waiver of compliance with the Indenture or certain defaults thereunder; and
(iii) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage in principal amount of outstanding Senior Notes required for such action or to provide that certain other provisions of the Indenture may not be modified or waived without the consent of the Holder of each Senior Note affected thereby.

         Notwithstanding the foregoing, without the consent of any Holders, the Company and the Trustee may modify or amend the Indenture (i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Senior Notes in accordance with the provisions of the Indenture described above under "--Merger and Consolidation;" (ii) to add any additional covenants of the Company for the benefit of the Holders, or to surrender any right or power conferred upon the Company in the Indenture or in the Senior Notes; (iii) to secure the Senior Notes or to add a guarantor; (iv) to comply with any requirements of the Commission in order to effect and maintain the qualification



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of the Indenture under the Trust Indenture Act; or (v) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided such action pursuant to clause (v) shall not adversely affect the interests of the Holders in any material respect.

         The Holders of greater than 50% in aggregate principal amount of the Senior Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

Events of Default

         An Event of Default is defined in the Indenture to include:

                  (i) failure by the Company to pay the principal of, or premium, if any, on any Senior Note when due and payable at maturity or upon redemption, acceleration or otherwise;

                  (ii) failure by the Company to pay interest on any Senior Note when due and payable, if such failure continues for a period of 30 days;

                  (iii) default in the performance, or breach, of the provisions described above under "--Merger and Consolidation;"

                  (iv) default, on the Change of Control Purchase Date, in the purchase of Senior Notes required to be purchased by the Company pursuant to an Offer to Purchase;

                  (v) failure by the Company to comply with any other agreement or covenant contained in the Indenture if such failure continues for a period of 30 days after notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the Senior Notes then Outstanding;

                  (vi) default by the Company or any Subsidiary of the Company in the payment of any Indebtedness of the Company or any Subsidiary of the Company after any applicable grace period after final maturity or in the event that final maturity is accelerated because of a default, which default is not cured, waived or consented to for 30 days and the total amount of such Indebtedness unpaid or accelerated is equal to or greater than 5% of the Company's Consolidated Tangible Net Worth;



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                  (vii) the existence of certain events of bankruptcy or
         insolvency of the Company or the Bank;

                  (viii) one or more final judgments, decrees or orders has been rendered against the Company or any Subsidiary for the payment of an amount of money which, individually or in the aggregate, is equal to or greater than 5% of the Company's Consolidated Tangible Net Worth and which remains unsatisfied for a period of 60 days without a stay of execution of any such judgment, decree or order; and

                  (ix) failure by the Bank to comply with any of its respective Regulatory Capital Requirements; provided, that an Event of Default under this paragraph (ix) shall not be deemed to have occurred (a) during the 45-day period following the first day on which the Bank fails to comply with any of its Regulatory Capital Requirements, if within such 45-day period the Bank files a capital plan with the OTS,
         (b) during the 60-day period following the initial submission of a capital plan to the OTS by the Bank (or, if the OTS notifies the Bank in writing that it needs a longer period of time to determine whether to approve such capital plan, such longer period as is so specified by the OTS), unless prior to such date the OTS shall have notified the Bank of its determination not to approve such capital plan, or (c) during the period that the Bank is operating in material compliance with a capital plan approved by the OTS; provided, further, that if the Bank meets the minimum amount of capital required to meet each of the industry-wide regulatory capital requirements pursuant to 12 U.S.C.
         Section 1464(t) and 12 C.F.R. Part 567 (and any amendment to either thereof) or any successor law or regulation, notwithstanding the Bank's failure to meet an individual minimum capital requirement pursuant to 12 U.S.C. Section 1464(s) and 12 C.F.R. Section 567.3 (and any amendment to either thereof) or any successor law or regulation, no Event of Default shall have occurred pursuant to this clause unless written notice thereof shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of 25% in aggregate principal amount of the Senior Notes then outstanding.

         The Company has covenanted in the Indenture to file annually with the Trustee a statement regarding compliance by the Company with the terms of the Indenture and specifying any defaults of which the signers may have knowledge.

         If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Senior Notes then outstanding may declare all the Senior Notes to be immediately due and payable by notice to the Company (and to the Trustee if given by the Holders). Under certain circumstances, the Holders of a majority in principal amount of the Senior Notes then Outstanding may rescind such a declaration.


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

Defeasance

         The Indenture provides that (A) if applicable, the Company will be discharged from any and all obligations in respect of then Outstanding Senior Notes, other than the obligation to duly and punctually pay the principal of, premium, if any, and interest on, the Senior Notes in accordance with the terms of the Senior Notes and the Indenture, or (B) if applicable, the Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the Indenture or the Senior Notes, in either case (A) or (B); upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which will provide money in an amount sufficient in the opinion of a nationally-recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding Senior Notes. With respect to clause (B), the obligations under the Indenture other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things, (i) with respect to clause (A), the Company has received from, or there has been published by, the IRS a ruling or there has been a change in law, which in an Opinion of Counsel provides that Holders of the Senior Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or with respect to clause (B), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Senior Note will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing; and (iii) certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

         The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Senior Notes, as expressly provided for in the Indenture) as to all outstanding Senior Notes when
(i) either (a) all the Senior Notes theretofore authenticated and delivered (except lost, stolen or destroyed Senior Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all Senior Notes not theretofore delivered to the Trustee for cancellation have become due and payable, or will become due and payable or are to be called for redemption within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Senior Notes not theretofore delivered to the Trustee for cancellation, for principal of, and premium, if any, and interest on the Senior Notes to the date of deposit together with irrevocable instructions to the Trustee from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has

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delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

The Trustee

         The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

         The Indenture, and provisions of the Trust Indenture Act incorporated by reference, contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign.

Governing Law

         The Indenture provides that it and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings corresponding to the foregoing.

         "Capital Lease Obligation" of any Person means any obligations of such Person under any capital lease for real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation; and, for the purpose of this Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

         "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents in the equity (however designated) of such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

         "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25% of the total Voting Stock of the Company, (ii) the Company consolidates with, or merges into, another person, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction between the Company and a Wholly Owned Subsidiary, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose elections by the Company's Board of Directors or whose nomination for elections by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

         "Consolidated Net Income (Loss)" of any Person means, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication, (i) all extraordinary gains and losses (other than those relating to the use of net operating losses of such Person carried forward), less all fees and expenses relating thereto, net of taxes, (ii) the portion of net income (or loss) of any other Person (other than any of such Person's consolidated Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or its consolidated Subsidiaries in cash by such other Person during such period, (iii) net income (or loss) of any Person combined with such Person or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan or (v) the net income of any consolidated Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders; provided that, upon the termination or expiration of such dividend or distribution restrictions, the portion of net income (or loss) of such consolidated Subsidiary allocable to such Person and previously excluded shall be added to the Consolidated Net Income

(Loss) of such Person to the extent of the amount of dividends or other distributions available to be paid to such Person in cash by such Subsidiary.

         "Consolidated Tangible Net Worth" of any Person and its Subsidiaries means as of the date of determination all amounts that would be included under stockholders' equity on a consolidated balance sheet of such Person and its Subsidiaries determined in accordance with GAAP, less an amount equal to the consolidated intangible assets (other than capitalized mortgage servicing rights) of such Person and its Subsidiaries determined in accordance with GAAP.

         "Default" means any event that upon notice or the passage of time or both would be an Event of Default.

         "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, or prior to, or is exchangeable for debt securities of the Company or its Subsidiaries prior to, the final Stated Maturity of principal of the Senior Notes; provided that only the amount of such Capital Stock that matures or is redeemable prior to the Stated Maturity of principal of the Senior Notes shall be deemed to be Disqualified Capital Stock.

         "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under compulsion to complete the transaction as determined by the Board of Directors of the Company, acting in good faith, and shall be evidenced by a Board Resolution delivered to the Trustee.

         "GAAP" means generally accepted accounting principles.

         "Guaranteed Indebtedness" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss; (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered); (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor; or (v) otherwise to assure a creditor with respect to Indebtedness against loss; provided that the term "guarantee" shall not include endorsements for collection of deposit, in the ordinary course of business.

         "Holder" when used with respect to any Senior Note means a Noteholder.

         "Indebtedness" means, with respect to any Person, without duplication,
(i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, and in connection with any agreement by such Person to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person now or hereafter outstanding; (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business; (iv) all obligations under interest rate agreements of such Person; (v) all Capital Lease Obligations of such Person; (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends payable by other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligations being deemed to be the lesser of the value of such property or asset or the amount of the obligations so secured); (vii) all guarantees by such Person of Guaranteed Indebtedness; (viii) all Disqualified Capital Stock (valued at the greater of book value and voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends) of such Person; and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing or any liability of the types referred to in clauses (i) through
(viii) above. For purposes hereof, (x) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value is to be determined in good faith by the board of directors (or any duly authorized committee thereof) of the issuer of such Disqualified Capital Stock, and (y) Indebtedness is deemed to be incurred pursuant to a revolving credit facility each time an advance is made thereunder.

         "Issue Date" means September 8, 1997.

         "Junior Indebtedness" means any Indebtedness of the Company subordinated in right of payment of either principal, premium (if any) or interest thereon to the Senior Notes.

         "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

         "Liquid Assets" shall include: (i) cash; (ii) any of the following instruments that have a remaining term to maturity not in excess of 90 days from the determination date: (a) repurchase agreements on obligations of, or are guaranteed as to timely receipt of principal and interest by, the United States or any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States, provided that the party agreeing to repurchase such obligations is a primary dealer in U.S. government securities,
(b) federal funds and deposit accounts, including but not limited to certificates of deposit, time deposits and bankers' acceptances of any U.S. depository institution or trust company incorporated under the laws of the United States or any state, provided that the debt of such depository institution or trust company at the date of acquisition thereof has been rated by Standard & Poor's Corporation in the highest short-term rating category or has an equivalent rating from another nationally recognized rating agency, or
(c) commercial paper of any corporation incorporated under the laws of the United States or any state thereof that on the date of acquisition is rated investment grade by Standard & Poor's Corporation or has an equivalent rating from another nationally recognized rating agency; (iii) any debt instrument which is an obligation of, or is guaranteed as to the receipt of principal and interest by the United States, its agencies or any U.S. government sponsored enterprise, or (iv) any mortgage-backed or mortgage-related security issued by the United States, its agencies, or any U.S. government sponsored enterprise, as to which the payment of principal and interest from the mortgages underlying such securities will be passed through to the holder thereof and which has a remaining weighted average maturity of 15 years or less. Notwithstanding the forgoing, Liquid Assets shall not include any debt instruments, securities or collateralized mortgage obligations (real estate mortgage investment conduits) that would be classified as a "High-Risk Mortgage Security" pursuant to the policy statement adopted by the Federal Financial Institutions Examination Counsel on February 10, 1992, as reflected in Volume I of the Federal Reserve Report Service, Part 3-1562.

         "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, or any capital contribution in respect of Capital Stock, the proceeds of such issuance or sale or capital contribution in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary of the Company), net of attorney's fees, accountant's fees and brokerage, consulting, underwriting and other fees and expenses actually incurred in connection with such issuance or sale or capital contribution and net of taxes paid or payable by the Company as a result thereof.

         "Noteholder" means a Person is whose name a Senior Note is registered in the Note Register.

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         "Permitted Investments" means one or more of the following types of investments:

                  (i) interest-bearing deposit accounts of any "insured depository institution," as defined in Section 3(c) of the Federal Deposit Insurance Act, as amended;

                  (ii) direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or any agency or instrumentality thereof;

                  (iii) obligations of any corporate issuer which are rated in one of the two highest rating categories of any nationally-recognized statistical rating organization;

                  (iv) repurchase agreements with banks, brokers or dealers involving any of the foregoing types of securities; and

                  (v) money market mutual funds;

provided that, notwithstanding anything to the contrary contained herein, Permitted Investments shall not include any of the foregoing investments to the extent that any such investment, in the good faith business judgment of the Board of Directors of the Company, involves at the time of acquisition or thereafter a reasonable likelihood of a loss of principal.

         "Permitted Payment" means, so long as no Default or Event of Default is continuing,

         (a) the purchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company or any Affiliate (other than a Wholly-Owned Subsidiary, which is unrestricted) of the Company, or any Junior Indebtedness of the Company which may be incurred pursuant to the covenant described above under "--Certain Covenants--Limitations of Indebtedness" in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege where, in connection therewith, cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds or Fair Market Value of property not constituting Net Cash Proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary of the Company or to an employee benefit plan of the Company or any of its Subsidiaries) of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds or Fair Market Value of such property received by the Company from the issuance of such shares of Qualified Capital Stock, to the extent so utilized, shall be excluded from clause (c)(iii) of the covenant described above under "--Certain Covenants--Limitations on Restricted
Payments;" and

         (b) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Junior Indebtedness of the Company which may be incurred pursuant to the covenant



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


described under "--Certain Covenants--Limitations on Indebtedness" above in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of new Indebtedness to the Company (such a transaction, a "refinancing"); provided, that any such new Indebtedness of the Company (i) shall be in a principal amount that does not exceed an amount equal to the sum of (A) the principal amount of the Junior Indebtedness so refinanced less any discount from the face amount of such Junior Indebtedness to be refinanced expected to be deducted from the amount payable to the holders of such Junior Indebtedness in connection with such refinancing, (B) the amount of any premium expected to be paid in connection with such refinancing pursuant to the terms of any Junior Indebtedness of the Company which may be incurred pursuant to the covenant described above under "--Certain Covenants--Limitations on Indebtedness" refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer, privately negotiated repurchase or otherwise and (C) the amount of legal, accounting, printing and other similar expenses of the Company incurred in connection with such refinancing; provided, further, that for purposes of this clause (i), the principal amount of any Indebtedness shall be deemed to mean the principal amount thereof or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination; (ii) each Stated Maturity of principal (or any required repurchase, redemption, defeasance or sinking fund payments) of such new Indebtedness shall be after the final Stated Maturity of principal of the Senior Notes then outstanding; and (iii) is made expressly subordinated to the Senior Notes to substantially the same extent as the Junior Indebtedness being refinanced or expressly subordinate to such refinanced Indebtedness.

         "Person" means any natural person, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

         "Regulatory Capital Requirements" means (i) the minimum amount of capital required to meet each of the industry-wide regulatory capital requirements applicable to the Bank pursuant to 12 U.S.C. Section 1464(t) and 12 C.F.R. Part 567 (and any amendment to either thereof) or any successor law or regulation, and (ii) such higher amount of capital as the Bank, is required to maintain in order to meet any individual minimum capital standard applicable to the Bank pursuant to 12 U.S.C. Section 1464(s) and 12 C.F.R. Section 567.3 (and any amendment to either thereof) or any successor law or regulation.

         "Restricted Payment" means:

         (a) the declaration, payment or setting apart of any funds for the payment of any dividend on, or making of any distribution to holders of, the Capital Stock of the Company or any

Subsidiary of the Company (other than (i) dividends or distributions in Qualified Capital Stock of the Company and, and (ii) dividends or distributions payable on or in respect of any class or series of Capital Stock of a Subsidiary of the Company as long as the Company receives at least its pro rata share of such dividends or distributions in accordance with its ownership interests in such class or series of Capital Stock);

         (b) the purchase, redemption or other acquisition or retirement for value, directly or indirectly, of any Capital Stock of the Company or any Affiliate of the Company (other than a Wholly Owned Subsidiary); or

         (c) the making of any principal payments on, or repurchase, redemption, defeasance, retirement or other acquisition for value, directly or indirectly, of any Junior Indebtedness, prior to the Stated Maturity of principal or scheduled redemption or defeasance of, or any scheduled sinking fund payment on, such Junior Indebtedness.

         "Stated Maturity" when used with respect to any Senior Note or any installment of interest thereon means the date specified in such Senior Note as the fixed date on which the principal of such Senior Note or such installment of interest is due and payable.

         "Subsidiary" means any corporation of which at least a majority of the outstanding stock having ordinary voting power to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Company, by one or more Subsidiaries of the Company, or by the Company and one or more Subsidiaries.

         "Voting Stock" means Capital Stock of any class or classes, however designated, having ordinary voting power for the election of a majority of the board of directors, other than stock having such power only by reason of the occurrence of a contingency.

         "Wholly Owned Subsidiary" means a Subsidiary of which all of the outstanding Capital Stock (other than directors' qualifying shares) is at the time directly or indirectly owned by the Company, or by one or more Wholly Owned Subsidiaries or by the Company and one or more Wholly Owned Subsidiaries.



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                          DESCRIPTION OF CAPITAL STOCK

General

         The Company is authorized to issue 30,000,000 shares of capital stock, of which 25,000,000 are shares of Common Stock, par value $.01 per share, and 5,000,000 are shares of preferred stock, par value $.01 per share. As of April 16, 1999, an aggregate of 20,537,209 shares of Common Stock were outstanding and no shares of preferred stock were outstanding. Each share of Common Stock has the same relative rights as, and is identical in all respects with, each other share of Common Stock. The Common Stock is not subject to call for redemption.

         The capital stock of the Company does not represent nonwithdrawable capital, is not an account of an insurable type, and is not insured by the FDIC.

Common Stock

         Dividends. Although there are no present plans to do so, the Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividends and Market for Common Stock" and "Regulation--Regulation of Federal Savings Institutions--Capital Distribution Regulation." The holders of Common Stock of the Company are entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues preferred stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

         Voting Rights. The holders of Common Stock of the Company possess exclusive voting rights in the Company. They elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Each holder of Common Stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Although there are no present plans to do so, if the Company issues preferred stock, holders of the preferred stock may also possess voting rights.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as the sole holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), all assets of the Bank available for distribution. In the event of any liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, including the Senior Notes, all of the assets of the Company available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.


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


         Preemptive Rights. Holders of the Common Stock of the Company generally are not entitled to preemptive rights with respect to any shares which may be issued in the future. However, pursuant to the terms of the Purchase Agreement, the Company has agreed not to issue any capital securities or permit the Bank to issue any capital securities to any person without first offering to purchasers of the Common Stock in the Private Placement who continue to hold such Common Stock the opportunity to purchase all or part of such capital securities being issued at the same purchase price and on the same terms as are proposed to be offered to such third party purchaser. This right does not apply to the issuance of capital securities pursuant to or in connection with (i) a reorganization, merger or consolidation of the Company or the Bank or a sale, disposition or other transfer of all or substantially all of the assets of the Company or the Bank, (ii) any conversion or exchange of any capital securities in accordance with the terms of such securities, (iii) any employee benefit plans of the Company, (iv) any stock dividends, or pro rata (as to any class) split-ups, combinations or exchanges of or similar transactions involving capital securities, (v) any bona fide public offering of capital securities which is registered under the Securities Act, and (vi) any issuance of capital securities to Edward A. Townsend or Jan A. Norton pursuant to the acquisition by the Company of Green Country.

Preferred Stock

         None of the shares of the Company's authorized preferred stock has been issued. The Board of Directors of the Company is authorized to issue preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred stock may be issued in distinctly designated series, may be convertible into Common Stock and may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both.

         The authorized but unissued shares of preferred stock (as well as the authorized but unissued and unreserved shares of Common Stock) are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, stockholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, stockholder approval may be required pursuant to the requirements for listing the Common Stock on the Nasdaq Stock Market or any exchange on which the Common Stock may then be listed, if any.

Restrictions on Acquisition of the Company

         Restrictions in the Company's Certificate of Incorporation and Bylaws. A number of provisions of the Company's Certificate of Incorporation, as amended ("Certificate of Incorporation"), and Bylaws ("Bylaws") deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws which might be deemed to have a potential


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


"anti-takeover" effect. Reference should be made in each case to such Certificate of Incorporation and Bylaws. See "Additional Information."

         Board of Directors. Article 6 of the Certificate of Incorporation and
Article III of the Bylaws of the Company contain provisions relating to the Board of Directors and provides, among other things, that the Board of Directors shall be divided into three classes as nearly equal in number as possible with the term of office of one class expiring each year. See "Management." Cumulative voting in the election of directors is prohibited by Article 4 of the Certificate of Incorporation. Directors may be removed only with cause at a duly constituted meeting of stockholders called expressly for that purpose. Any vacancy occurring in the Board of Directors for any reason (including an increase in the number of authorized directors) may be filled by the concurring vote of a majority of the Directors then in office, though less than a quorum of the Board, and a director appointed to fill a vacancy shall serve for the remainder of the term to which the director has been elected, and until his successor has been elected and qualified.

         The Bylaws govern nominations for election to the Board, and provide that nominations for election to the Board of Directors may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder eligible to vote at an annual meeting of stockholders who has complied with specified notice requirements. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, the Company's principal executive offices not less than forty-five days or more than ninety days prior to the meeting. In the event that less than sixty days' notice of the date of the meeting is given to stockholders or prior public disclosure of the date of the meeting is made, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

         Limitation of Liability. The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law ("DGCL") for approval of an unlawful dividend or an unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

         Indemnification of Directors, Officers, Employees and Agents. The Company's Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except actions by or in right of the Company, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person



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


acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The Company's Bylaws also provide that reasonable expenses incurred by a director, officer, employee or agent of the Company in defending any civil, criminal, suit or proceeding described above shall be paid by the Company in advance of the final disposition of such action, suit or proceeding to the fullest extent permitted under Delaware law.

         Special Meetings of Stockholders and Stockholder Proposals. The Company's Certificate of Incorporation provides that special meetings of the Company's stockholders, for any purpose or purposes, may be called by the Chairman of the Board, the President, the affirmative vote of a majority of the Board of Directors then in office at a duly constituted meeting of the Board of Directors of the Company called for such purpose, or by the President of the Company upon written request of the holders of at least a majority of the shares of any class of capital stock then outstanding. The Company's Bylaws provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting, business must be (a) specified in the notice given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For stockholder proposals to be included in the Company's proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in the Company's proxy materials, the stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 45 days or more than 90 days prior to the meeting. In the event that less than 60 days' notice of the date of the meeting is given to stockholders or prior public disclosure of the date of the meeting is made, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

         Amendment of Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation generally provides that any amendment of the Certificate of Incorporation must be first approved by a majority of the Board of Directors and, to the extent required by law, then by the holders of a majority of the shares of the Company entitled to vote in an election of directors. The Company's Bylaws may be amended either by a vote of at least two-thirds of the Board of Directors then in office or by the vote of at least a majority of the shares eligible to be voted at a duly constituted meeting of stockholders for such purpose.

         Other Restrictions on Acquisition of the Company. Several provisions of the DGCL could affect the acquisition of Common Stock or control of the Company.
Section 203 of the DGCL generally provides that a Delaware corporation shall not engage in any "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder unless (1) prior to such date the board of directors of the



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


corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for this purpose, shares owned by persons who are directors and also officers and shares owned by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered in a tender offer or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The three-year prohibition on business combinations with an interested stockholder does not apply under certain circumstances, including business combinations with a corporation which does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on an inter-dealer quotation system of a registered national securities association, or (iii) held of record by more than 2,000 stockholders, unless in each case this result was directly or indirectly caused by the interested stockholder.

         An "interested stockholder" generally means any person that (i) is the owner of 15% of more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such a person. The term "business combination" is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 10% or more of a corporation's assets and various other transactions which may benefit an interested stockholder.

         The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the OTS has been given 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings association without the prior approval of the OTS. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the OTS. See "Regulation--Regulation of Savings and Loan Holding Companies--Holding Company Acquisitions."

Transfer Agent and Registrar

         The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company, New York, New York.




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


                               REGISTRATION RIGHTS

         In connection with the Private Placement, the Company on September 8, 1997 entered into the Registration Rights Agreement with the initial purchasers of the Local Securities and with FBR, the Placement Agent in the Private Placement, pursuant to which the Company agreed to (i) cause to be filed with the Commission within 120 days after the original issuance of the Local Securities pursuant to the Purchase Agreement, a shelf registration statement providing for the offer and sale of the Local Securities issued in the Private Placement, including Common Stock which is issuable pursuant to the exercise of warrants granted to the Placement Agent, (ii) use its best efforts to cause the shelf registration statement to be declared effective under the Securities Act as promptly as possible and (iii) use its best efforts to keep effective the shelf registration statement until the earlier of the second anniversary of the date such shelf registration statement is declared effective by the Commission or such time as all of the Local Securities and the Placement Agent's warrants have been sold thereunder or otherwise may be sold without the need for the shelf registration statement, as set forth in the Registration Rights Agreement. In addition, pursuant to the Merger Agreement with Green Country, the Company has agreed to register under the Securities Act the Common Stock to be issued in connection with the Merger pursuant to the same terms and conditions as are set forth in the Registration Rights Agreement. The Company agreed to bear the expenses arising out of the filing of such shelf registration statement. The Registration Statement of which this Prospectus forms a part has been filed to satisfy the Company's obligations under the Registration Rights Agreement and the Merger Agreement.

         Pursuant to the terms of the Registration Rights Agreement, a holder of Local Securities and the Placement Agent desiring to sell some or all of such securities pursuant to the shelf registration statement shall give the Company not less than five days' prior written notice, and the Company will use its best efforts to promptly file any required amendment(s) to the shelf registration statement in order to facilitate such sales. Initiating Holders, as defined in the Registration Rights Agreement to mean one or more holders of either not less than 35% in aggregate principal amount of Senior Notes or not less than 25% of the then-outstanding Common Stock, may elect that the offering of Local Securities be in the form of an underwritten offering. Under such circumstances, the Company will provide written notice to all holders of the Local Securities and the Placement Agent of such underwritten offering and will provide them with an opportunity to participate in such underwritten offering, under terms and with such conditions as set forth in the Registration Rights Agreement.

         Under the Registration Rights Agreement, a holder that sells Local Securities pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations). Each holder of Local Securities may be required to deliver information to be used in connection with the shelf registration statement in order to have



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


such holder's Local Securities included in the shelf registration statement and to benefit from the provisions of the succeeding paragraph.

         Each of the Local Securities and the Placement Agent's warrants contain a legend to the effect that the holder thereof, by its acceptance thereof, is deemed to have agreed to be bound by the provisions of the Registration Rights Agreement. In that regard, each holder is deemed to have agreed that, upon receipt of notice from the Company of the occurrence of any event which makes a statement in the prospectus which is part of the shelf registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, such holder will suspend the sale of Local Securities pursuant to such prospectus until the Company has amended or supplemented such prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such holder or the Company has given notice that the sale of the Local Securities may be resumed.

         The Registration Rights Agreement is governed by, and construed in accordance with, the laws of the State of Delaware. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.


                              PLAN OF DISTRIBUTION

         The Local Securities offered hereby may be sold from time to time to purchasers directly by the Selling Holders at market prices or at negotiated prices. Alternatively, the Selling Holders may from time to time offer the Local Securities to or through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Local Securities, for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents which participate in the distribution of Local Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Local Securities by them and any discounts, commissions, concessions or other compensation received by any such underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Local Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Local Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Local Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market or (iii) in transactions otherwise than on such exchanges or in the over-the-counter market. At the time a particular offering of the Local Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Local Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the Local Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Local Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Local Securities may not simultaneously engage in market-making activities with respect to such securities for a restricted period prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Holder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 102, 103 and 104, which provisions may limit the timing of purchases and sales of any of the securities by the Selling Holders or any such other person. All of the foregoing may affect the marketability of the Local Securities and brokers' and dealers' ability to engage in market-making activities with respect to these securities.

         Pursuant to the Registration Rights Agreement, all expenses of the registration of the Local Securities will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will indemnified by the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.


                         SHARES ELIGIBLE FOR FUTURE SALE

         As of April 16, 1999, there were 20,537,209 shares of Common Stock of the Company outstanding (not including 60 shares held in the Company's treasury). All shares of Common Stock sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by affiliates of the Company, as that term is defined in Rule 144 under the Securities Act, may generally only be resold in compliance with applicable provisions of Rule 144.

         In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period, a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date of the notice filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information about the Company. In addition, a person who is deemed an "affiliate" of the Company must comply with Rule 144 in any sale of shares of Common Stock not covered by a registration statement (except, in the case of registered shares acquired by the affiliate on the open market, for the holding period requirement). A person (or person whose shares are aggregated) who is not deemed an "affiliate" of the Company and who has beneficially owned restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume, notice and other limitations of Rule 144. In meeting the one and two year holding periods described above, a holder of restricted shares can include the holding periods of a prior owner who was not an affiliate.

         The Company has reserved 1,720,370 shares for grants under its existing Stock Option Plan. As of April 16, 1999, the Company had options outstanding to purchase up to 1,460,005 shares of Common Stock. See "Management--Stock Option Plan." The Company intends to file a registration statement under the Securities Act to register all shares of Common Stock issuable under such Stock Option Plan. Shares covered by this registration statement will be eligible for sale in the public market after the effective date of such registration statement.


                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 1998 and 1997 and for the year ended December 31, 1998, and for the six month period ended December 31, 1997, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

         The consolidated statements of operations, stockholders' equity and cash flows of the Company for each of the years in the two-year period ended June 30, 1997, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


               CHANGE IN INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         On October 8, 1997, pursuant to authorization of its Board of Directors, the Company dismissed the firm of Arthur Andersen LLP ("Arthur Andersen") as its auditors and retained KPMG LLP. Arthur Andersen's report for each of the three fiscal years ended June 30, 1997 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles.

         During the Company's two most recent fiscal years and the subsequent interim period immediately preceding the change in accountants, there were no disagreements with Arthur Andersen on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Arthur Andersen would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the Company's financial statements. During the Company's two most recent fiscal years and the subsequent interim period immediately preceding the change in accountants, there was one reportable event (as that term is used in Regulation S-K, Item 304(a)(1)(v)(A) through (D) of the Exchange Act), as discussed in the next paragraph.

         In connection with its audit of the Company's consolidated financial statements as of and for the year ended June 30, 1997, Arthur Andersen reported to the audit committee of the Company's board of directors that a material weakness existed in the system of internal control, specifically that an adequate system of control was not in effect at June 30, 1997, to provide reasonable assurance that The Bank was able to estimate and establish an adequate allowance for loan losses with respect to its indirect automobile loan portfolio. Management reported and Arthur Andersen concurred with management's assertion in the reports required by the FDICIA that the Bank maintained an effective internal control structure over financial reporting as of June 30, 1997, except for the internal control structure over estimating and establishing an adequate allowance for loan losses with respect to its indirect automobile loan portfolio.

         During fiscal 1997 and 1996, prior to their appointment as certifying accountants, the Company did not consult KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.


                              CERTAIN LEGAL MATTERS

         The validity of the Local Securities offered hereby was passed upon for the Company by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. Certain members of Elias, Matz, Tiernan & Herrick L.L.P. beneficially own shares of the Company's Common Stock. The aggregate amount of such holdings of Common Stock do not exceed 22,800 shares.


                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the Local Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. The terms of all material contracts or other documents with respect to the Company are discussed in all material respects herein. For further information regarding the Company and the Local Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto.

         As a result of the Offering, the Company became subject to the reporting requirements of the Exchange Act, and in accordance therewith, files reports and other information with the Commission. The Registration Statement and the exhibits forming a part thereof filed by the Company with the Commission, and reports and other information filed by the Company with the Commission, can be inspected without charge at, and copies can be obtained from the Commission, at prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the following regional offices of the
Commission: 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, Chicago, Illinois 60661. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Independent Auditors' Report..............................................  F-1
Report of Independent Public Accountants..................................  F-2

Audited Consolidated Financial Statements:
         Consolidated Statements of Financial Condition...................  F-3
         Consolidated Statements of Operations............................  F-4
         Consolidated Statements of Stockholders' Equity..................  F-5
         Consolidated Statements of Cash Flows............................  F-6
         Notes to Consolidated Financial Statements.......................  F-9

                          Independent Auditors' Report



The Board of Directors and Stockholders
Local Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Local Financial Corporation and subsidiary (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1998 and for the six months ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Local Financial Corporation and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended December 31, 1998 and for the six months ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                         /s/ KPMG LLP
                                                            ---------
                                                            KPMG LLP

Oklahoma City, Oklahoma
February 4, 1999

                    Report of Independent Public Accountants



To the Board of Directors and Stockholders of Local Financial Corporation:

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Local Financial Corporation and subsidiary (the "Company"), for each of the two years in the period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated statements of operations, stockholders' equity and cash flows referred to above present fairly, in all material respects, the results of operations and cash flows of Local Financial Corporation and subsidiary for each of the two years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.


                                                         /s/ Arthur Andersen LLP
                                                         -----------------------
                                                             ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma
August 27, 1997 (except with
   respect to the matter discussed
   in Note 2, as to which the date
   is September 8, 1997)

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                           December 31, 1998 and 1997
                    (Dollars in thousands, except share data)

                                           Assets                                  1998           1997
                                                                               -----------    -----------
Cash and due from banks                                                        $    27,180         34,152
Interest bearing deposits with other banks                                          27,700         20,000
Securities purchased under agreements to resell                                         --        178,000
Securities available for sale                                                      570,964        518,107
Loans receivable, net of allowance for loan losses of $27,901
    at December 31, 1998 and $20,484 at December 31, 1997                        1,362,272        953,470
Federal Home Loan Bank of Topeka stock, at cost                                     42,693         45,147
Premises and equipment, net                                                         23,959         10,646
Assets acquired through foreclosure and repossession, net                              693            260
Intangible assets, net                                                              17,843          1,779
Deferred tax asset, net                                                             10,959         26,058
Current income taxes receivable                                                     18,291         28,427
Other assets                                                                        26,425         65,319
                                                                               -----------    -----------
          Total assets                                                         $ 2,128,979      1,881,365
                                                                               ===========    ===========

                               Liabilities and Stockholders' Equity

Liabilities:
    Deposits:
       Demand                                                                  $   379,796        247,264
       Savings                                                                      74,963         68,937
       Time                                                                      1,213,315      1,286,332
                                                                               -----------    -----------
          Total deposits                                                         1,668,074      1,602,533

    Advances from borrowers for taxes and insurance                                  4,400          5,046
    Advances from the Federal Home Loan Bank of Topeka                             220,033         80,136
    Senior notes                                                                    80,000         80,000
    Other liabilities                                                               37,666         31,025
                                                                               -----------    -----------
          Total liabilities                                                      2,010,173      1,798,740

Commitments and contingencies

Stockholders' equity:
    Common stock, $0.01 par value, 25,000,000 shares authorized; 20,537,269 shares issued and 20,537,209 shares outstanding at December 31, 1998;
       19,700,060 shares issued and
       19,700,000 shares outstanding at December 31, 1997                              205            197
    Preferred stock, $0.01 par value, 5,000,000 shares authorized;
       none outstanding                                                                 --             --
    Additional paid-in capital                                                     206,758        197,766
    Retained earnings                                                               50,197         31,760
    Treasury stock, 60 shares, at cost                                            (149,436)      (149,436)
    Accumulated other comprehensive income                                          11,082          2,338
                                                                               -----------    -----------
          Total stockholders' equity                                               118,806         82,625
                                                                               -----------    -----------

          Total liabilities and stockholders' equity                           $ 2,128,979      1,881,365
                                                                               ===========    ===========


The accompanying notes are an integral part of these consolidated financial statements.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                      Consolidated Statements of Operations
                    (Dollars in thousands, except share data)

                                                                                  Six months
                                                                Year ended           ended               Years ended June 30,
                                                               December 31,       December 31,       ---------------------------
                                                                   1998               1997             1997               1996
                                                               ------------       ------------       ---------         ---------
Interest and dividend income:
    Loans                                                        $  96,851            49,788           107,715            95,839
    Securities available for sale                                   41,862            28,113            81,861            61,939
    Securities held to maturity                                         --             3,193            27,363            72,822
    Federal Home Loan Bank of Topeka stock                           3,474             1,677             3,658             3,220
    Other investments                                                5,017             2,433             2,067             2,336
                                                                 ---------         ---------         ---------         ---------
          Total interest and dividend income                       147,204            85,204           222,664           236,156

Interest expense:
    Deposit accounts                                                74,743            40,672            83,091            81,173
    Advances from the Federal Home Loan
       Bank of Topeka                                                7,547            14,005            57,442            58,309
    Securities sold under agreements to
       repurchase                                                      678             2,073            28,202            46,400
    Notes payable                                                    9,470             3,073             1,026             1,606
                                                                 ---------         ---------         ---------         ---------
          Total interest expense                                    92,438            59,823           169,761           187,488

Net interest and dividend income                                    54,766            25,381            52,903            48,668
    Provision for loan losses                                       (1,450)          (25,578)          (28,428)           (5,117)
                                                                 ---------         ---------         ---------         ---------
          Net interest and dividend income (loss)
            after provision for loan losses                         53,316              (197)           24,475            43,551
                                                                 ---------         ---------         ---------         ---------
Noninterest income:
    Deposit related income                                          10,389             4,105             7,410             5,800
    Loan fees and loan service charges                               1,737               981             2,730             2,197
    Net gains (losses) on sale of assets                               932          (112,669)          (29,183)            1,248
    Other                                                            1,724               434             1,919             1,071
                                                                 ---------         ---------         ---------         ---------
          Total noninterest income (loss)                           14,782          (107,149)          (17,124)           10,316
                                                                 ---------         ---------         ---------         ---------
Noninterest expense:
    Compensation and employee benefits                              19,287             7,731            14,588            14,177
    Deposit insurance premiums                                       1,323               522            12,470             3,617
    Provision for uninsured risk                                        --                --             3,300             1,372
    Equipment and data processing                                    4,276             1,485             3,080             2,847
    Occupancy                                                        3,029             1,416             2,873             2,595
    Advertising                                                      2,080               522             1,556             1,131
    Professional fees                                                2,142               984             1,152               825
    Other                                                            7,270            10,025            10,237             8,863
                                                                 ---------         ---------         ---------         ---------
          Total noninterest expense                                 39,407            22,685            49,256            35,427
                                                                 ---------         ---------         ---------         ---------

Income (loss) before provision (benefit) for income taxes           28,691          (130,031)          (41,905)           18,440
       Provision (benefit) for income taxes                         10,254           (44,075)          (11,860)            4,872
                                                                 ---------         ---------         ---------         ---------
          Net income (loss)                                      $  18,437           (85,956)          (30,045)           13,568
                                                                 =========         =========         =========         =========
Basic net income (loss) per share                                $    0.90             (4.76)            (1.95)             0.88
                                                                 =========         =========         =========         =========
Diluted net income (loss) per share                              $    0.89             (4.76)            (1.95)             0.88
                                                                 =========         =========         =========         =========


The accompanying notes are an integral part of these consolidated financial statements.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity

  For the Year ended December 31, 1998, Six Months ended December 31, 1997 and
                   For the Years ended June 30, 1997 and 1996
                             (Dollars in thousands)


                                                                                           Additional
                                                                            Common          Paid-in        Retained
                                                                             Stock          Capital        Earnings
                                                                           --------        ----------     ----------
Balance, June 30, 1995                                                        $ --            8,797         134,193
    Comprehensive income (loss):
       Net income                                                               --               --          13,568
       Unrealized losses on securities
          transferred from held to maturity to available for sale,
          net of income tax                                                     --               --              --
       Net change in unrealized losses on securities available
          for sale, net of reclassification adjustment                          --               --              --

       Comprehensive income (loss)
                                                                              ----         --------        --------
Balance, June 30, 1996                                                          --            8,797         147,761
    Comprehensive income (loss):
       Net loss                                                                 --               --         (30,045)
       Net change in unrealized gains on securities available
          for sale, net of reclassification adjustment                          --               --              --

       Comprehensive income (loss)
    Capital contribution                                                        --            8,099              --
                                                                              ----         --------        --------
Balance, June 30, 1997                                                          --           16,896         117,716
    Comprehensive income (loss):
       Net loss                                                                 --               --         (85,956)
       Net change in unrealized gains on securities available
          for sale, net of reclassification adjustment                          --               --              --

       Comprehensive income (loss)
    Issuance of common stock                                                   197          180,870              --
    Purchase of treasury stock                                                  --               --              --
                                                                              ----         --------        --------
Balance, December 31, 1997                                                     197          197,766          31,760
    Comprehensive income:
       Net income                                                               --               --          18,437
       Net change in unrealized gains on securities available
          for sale, net of reclassification adjustment                          --               --              --

       Comprehensive income
    Issuance of common stock                                                     8            8,992              --
                                                                              ----         --------        --------
    Balance, December 31, 1998                                                $205          206,758          50,197
                                                                              ====         ========        ========
                                                                                             Accumulated
                                                                                                Other            Total
                                                                            Treasury        Comprehensive     Stockholders'
                                                                             Stock          Income (loss)        Equity
                                                                           ---------        -------------    --------------

Balance, June 30, 1995                                                            --              229          143,219
    Comprehensive income (loss):
       Net income                                                                 --               --           13,568
       Unrealized losses on securities
          transferred from held to maturity to available for sale,
          net of income tax                                                       --          (10,831)         (10,831)
       Net change in unrealized losses on securities available
          for sale, net of reclassification adjustment                            --          (37,897)         (37,897)
                                                                                                              --------
       Comprehensive income (loss)                                                                             (35,160)
                                                                            --------         --------         --------
Balance, June 30, 1996                                                            --          (48,499)         108,059
    Comprehensive income (loss):
       Net loss                                                                   --               --          (30,045)
       Net change in unrealized gains on securities available
          for sale, net of reclassification adjustment                            --           16,516           16,516
                                                                                                              --------
       Comprehensive income (loss)                                                                             (13,529)
    Capital contribution                                                          --               --            8,099
                                                                            --------         --------         --------
Balance, June 30, 1997                                                            --          (31,983)         102,629
    Comprehensive income (loss):
       Net loss                                                                   --               --          (85,956)
       Net change in unrealized gains on securities available
          for sale, net of reclassification adjustment                            --           34,321           34,321
                                                                                                              --------
       Comprehensive income (loss)                                                                             (51,635)
    Issuance of common stock                                                      --               --          181,067
    Purchase of treasury stock                                              (149,436)              --         (149,436)
                                                                            --------         --------         --------
Balance, December 31, 1997                                                  (149,436)           2,338           82,625
    Comprehensive income:
       Net income                                                                 --               --           18,437
       Net change in unrealized gains on securities available
          for sale, net of reclassification adjustment                            --            8,744            8,744
                                                                                                              --------
       Comprehensive income                                                                                     27,181
    Issuance of common stock                                                      --               --            9,000
                                                                            --------         --------         --------
    Balance, December 31, 1998                                              (149,436)          11,082          118,806
                                                                            ========         ========         ========

The accompanying notes are an integral part of these consolidated financial statements.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)

                                                                      Six months
                                                      Year ended         ended              Years ended June 30,
                                                     December 31,     December 31,     -------------------------------
                                                         1998             1997              1997             1996
                                                    --------------   --------------    --------------   --------------
Cash provided by operating activities:
    Net income (loss)                                  $  18,437         (85,956)        (30,045)         13,568
    Adjustments to reconcile net income
       (loss) to net cash provided by
       operating activities:
          Provisions for loan losses and
            uninsured risk and losses on
            assets acquired through
            foreclosure and repossession                   1,450          25,641          31,804           6,673
          Deferred income tax expense (benefit)           11,259         (27,585)         (1,429)          1,961
          Accretion of discounts on loans
            acquired                                      (2,836)         (2,963)         (6,019)         (4,281)
          Amortization of deferred (gains)
            losses on interest rate swaps                     --             806              73            (671)
          Amortization (accretion) of
            premium (discount) on securities
            available for sale, net                       (5,390)            (95)          8,265          11,905
          Net amortization of premium on
            securities held to maturity                       --              97           2,090              --
          Depreciation and amortization                    3,448           1,347           2,688           2,450
          Proceeds from the sales of loans                82,890          11,416          12,132          15,155
          (Gain) loss on sale of assets                     (932)        112,669          29,183          (1,248)
          Stock dividends received from
            Federal Home Loan Bank stock                  (3,474)         (1,677)         (3,658)             --
          Change in other assets                          20,862         (15,299)         (5,332)         (1,504)
          Change in other liabilities                     (1,140)          9,282          (9,296)         (3,013)
                                                       ---------       ---------       ---------       ---------
               Net cash provided by
                  operating activities                   124,574          27,683          30,456          40,995
                                                       ---------       ---------       ---------       ---------

Cash provided (absorbed) by investing activities:
       Proceeds from sales of securities
          available for sale                              47,764         865,146         730,957          50,321
       Proceeds from principal collections
          on securities available for sale               233,323          52,735          13,245          80,977
       Proceeds from principal collections
          on securities held to maturity                      --          28,054          52,161              --
       Purchase of securities available for sale        (272,937)         (6,001)             --          (5,320)
       Purchase of securities held to maturity                --         (74,440)        (73,389)             --
       Purchase of interest rate caps                         --              --              --          (3,720)
       Payments on termination of interest
          rate swap agreements                                --         (47,283)             --          (3,344)
       Proceeds from termination of interest
          rate swap agreements                                --              --              --           3,637
       Proceeds from sales of equity
          securities available for sale                       --              --          12,986              --


                                      F-6                            (Continued)

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)

                                                                         Six months
                                                        Year ended          ended               Years ended June 30,
                                                       December 31,      December 31,      -------------------------------
                                                           1998              1997               1997             1996
                                                      --------------    --------------     --------------   --------------
       Purchases of securities under
         agreements to resell                          $(1,139,462)         (424,000)               --                --
       Proceeds from maturity of securities
         purchased under agreements to resell            1,317,462           246,000                --                --
       Purchases of Federal Home Loan
         Bank stock                                             --            (3,424)          (80,850)          (71,425)
       Proceeds from the sale of Federal
         Home Loan Bank stock                                8,797                --            67,883            83,400
       Loans made by non-bank subsidiary                        --               (26)          (29,213)         (133,914)
       Repayments of loans made by
         non-bank subsidiary                                    --            13,710            49,755            39,411
       Proceeds from the sales of loans                     29,592                --                --                --
       Change in loans receivable, net                    (276,251)          (24,814)          (63,247)         (142,412)
       Proceeds from disposal of assets
         acquired through foreclosure and
         repossession                                          738             6,381            18,257             5,806
       Purchases of premises and equipment                  (4,923)             (465)           (1,480)           (1,649)
       Proceeds from sales of premises and
         equipment                                             130                25                 9                72
       Cash acquired in acquisition of
         Green Country Banking Corporation                   2,512                --                --                --
       Cash paid in acquisition of BankSouth
         Corporation, net of cash and
         cash equivalents received                         (12,966)               --                --                --
                                                       -----------       -----------       -----------       -----------
                     Net cash provided
                        (absorbed) by
                        investing activities               (66,221)          631,598           697,074           (98,160)
                                                       -----------       -----------       -----------       -----------

Cash provided (absorbed) by financing activities:
       Change in transaction accounts                       39,809            (3,697)            7,635           (20,256)
       Change in time deposits                            (212,923)          (38,126)           34,261            44,894
       Change in securities sold under
         agreements to repurchase                               --          (312,774)         (770,223)          299,568
       Preceeds from advances from the
         Federal Home Loan Bank                            918,905         1,303,599         9,978,290         4,679,967
       Repayments of advances from the
         Federal Home Loan Bank                           (799,608)       (1,757,377)       (9,886,271)       (4,941,297)
       Proceeds from issuance of common
         stock                                                  --           181,067                --                --
       Proceeds from issuance of senior notes                   --            80,000                --                --
       Payments of debt issuance costs                          --            (4,344)               --                --
       Repayments of note payable                               --            (7,010)               --            (7,010)
       Purchase of treasury stock                               --          (149,436)               --                --
       Payment of liability assumed from
         Green Country Banking Corporation                  (3,162)               --                --                --
       Change in advances by borrowers for
         taxes and insurance                                  (646)           (2,435)              542               442
                                                       -----------       -----------       -----------       -----------
                     Net cash provided
                        (absorbed) by
                        financing activities               (57,625)         (710,533)         (635,766)           56,308
                                                       -----------       -----------       -----------       -----------


                                      F-7                            (Continued)

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                             (dollars in thousands)

                                                                        Six months
                                                        Year ended         ended            Years ended June 30,
                                                       December 31,     December 31,     ---------------------------
                                                           1998             1997           1997            1996
                                                      --------------   --------------    ---------      ------------
Net change in cash and cash equivalents                   $    728        (51,252)        91,764              (857)

Cash and cash equivalents at beginning of
    period                                                  54,152        105,404         13,640            14,497
                                                          --------        -------        -------        ----------

Cash and cash equivalents at end of period                $ 54,880         54,152        105,404            13,640
                                                          ========        =======        =======        ==========

Supplemental disclosures of cash flow
     information:
       Cash paid (received) during the period for:
          Interest                                        $ 90,636         60,190        173,920           186,052
                                                          ========        =======        =======        ==========
          Income taxes                                    $(12,042)        (1,631)            --             9,250
                                                          ========        =======        =======        ==========

Supplemental schedule of noncash
    investing and financing activities:
       Loans made to facilitate the sale of
          assets acquired through
          foreclosure and repossession                    $     --             --             79               592
                                                          ========        =======        =======        ==========

       Transfers of loans to assets acquired
          through foreclosure and repossession            $    797          4,273         16,000             8,137
                                                          ========        =======        =======        ==========

       Transfer of investments from held to
          maturity to available for sale at
          estimated market value (amortized
          cost of $454,496 for the six months
          ended December 31, 1997 and $1,500,793
          for the year ended June 30, 1996)               $     --        448,180             --         1,484,130
                                                          ========        =======        =======        ==========

       Transfer of debt securities to
          available for sale loans                        $     --          1,425             --                --
                                                          ========        =======        =======        ==========

       Repayment of note payable and
          accrued interest by shareholders                $     --             --          8,099                --
                                                          ========        =======        =======        ==========

       Transfer of assets acquired through
          foreclosure and repossessions to
          other assets                                    $     --          6,045             --                --
                                                          ========        =======        =======        ==========

       Receivable on loans sold in other
          assets                                          $     --         34,594             --                --
                                                          ========        =======        =======        ==========

       Stock issued in acquisition of Green
          Country Banking Corporation
          (See note 3)                                    $  9,000             --             --                --
                                                          ========        =======        =======        ==========

The accompanying notes are an integral part of these consolidated financial statements.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996



(1)    Organization and Summary of Significant Accounting Policies

       Local Financial Corporation (Local Financial) is a thrift holding company which owns 100% of the outstanding common stock of Local Federal Bank, F.S.B. (Local). Subsequent to December 31, 1998, Local's name was changed to Local Oklahoma Bank, F.S.B. On November 30, 1998, Local Financial merged Local America Bank of Tulsa (LAB) into its parent company, Local, and they now operate under one name as Local Oklahoma Bank. The merger was accounted for at historical cost as a combination of entities under common control similar to a pooling of interests. The accounting and reporting practices of Local Financial and its subsidiary reflect industry practices and are in accordance with generally accepted accounting principles. The more significant policies are described below.

       (a)    Principles of Consolidation

              The accompanying consolidated financial statements include the accounts of Local Financial and its wholly owned subsidiary, Local, as well as Local's subsidiaries, Local Acceptance Company (Local Acceptance), Star Financial Services Corporation (Star Financial), Local Mortgage Corporation (Local Mortgage), Local Securities Corporation (Local Securities), and Star Properties, Incorporated (Star Properties). Local is an insured depository institution which obtains deposit funds primarily through retail branches throughout the State of Oklahoma and lends those funds throughout the United States. Local Acceptance's and Star Financial's principal activities were originating auto loan contracts through dealerships in Florida and Oklahoma, respectively (operations ceased as of December 31, 1997). Local Mortgage and Star Properties are currently inactive. Local Securities is a registered broker-dealer under the Securities Exchange Act of 1934 and provides retail investment products to customers of Local. Local Financial and its subsidiary, Local, are collectively referred to as the Company. All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

              In preparing the consolidated financial statements, management is required to make estimates and assumptions. Those estimates and assumptions relate principally to the determination of the allowance for loan losses, income taxes, the valuation of assets acquired through foreclosure and repossession and the fair value of financial instruments. Actual results could differ from those estimates. The accounting policies for these items and other significant accounting policies are presented below.

       (b)    Statements of Cash Flows

              For the purpose of the consolidated statements of cash flows, the Company defines cash and cash equivalents as cash and due from banks and interest bearing deposits with other banks.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996



       (c)    Securities

              Federal regulations require Local to maintain average monthly liquid assets, primarily cash and U. S. Government and other approved securities, in an amount at least equal to 4% of deposit accounts (net of loans on deposit accounts) plus short-term borrowings. For the year ended December 31, 1998 and the six months ended December 31, 1997, Local's average liquidity totaled approximately 41% and 10%, respectively.

              The Company's securities consist primarily of mortgage-backed certificates and U. S. Government and agencies securities. Mortgage-backed certificates consist of mortgage-backed pass-through certificates (MBS) and mortgage-derivative securities
              (MDS) such as collateralized mortgage obligations and real estate mortgage investment conduits. The Company does not own any principal only, interest only or residual tranches of mortgage-backed certificates. The Company classifies its securities as held to maturity, available for sale and held for trading. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. No investment securities within the portfolio are considered trading or held to maturity at December 31, 1998 and 1997. The Company has classified all of its securities as available for sale. At the time of purchase, the Company classifies securities as available for sale when such securities may be sold at a future date or if there are foreseeable circumstances under which the Company would sell such securities prior to maturity.

              Securities classified as available for sale are recorded at their estimated market value. Changes in the estimated market value of securities available for sale are included in stockholders' equity, net of deferred taxes, as accumulated other comprehensive income. Unrealized losses on available for sale securities, which are judged to be other than temporary, are charged to earnings in the consolidated statements of operations (see Note 5). Gains and losses on available for sale securities are computed on a specific identification basis. Premiums and discounts are amortized or accreted in the consolidated statements of operations to approximate a level yield over the life of the related security.

       (d)    Loans Receivable

              Loans receivable are recorded at the contractual amounts owed by borrowers, less deferred fees, unearned interest, the allowance for loan losses, undisbursed funds, and discounts on loans acquired or originated. Interest on loans is credited to income as earned, to the extent deemed collectible. Discounts on loans and unearned interest on consumer loans are accreted into interest income to approximate a level yield over the contractual lives of the loans, adjusted for actual prepayments.

              Loans are placed on nonaccrual status when they become 90 days past due. Previously accrued but uncollected interest on loans placed on nonaccrual status is reversed unless determined to be

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


              fully collectible. Payments received on nonaccrual loans are generally applied to principal as they are received. Upon full collection of the principal balance or determination that future collection of principal is probable, interest income is recognized as received.

       (e)    Provision and Allowance for Loan Losses

              Each period the provision for loan losses in the consolidated statements of operations results from the combination of a) an estimate by management of loan losses that occurred during the current period and b) the ongoing adjustment of prior estimates of losses occurring in prior periods.

              To serve as a basis for making this provision each quarter, the Company maintains an extensive credit risk monitoring process that considers several factors including: current economic conditions affecting the Company's customers, the payment performance of individual large loans and pools of homogeneous small loans, portfolio seasoning, changes in collateral values, and detailed reviews of specific large loan relationships. For large loans deemed to be impaired due to an expectation that all contractual payments will probably not be received, impairment is measured by comparing the Company's recorded investment in the loan to the present value of expected cash flows discounted at the loan's effective interest rate, the fair value of the collateral or the loan's observable market price.

              The provision for loan losses increases the allowance for loan losses, a valuation account which is netted against loans on the consolidated statements of financial condition. As the specific customer and amount of a loan loss is confirmed by gathering additional information, taking collateral in full or partial settlement of the loan, bankruptcy of the borrower, etc., the loan is written down, reducing the allowance for loan losses. If, subsequent to a writedown, the Company is able to collect additional amounts from the customer or obtain control of collateral worth more than previously estimated, a recovery is recorded, thus increasing the allowance for loan losses.

       (f)    Loan Origination Fees, Loan Commitment Fees and Related Costs

              The Company defers loan origination fees, loan commitment fees and the incremental direct costs (principally compensation and benefits relating to successful underwriting efforts) relative to loans originated. These deferred fees and costs are amortized into interest income to approximate a level yield over the life of the related loans, adjusted for actual prepayments.

              Other loan fees such as loan servicing fees, late payment fees and prepayment penalties are included as a component of noninterest income in the accompanying consolidated statements of operations.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


       (g)    Loans Held for Sale and Gains and Losses from the Sale of Loans

              Loans originated and intended for sale are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. There were no loans other than residential real estate and student loans held for sale at December 31, 1998. At December 31, 1997, there were no loans other than student loans held for sale.

              Gains and losses resulting from the sale of loans are determined by the specific identification method and reflect the extent that sales proceeds exceed or are less than the carrying value of the loans sold. In some cases, the Company sells loans and continues to service such loans for the investor. In these cases, the Company recognizes either a servicing asset, at its allocated previous carrying amount based on relative fair value, or a servicing liability at fair value. Any servicing assets recognized as part of the sale are amortized as a deduction from servicing income in proportion to and over the period of estimated net servicing income. To the extent sales of loans involve the sale of part of a loan or a pool of loans, the cost basis is allocated based upon the relative fair value of the portion sold and the portion retained. Impairment of servicing assets is assessed based on the fair value of those assets. Fair values are estimated using discounted cash flows based on a current market interest rate. At December 31, 1998 and 1997, the carrying value of servicing assets was not impaired.

       (h)    Loan Servicing

              Loans serviced by the Company for others are primarily the result of the Company selling loans while retaining the servicing of those loans. These loans are not included with loans receivable or any other asset in the accompanying consolidated statements of financial condition. Fees earned for servicing loans owned by investors are reported as income when the related loan payments are collected. Loan servicing costs are charged to expense as incurred. Loans serviced for others totaled approximately $121,232,000 and $124,525,000, at December 31, 1998 and 1997,
              respectively. Servicing fees earned totaled approximately $466,000, $291,000, $521,000, and $581,000 for the year ended
              December 31, 1998, the six months ended December 31, 1997, and for the years ended June 30, 1997 and 1996, respectively, and are included as a component of loan fees and loan service charges in the accompanying consolidated statements of operations.

              At December 31, 1998 and 1997, unamortized servicing assets were approximately $1,924,000 and $1,363,000, respectively, and are included in other assets. Amortization of these assets totaling approximately $1,024,000, $363,000, $1,006,000, and $1,262,000 was
              charged against loan servicing income for the year ended December 31, 1998, the six months ended December 31, 1997, and the years ended June 30, 1997 and 1996, respectively.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


       (i)    Premises and Equipment

              Buildings, building improvements, furniture, fixtures and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets. Estimated lives range from 25 to 30 years for buildings and building improvements and 3 to 10 years for furniture, fixtures and equipment.

              Maintenance and repairs are charged to expense as incurred and building improvements are capitalized. The costs and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains or losses are credited or charged to income.

       (j)    Assets Acquired Through Foreclosure and Repossession

              Assets acquired through foreclosure and repossession are recorded at estimated fair value, net of estimated selling costs at the date of foreclosure or repossession. The values of assets acquired through foreclosure and repossession are monitored by the Company continually through sales and rental activities, and by updated appraisals and other valuation methods when needed. The allowance for losses on assets acquired through foreclosure and repossession is an amount which management believes will be adequate to absorb losses from the disposition and/or revaluation of these assets. Additions or reversals of the allowance for losses on assets acquired through foreclosure and repossession are provided as an expense or a benefit, respectively, through other expense in the accompanying consolidated statements of operations. The allowance for losses is charged or reduced as losses through sales or revaluations are incurred.

       (k)    Debt Issuance Costs

              The Company capitalizes all costs related to the issuance of debt. Unamortized debt issuance costs at December 31, 1998, of approximately $3,689,000, are included in other assets in the consolidated statements of financial condition. Debt issuance costs are amortized over the life of the senior notes as a yield adjustment to notes payable interest expense in the consolidated statements of operations.

       (l)    Intangible Assets

              Intangible assets consist of goodwill and core deposit premiums. Goodwill represents the excess cost over fair value of net assets acquired in 1998 and is being amortized on a straight-line basis over a 15-year period. Core deposit premiums were paid in the acquisitions of other depository institutions and are capitalized and amortized over the expected lives of the core deposits, estimated to be eight to ten years, using the straight-line method. The Company evaluates the recoverability of these intangible assets by assessing whether the amortization of the asset

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


              balances over their remaining lives can be recovered through projected cash flows. The amount of impairment, if any, is measured based on projected discounted cash flows. No impairment was recognized at December 31, 1998 and 1997.

              Amortization expense totaled approximately $1,934,000 for the year ended December 31, 1998, $619,000 for the six months ended December 31, 1997, and $1,238,000 for each of the years ended June 30, 1997 and 1996. Accumulated amortization of goodwill and core deposit premiums at December 31, 1998 and 1997, totaled approximately $11,473,000 and $9,539,000, respectively.

       (m)    Interest Rate Swap, Cap and Floor Agreements

              Interest rate swap, cap and floor agreements are entered into as a hedge to stabilize the Company's funding cost and to stabilize the Company's yield on floating rate debt securities, and as part of the Company's overall asset/liability management program. The most frequently used derivative products are various types of interest rate swaps. However, interest rate caps and floors are also utilized. These derivatives are typically classified as either hedges or synthetic alterations. The criteria that must be satisfied for each of these classifications are as follows: (i) Hedge the asset or liability to be hedged exposes the Company, as a whole, to interest rate risk; (ii) Synthetic alteration - the asset or liability converted exposes the Company, as a whole, to interest rate risk and the derivative is designed and effective as a synthetic alteration of a statement of financial condition item. Net interest income or expense from the interest rate swap, cap and floor agreements is recorded as an adjustment to the interest income/expense of the hedged asset/liability, respectively. Premiums paid for caps and floors are amortized over their contractual lives using the straight-line method. When interest rate swap agreements are sold or settled without the simultaneous disposition of a hedged item, any gain or loss is deferred and amortized into interest income or expense over the remaining term of the swap agreement or until disposition of the hedged item. As the assets or liabilities being hedged are sold or liquidated, a proportionate amount of the deferred gain or loss and unamortized premiums is also recognized. Deferred gains or losses and unamortized premiums are reflected as an adjustment to the carrying value of the hedged item in the accompanying consolidated statements of financial condition. There were no such agreements outstanding at December 31, 1998 and 1997.

       (n)    Income Taxes

              Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996



       (o)    Net Income (Loss) Per Share

              Basic net income (loss) per share is based upon the weighted average number of shares outstanding during the period. Stock options and warrants to purchase common stock are considered in diluted income per share calculations, if dilutive, and are computed using the treasury stock method. As a result of the recapitalization discussed in Note 2, the weighted average number of shares used in the computation of income (loss) per share is 15,400,000 for the years ended June 30, 1997 and 1996 (based on an equivalent number of shares for the 60 shares outstanding prior to the recapitalization). For the six months ended December 31, 1997 the weighted average number of shares is 18,066,000. Stock options and warrants to purchase common stock discussed in Notes 2 and 18 were outstanding during the six months ended December 31, 1997, but were not included in the computation of diluted income (loss) per share because of the net loss for the six months ended December 31, 1997.

              The following table reconciles the net income and weighted average shares outstanding used in the calculation of basic and diluted net income per share for the year ended December 31, 1998.

                                                                                    Weighted
                                                                                     Average
                                                                                     Shares              Per Share
                                                               Net Income          Outstanding             Amount
                                                            ------------------  ------------------    -----------------

                  Basic net income per share                    $18,437,000         20,431,698            $    .90
                                                                                                          ========

                  Effect of dilutive securities:
                      Warrants                                           --             52,599
                      Options                                            --             122,822
                                                                -----------         ----------

                  Diluted net income per share                  $18,437,000         20,607,119            $    .89
                                                                ===========         ==========            ========

       (p)    New Accounting Pronouncements

              The Company adopted Statement of Financial Accounting Standards
              (SFAS) No. 130, "Reporting Comprehensive Income," in 1998. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income (loss) consists of net income
              (loss) and net unrealized gains (losses) on securities available for sale and is presented in the consolidated statements of stockholders' equity. SFAS No. 130 requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


              In July 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." This statement requires disclosure for each segment that are similar to those required under previous standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. It requires limited segment data on a quarterly basis. It also requires geographic data by country, as opposed to broader geographic regions as permitted under previous standards. The Company operates as one segment and the adoption of this statement in 1998 had no impact on the Company's disclosures.

              On January 1, 1998, the Company adopted SFAS No 132, "Employers' Disclosures about Pension and Other Postretirement Benefits." SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the method of accounting for such plans. Prior year disclosures in the notes to the financial statements have been revised to conform to the requirements of SFAS No. 132.

              In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that a company recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. This statement is required to be adopted by the Company in 2000. Management does not anticipate this statement to have a material adverse impact on the consolidated financial position or the future results of operations of the Company.


(2)    Change in Ownership and Management

       On September 8, 1997, the Company completed a securities offering in which, after increasing the number of authorized shares from 2,000 to 25,000,000, 19,700,000 shares of common stock totaling $197,000,000 and
       $80,000,000 of 11% Senior Notes were issued to individual investors. Of the total net proceeds received in the offering ($257,300,000), $7,200,000 was used to repay the note payable and associated accrued interest and approximately $154,000,000 was used to redeem all of the previously issued and outstanding shares of the Company's common stock. The redemption amount is subject to adjustment under terms set forth in the Redemption Agreement, as defined. Subsequent to September 8, 1997, adjustments totaling approximately $5,000,000 were assessed against the Selling Shareholders and were reflected as a reduction to the cost of treasury stock with a corresponding receivable from the Selling Shareholders of approximately $5,000,000 recorded in other assets in the consolidated statements of financial condition. The remainder of the proceeds was used to make capital contributions to Local of approximately $83,839,000, establish an interest reserve account for the Senior Notes of approximately $8,800,000 and establish a cash account of approximately $3,000,000.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


       In connection with the securities offering and redemption, the existing board of directors resigned and a new board of directors was appointed. In addition, a new chief executive officer and a new president of the Company were appointed. Prior to the securities offering and change in management, the Company's strategy had been to operate a low cost institution structured around the following areas: (i) a nationally diversified wholesale commercial real estate mortgage portfolio; (ii) a retail deposit franchise within Oklahoma operated on a low-overhead basis delivering a traditional set of thrift products and services, including conforming single-family residential home loans, equity, student guaranteed, direct automobile and installment loans through its branch network; (iii) a wholesale securities portfolio involving derivative mortgage securities funded both by retail, as well as, wholesale funding through advances from the Federal Home Loan Bank of Topeka (FHLB) and securities sold under agreements to repurchase; and (iv) origination of indirect subprime automobile finance contracts through dealerships in Oklahoma and Florida (originations ceased in fiscal 1997). New management has among other things, (i) ceased the wholesale securities strategy previously employed by the Company and caused the Company to sell all or a substantial portion of its derivative mortgage portfolio and (ii) utilized the proceeds to repay outstanding advances from the FHLB and securities sold under agreements to repurchase, as well as terminated and liquidated the Company's interest rate contracts associated with the derivative mortgage portfolio and the advances from the FHLB and securities sold under agreements to repurchase.

       In connection with the securities offering, warrants to buy 591,000 shares of common stock of the Company were issued to the placement agent. The warrants will be exercisable for a five year period commencing upon the date of consummation, September 8, 1997, at an exercise price of $10 per share.

       The issuance of new shares of common stock and Senior Notes and redemption of all previously issued common stock have been accounted for as a recapitalization with no adjustments to the carrying amounts of assets and liabilities since none of the new investors individually or in concert control the Company. Regulatory approval of the change in ownership was not required as the Office of Thrift Supervision (OTS) does not require regulatory approval unless an investor or group of investors in concert own more than 9.9% of the voting common stock.


(3)    Acquisitions

       On February 16, 1998, Green Country Banking Corporation (Green Country) and its subsidiary, Green Country Bank, F.S.B., were acquired and merged into the Company. The acquisition was accounted for as a purchase in which the purchase price was allocated to the net assets acquired based upon their fair market values at the date of acquisition. Concurrent with the acquisition, the Company issued 837,209 shares of its Common Stock for approximately $9,000,000 to the three existing shareholders of Green Country; two of the Green Country shareholders are officers and directors of the Company.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


       On October 9, 1998, the Company acquired BankSouth Corporation (BankSouth) for approximately $20,334,000 in cash, which included the redemption of its preferred stock. This acquisition was accounted for under the purchase method of accounting in which the purchase price was allocated to the net assets acquired based upon their fair market values at the date of acquisition.

       Unaudited combined balance sheet information for Green Country and BankSouth, at fair value, on the dates of acquisition is as follows (in thousands):

           Cash and due from banks                                                $  9,880
           Securities available for sale                                            39,982
           Loans receivable, net                                                   211,040
           Premises and equipment, net                                              10,251
           Assets acquired through foreclosure and repossession, net                   374
           Federal Home Loan Bank of
                Topeka stock                                                         2,869
           Current tax receivable                                                      901
           Deferred tax asset, net                                                     867
           Other assets                                                              5,370
                                                                                  --------

                  Total assets                                                     281,534
                                                                                  --------

           Deposits                                                                238,655
           Advances from the Federal
                 Home Loan Bank of Topeka                                           20,600
           Other liabilities                                                        10,943
                                                                                  --------

                  Total liabilities                                                270,198
                                                                                  --------

           Net assets at fair value                                               $ 11,336
                                                                                  ========

       The excess of the purchase price of approximately $29,334,000 over the net assets acquired of approximately $11,336,000, was allocated to goodwill. The resulting goodwill of approximately $17,998,000 is being amortized on a straight-line basis over 15 years.

       The following unaudited pro forma information presents the combined results of operations as if the acquisitions had occurred as of July 1, 1997, after giving effect to amortization of goodwill. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the companies been combined during such periods.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


                                                                                              Six months
                                                                              Year ended        ended
                                                                             December 31,     December 31,
                                                                                 1998             1997
                                                                          ----------------   --------------

                  Net income (loss)                                         $19,287,000       (85,131,000)
                                                                            ===========       ===========

                  Basic net income (loss) per share                         $       .94             (4.71)
                                                                            ===========       ===========

                  Diluted net income (loss) per share                       $       .93             (4.71)
                                                                            ===========       ===========


(4)    Securities Purchased Under Agreements to Resell

       Securities purchased under agreements to resell at December 31, 1998 and 1997, are summarized as follows (in thousands):

                                                                                 1998             1997
                                                                          ----------------   --------------

                Average outstanding balance                                 $    70,369            60,000
                Maximum month-end balance                                       231,000           178,000
                Mortgage-backed securities securing the
                    agreements at period-end:
                       Carrying value                                                --           178,000
                       Estimated market value                                        --           184,000

       Securities purchased under agreements to resell are held by the broker-dealers who arranged the transactions. The agreements generally mature within one month.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996



(5)    Securities

       A comparative summary of securities available for sale is as follows (in thousands):

                                                                     Gross          Gross         Estimated
                                                    Amortized      Unrealized     Unrealized       Market
                                                       Cost          Gains          Losses          Value
                                                    --------       ----------     ----------      ---------

       December 31, 1998:

          U.S. Government and agency
            securities                              $ 38,988            104           --           39,092

          Municipal securities                           965             --           --              965

          Collateralized mortgage obligations        505,310         17,231          413          522,128

          Mortgage-backed securities                   8,653            128            2            8,779
                                                    --------         ------        -----          -------

                                                    $553,916         17,463          415          570,964
                                                    ========         ======        =====          =======


                                                                     Gross          Gross         Estimated
                                                    Amortized      Unrealized     Unrealized       Market
                                                       Cost          Gains          Losses          Value
                                                    --------       ----------     ----------      ---------

       December 31, 1997:

          U.S. Government and agency
            securities                              $  6,001             --              1          6,000

          Collateralized mortgage obligations        425,835          4,221          1,180        428,876

          Mortgage-backed securities                  82,674            559              2         83,231
                                                    --------         ------          -----        -------

                                                    $514,510          4,780          1,183        518,107
                                                    ========         ======          =====        =======

       Maturities of investment securities classified as available for sale at December 31, 1998, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


                                                                   Amortized            Estimated
                                                                     Cost             Market Value
                                                               -----------------  --------------------

                Due in one year or less                             $  7,536            7,536
                Due from one to five years                            22,445           22,512
                Due from five to ten years                             9,972           10,009
                                                                    --------          -------

                                                                      39,953           40,057

                Mortgage-backed securities                             8,653            8,779
                Collateralized mortgage obligations                  505,310          522,128
                                                                    --------          -------

                                                                    $553,916          570,964
                                                                    ========          =======

       During the period following June 30, 1997, and prior to the change in ownership of the Company on September 8, 1997, the Company purchased approximately $74,440,000 in agency securities for the held to maturity portfolio. These short-term securities were purchased to meet liquidity requirements. Subsequent to the change in ownership of the Company, new management elected to classify the held to maturity portfolio as available for sale. The amortized cost of securities held to maturity transferred to securities available for sale was approximately $454,496,000 with an unrealized loss of approximately $6,316,000. Also, soon after the change in ownership, the Company sold approximately $118,480,000 in agency securities, approximately $75,482,000 in mortgage backed certificates and approximately $345,176,000 in floating rate securities for a gross loss of approximately $17,336,000. Management was of the opinion that the fair value of the floating rate security portfolio would not fully recover the amortized cost of the portfolio prior to the time of sale. As a result, the Company recognized through earnings the unrealized loss on the remaining floating rate portfolio of $54,724,000 which is included in net gains (losses) on sale of assets in the accompanying consolidated statements of operations for the six months ended December 31, 1997.

       At December 31, 1998 and 1997, securities available for sale included floating rate securities with an amortized cost of approximately $299,746,000 and $425,491,000, respectively, and fixed-rate securities of approximately $254,169,000 and $83,018,000, respectively. The floating-rate securities' weighted average yield was 7.6% and 6.97% at December 31, 1998 and 1997, respectively. The fixed rate securities' weighted average yield was 6.36% and 6.51% at December 31, 1998 and 1997, respectively. The overall weighted average yield of securities was 7.05% and 6.83% at December 31, 1998 and 1997, respectively.

       At December 31, 1998 and 1997, securities with a total par amount of $276,566,000 and $73,957,000, respectively, were pledged to secure various deposits, borrowings, and securitization transactions. Accrued interest receivable on securities of approximately $3,307,000 and $2,842,000 was included in other assets at December 31, 1998 and 1997, respectively.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


       Proceeds from sales of securities available for sale for the year ended December 31, 1998, the six months ended December 31, 1997, and for the years ended June 30, 1997 and 1996, were approximately $47,764,000, $865,146,000, $730,957,000, and $50,321,000, respectively. Gross gains of approximately $2,189,000, $12,788,000, and $1,000 were realized for the year ended December 31, 1998, for the six months ended December 31, 1997, and for the year ended June 30, 1996, respectively. No gross gains were realized for the year ended June 30, 1997. Gross losses of $5,000, $17,398,000, $29,889,000, and $182,000 were realized for the year ended
       December 31, 1998, the six months ended December 31, 1997, and for the years ended June 30, 1997 and 1996, respectively, and are included in net gains (losses) on sale of assets in the accompanying consolidated statements of operations. Gains and (losses) from loans securitized and sold are not included above.

       In prior years the Company owned Student Loan Marketing Association Preferred Stock which was sold during 1997. Proceeds from the sale of those securities during 1997 were approximately $12,986,000 with gross gains of approximately $307,000 realized in 1997.

       In December 1995, concurrent with the adoption of its implementation guide on SFAS No. 115, the FASB allowed a one-time reassessment of the SFAS No. 115 classifications of all securities currently held. Any reclassifications would be accounted for at estimated market value in accordance with SFAS No. 115 and any reclassifications from the held to maturity portfolio that resulted from this one-time reassessment would not call into question the Company's intent to hold other securities to maturity in the future. The Company used the opportunity under this one-time reassessment to reclassify $1,500,793,000 in securities from held to maturity to the available for sale portfolio. In connection with this reclassification, gross unrealized losses of $16,663,000 were recorded in available for sale securities. This reclassification resulted in a reduction of stockholders' equity of $10,831,000 (net of tax).


(6)    Loans Receivable

       Loans receivable are summarized below at amortized cost (in thousands):

                                                                                       December 31,
                                                                              --------------------------
                                                                                  1998            1997
                                                                              ----------        --------

              Residential real estate loans                                  $   344,565         281,565
              Commercial                                                         927,682         646,539
              Held for sale                                                       16,188           7,133
              Consumer loans                                                     101,738          38,717
                                                                              ----------        --------
                       Total loans                                             1,390,173         973,954

              Less:
                 Allowance for loan losses                                       (27,901)        (20,484)
                                                                              ----------        --------

                       Loans receivable, net                                  $1,362,272         953,470
                                                                              ==========        ========

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


       Accrued interest receivable on loans of approximately $8,586,000 and $7,129,000 was included in other assets at December 31, 1998 and 1997, respectively.

       An analysis of the allowance for loan losses is as follows (in thousands):

                                                        Year           Six months
                                                       ended             ended              Years ended June 30,
                                                    December 31,      December 31,        ------------------------
                                                        1998              1997             1997              1996
                                                     --------            ------           ------             -----

       Balance at beginning of period                $ 20,484            11,435            3,228             4,593
          Allowance acquired                            7,284                --               --                --
          Loans charged off                            (1,504)          (16,554)         (20,293)           (6,537)
          Recoveries                                      187                25               72                55
                                                     --------            ------           ------             -----
              Net loans charged off                    (1,317)          (16,529)         (20,221)           (6,482)

          Provision for loan losses, primarily
            related to indirect automobile
            loans prior to 1998                         1,450            25,578           28,428             5,117
                                                     --------            ------           ------             -----

       Balance at end of period                      $ 27,901            20,484           11,435             3,228
                                                     ========            ======           ======             =====

       Beginning in fiscal 1994, the Company initiated a subprime indirect automobile financing program, through dealerships in Oklahoma and Florida. Loans were generated through a network of principally used automobile dealers and were extended to borrowers who typically were not eligible for traditional bank financing, due to past credit problems or inadequate credit history. Loans were typically extended in amounts to include the purchase price of the automobile, tag, tax and license fees and optional credit life and vehicle maintenance warranty insurance coverage. Loan terms included interest rates ranging from 13.9% to 30.9% and payment periods ranging from 12 months to 60 months. Due to the nature of the borrowers involved, a higher than normal risk of borrower default and inability to collect all amounts due was likely. During fiscal 1997, the Company experienced greater than expected borrower defaults and resultant losses and chose to cease all further origination activities. At June 30, 1997, the subprime loan portfolio totaled approximately $75,545,000, net of discounts and unearned interest, in which an allowance for loan losses of approximately $7,684,000, or 10%, of the carrying value of the subprime loan portfolio had been established. From inception of the program through December 31, 1997, loan originations totaled approximately $187,832,000 with associated charge offs of approximately $28,650,000 or 15%. The allowance for loan losses was established for estimated inherent losses that existed in the auto loan portfolio at June 30, 1997, based primarily on the delinquency status of the loan portfolio, the estimated value of the underlying collateral and historical loss experience. In December 1997, the Company sold the subprime loan portfolio for approximately $43,968,000 which approximated the Company's book value less the valuation allowance.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


       In connection with the BankSouth acquisition in 1998 (see note 3), the Company acquired a portfolio of indirect automobile loans of approximately $20,000,000. Management believes that this portfolio, while containing more risk than direct automobile loans, represents less risk than the program previously conducted prior to the change in ownership. In management's opinion, adequate allowances have been established to properly reflect the losses inherent in these loans at December 31, 1998.

       At December 31, 1998 and 1997, the Company classified approximately $1,176,000 and $655,000, respectively, of loans as impaired, as defined by SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." The average recorded investment in impaired loans for the year ended December 31, 1998 and for the six months ended December 31, 1997, was approximately $1,179,000 and $655,000, respectively. Interest payments received on impaired loans are recorded as interest income, unless collection of the remaining recorded investment is doubtful, at which time the loan is placed on nonaccrual status and payments received are recorded as reductions of principal. The Company recognized interest income on impaired loans of approximately $48,000 and $52,000 for the year ended December 31, 1998 and for the six months ended December 31, 1997, respectively.

       At December 31, 1998 and 1997, loans to directors, officers and employees of the Company aggregated approximately $3,662,000 and $1,500,000, respectively. In management's opinion, such transactions were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk.


(7)    Premises and Equipment

       Premises and equipment consisted of the following (in thousands):

                                                                          December 31,
                                                                 -------------------------
                                                                   1998             1997
                                                                 --------          ------

       Land                                                      $  4,711           3,033
       Buildings and building improvements                         20,739          11,920
       Furniture, fixtures and equipment                           15,474          10,938
                                                                 --------          ------

                                                                   40,924          25,891
       Less accumulated depreciation and amortization             (16,965)        (15,245)
                                                                 --------          ------

                                                                 $ 23,959          10,646
                                                                 ========          ======

       Depreciation and amortization expense relating to premises and equipment for the year ended December 31, 1998, the six months ended December 31, 1997 and the years ended June 30, 1997 and 1996 was approximately $1,730,000, $692,000, $1,450,000, and $1,213,000, respectively.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


(8)    Assets Acquired Through Foreclosure and Repossession

       Assets acquired through foreclosure and repossession amounted to $693,000 and $260,000 at December 31, 1998 and 1997, net of allowances of $139,000 and $35,000, respectively. For the year ended December 31, 1998, the six months ended December 31, 1997, and for the years ended June 30, 1997 and 1996, income (expense) from assets acquired through foreclosure and repossession totaled approximately $(127,000), $69,000, $873,000, and $1,902,000, respectively. The Company records net income (expense) from assets acquired through foreclosure and repossessions in other noninterest income if in a net income position or in other noninterest expense if in a net expense position, while the gain or loss portion is included in net gains (losses) on sale of assets.


(9)    Deposit Accounts

       Accrued interest on deposit accounts of approximately $4,206,000 and $3,865,000 was included in other liabilities in the accompanying consolidated statements of financial condition at December 31, 1998 and 1997, respectively.

       The aggregate amount of certificates of deposit with a denomination greater than $100,000 was approximately $93,000,000 and $86,000,000 at December 31, 1998 and 1997, respectively.

       Contractual maturities of time deposits at December 31, 1998, are summarized as follows (dollars in thousands):


             Year ending December 31,                         Amount
                                                            ----------

                 1999                                       $  961,389
                 2000                                          190,009
                 2001                                           37,901
                 2002                                           10,088
                 2003 and thereafter                            13,928
                                                            ----------

                                                            $1,213,315
                                                            ==========

       Legislation was enacted in fiscal 1997 which required institutions holding deposits insured by the Savings Association Insurance Fund (SAIF) to pay a one-time fee of approximately 65 cents for each $100 of SAIF insured deposits. The Company accrued its one-time assessment of approximately $10,311,000 during September 1996.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


(10)   Securities Sold Under Agreements to Repurchase

       Securities sold under agreements to repurchase are summarized as follows (dollars in thousands):

                                                                                             June 30,
                                                                    December 31,      ----------------------
                                                                        1997            1997           1996
                                                                    ------------      -------        -------

       Average outstanding balance                                   $ 57,579         421,706         685,601
       Weighted average interest rate during the period                  5.61%           5.45%           5.83%
       Maximum month-end balance                                     $239,914         942,315       1,079,194
       Outstanding balance at the end of the period                        --         310,801       1,079,194
       Weighted average rate at the end of the period                      --            5.55%           5.36%
       Mortgage-backed securities securing the agreements
           at period-end:
              Carrying value                                         $     --         335,202       1,171,395
              Estimated market value                                       --         322,451       1,115,428
       Accrued interest payable at the end of the period                   --           1,327           5,799

       Securities sold under agreements to repurchase were delivered to the broker-dealers who arranged the transactions. The agreements generally matured within one month.

       Additional interest expense incurred on interest rate swaps not included in the above average rates totaled approximately $444,000, $5,227,000, and $6,428,000 for the six months ended December 31, 1997, and the years ended June 30, 1997 and 1996, respectively.

       There are no securities sold under agreements to repurchase at December 31, 1998 and 1997. All agreements outstanding at June 30, 1997, were either retired or replaced with FHLB advances as part of the Company's ongoing asset/liability management strategy.


(11)   Advances from the Federal Home Loan Bank of Topeka

       Advances from the FHLB are summarized as follows (dollars in thousands):

                                                                       December 31,
                                               ----------------------------------------------------------
                                                           1998                            1997
                                               ---------------------------     --------------------------
                                                              Weighted                        Weighted
                                                               Average                         Average
                                                             Contractual                     Contractual
                                                Balance         Rate           Balance          Rate
                                                -------      -----------       -------       -----------

              Variable rate                    $     --           --%          $30,100          5.75%
              Fixed rate                        220,033         4.77            50,036          6.26
                                               --------                        -------
                                               $220,033         4.77%          $80,136          6.06%
                                               ========         ====           =======          ====

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


       At December 31, 1998, the Company had $130,000,000 in borrowing capacity under a collateralized line of credit with the FHLB. The line of credit was unadvanced at December 31, 1998. The line of credit expires on October 22, 1999, and bears interest at a floating rate.

       Although no specific assets are pledged, the FHLB requires the Company to hold eligible assets with a lending value, as defined, at least equal to FHLB advances, which can include such items as first mortgage loans, investment securities and interest bearing deposits, which are not already pledged or encumbered.

       Scheduled principal repayments of advances from the FHLB at December 31, 1998, were as follows (dollars in thousands):

                                                                                               Weighted
                                                                                               Average
                                                                                             Contractual
                     Year ending December 31,                            Amount                  Rate
                                                                         ------                  ----

                       1999                                             $    --                  --%
                       2000                                                  --                  --
                       2001                                                  --                  --
                       2002                                               40,000               6.26
                       2003 and thereafter                               180,033               4.44
                                                                        --------               ----

                                                                        $220,033               4.77%
                                                                        ========               ====


(12)   Senior Notes

       Senior notes of $80,000,000 at 11% and issued to individual investors were outstanding at December 31, 1998 and 1997. Senior notes are due September 8, 2004 and pay interest semiannually. Senior notes are general unsecured obligations of Local Financial and will rank senior to such other indebtedness as the Company may incur that is not expressly subordinated to the senior notes. The indenture generally restricts the incurrence of additional indebtedness by the Company, except for certain junior indebtedness.


(13)   Interest Rate Swap, Cap and Floor Agreements

       The Company is a party to financial instruments with off-balance sheet risk, in the normal course of business, to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, options written, standby letters of credit and financial guarantees, interest rate caps and floors written, interest rate

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


       swaps, and forward and futures contracts. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

       The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate caps, floors, and swap transactions, forward and futures contracts, and options written, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its interest rate swap, cap and floor agreements, and forward and futures contracts through credit approvals, limits, and monitoring procedures.

       Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.

       The Company enters into a variety of interest-rate swap transactions in managing its interest rate exposure. Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The Company minimizes its credit exposure to interest rate counterparties by entering into the transactions with counterparties that have been rated in one of the top three investment ratings by at least two nationally recognized credit rating agencies. The Company also utilized interest rate caps and floors to manage its interest rate exposure through the use of these instruments.

       Effective with the change in ownership on September 8, 1997, all outstanding interest rate swap, cap and floor agreements were terminated and are included in net gains (losses) on sale of assets in the consolidated statements of operations. The termination of the interest rate swap agreements, totaling approximately $500,000,000 notional principal amount, resulted in realized gross losses of approximately $47,283,000. The termination of cap and floor agreements totaling approximately $2,350,000,000 notional principal amount resulted in realized gross losses of $2,234,000. Upon termination of the interest rate swap, cap and floor agreements, and the corresponding liquidation of the underlying hedged items, the Company recognized all remaining deferred gains and losses which resulted in an additional loss of approximately $3,920,000. The above losses resulted in a net tax benefit of approximately $18,703,000.

       During fiscal 1997, the Company terminated interest rate swaps used to hedge securities sold under agreements to repurchase and FHLB advances with a notional principal amount of $100,000,000 resulting in a loss of approximately $3,825,000 which was being amortized over the life of the original swap agreement of approximately 7 years. (See discussion above on termination of interest rate swaps in connection with the change in ownership on September 8, 1997.) During fiscal 1996, the Company terminated interest rate swaps used to hedge a portion of the available for sale portfolio with a notional

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996



       principal of $300,000,000 resulting in a gain of $3,637,000 which was being amortized over the original swap agreement of approximately 3 years. The Company also terminated interest rate swaps during fiscal 1996 used to hedge a portion of the securities sold under agreements to repurchase and FHLB advances with a notional principal amount of $200,000,000 resulting in a loss of approximately $3,344,000 which was being amortized over the original swap agreement of approximately 2 years. As a result of interest rate swap terminations, amortization of deferred gains and losses resulted in the recognition of approximately $73,000 in net losses during fiscal year 1997 and $671,000 in net gains during fiscal year 1996.

       The net effect of the interest rate swaps, caps and floors on net interest income was a decrease of approximately $21,148,000 ($13,746,000 net of income tax) and $21,509,000 ($14,772,000 net of income tax) for the years ended June 30, 1997 and 1996, respectively. Such decrease was attributable primarily to interest rate swaps used to hedge a portion of the Company's cost of borrowings in periods of rising interest rates.


(14)   Other Comprehensive Income (Loss)

       The changes in the components of other comprehensive income (loss) are reported net of income taxes for the periods indicated as follows:

                                                                             Year ended December 31, 1998
                                                               --------------------------------------------------------
                                                                   Pre-tax              Tax                 Net
                                                                   Amount              Effect             Amount
                                                              ------------------  -----------------  ------------------

         Unrealized gain on securities:
              Unrealized holding gain arising                     $15,636             (5,472)             10,164
                  during the period
              Less: reclassification adjustment
                  for gains included in net income                 (2,184)               764              (1,420)
                                                                  -------             ------              ------

          Other comprehensive income                              $13,452             (4,708)              8,744
                                                                  =======             ======              ======

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


                                                                         Six months ended December 31, 1997
                                                              ---------------------------------------------------------
                                                                   Pre-tax              Tax                 Net
                                                                   Amount              Effect             Amount
                                                              ------------------  -----------------  ------------------

          Unrealized loss on securities:
              Unrealized holding loss arising
                  during the period                               $ (6,532)             2,286              (4,246)
              Less: reclassification adjustment
                  for losses included in net income                 59,334            (20,767)             38,567
                                                                  --------            -------             -------

          Other comprehensive income                              $ 52,802            (18,481)             34,321
                                                                  ========            =======             =======


                                                                               Year ended June 30, 1997
                                                              ---------------------------------------------------------
                                                                   Pre-tax              Tax                 Net
                                                                   Amount              Effect             Amount
                                                              ------------------  -----------------  ------------------

         Unrealized loss on securities:
              Unrealized holding loss arising
                  during the period                               $ (4,174)             1,462              (2,712)
              Less: reclassification adjustment
                  for losses included in net income                 29,582            (10,354)             19,228
                                                                  --------            -------              ------

          Other comprehensive income                              $ 25,408             (8,892)             16,516
                                                                  ========            =======             =======


                                                                              Year ended June 30, 1996
                                                              ---------------------------------------------------------
                                                                   Pre-tax              Tax                 Net
                                                                   Amount              Effect             Amount
                                                              ------------------  -----------------  ------------------

          Unrealized loss on securities:
              Unrealized holding loss arising
                  during the period                               $(75,147)            26,301             (48,846)
              Less: reclassification adjustment
                  of losses included in net income                     181                (63)                118
                                                                  --------            -------             -------

          Other comprehensive loss                                $(74,966)            26,238             (48,728)
                                                                  ========            =======             =======

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996



(15)   Income Taxes

       The provision (benefit) for income taxes has been allocated as follows, including the tax effect of the changes in unrealized gains (losses) on available for sale securities (in thousands):

                                                  Year              Six months
                                                  ended               ended               Years ended June 30,
                                               December 31,        December 31,         ------------------------
                                                   1998                1997               1997           1996
                                                 -------              -------            ------         -------

       Income (loss) from operations             $10,254              (44,075)          (11,860)          4,872
       Stockholders' equity                        4,708               18,481             8,892         (26,238)
                                                 -------              -------           -------         -------

                                                 $14,962              (25,594)           (2,968)        (21,366)
                                                 =======              =======           =======         =======

       Components of the provision (benefit) for income taxes from operations are as follows (in thousands):

                                                  Year              Six months
                                                  ended               ended               Years ended June 30,
                                               December 31,        December 31,         ------------------------
                                                   1998                1997               1997           1996
                                                 -------              -------            ------         -------

       Current income tax expense
           (benefit)                             $(1,005)             (16,490)          (10,431)          2,911
       Deferred income tax expense
           (benefit)                              11,259              (27,585)           (1,429)          1,961
                                                 -------              -------           -------           -----

                                                 $10,254              (44,075)          (11,860)          4,872
                                                 =======              =======           =======           =====

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


       The effective income tax rates differ from the statutory federal income tax rate of 35%. A reconciliation of the provision (benefit) for income taxes based on the statutory rates with the effective rates is as follows (in thousands):

                                                  Year              Six months
                                                  ended               ended               Years ended June 30,
                                               December 31,        December 31,         ------------------------
                                                   1998                1997               1997           1996
                                                 -------              -------            ------         -------

       Income tax at statutory rate (35%)       $ 10,042              (45,511)          (14,667)         6,453
           Provision for deferred tax assets          --                  742             2,000             --
           Effect of state income tax
              (benefit), net of federal              549               (5,236)           (3,013)          (675)
           Change in valuation allowance            (384)               6,254             2,949             --
           Other, net                                 47                 (324)              871           (906)
                                                --------              --------          --------         -----
           Provision (benefit) for income
              taxes                             $ 10,254              (44,075)          (11,860)         4,872
                                                ========              =======           =======          =====

       Deferred income tax assets and liabilities consisted of the following (in thousands):

                                                                                        December 31,
                                                                       ------------------------------------------------
                                                                                1998                     1997
                                                                       -----------------------  -----------------------
Deferred income tax assets:
    Realized losses on available for sale securities                           $  7,711                10,787
    Federal net operating loss carryforwards                                      6,668                14,283
    State net operating loss carryforwards                                        8,819                 9,203
    Allowance for loan losses                                                     4,200                 4,109
    Other                                                                         4,432                 1,365
                                                                               --------               -------

                                                                                 31,830                39,747
                                                                               --------               -------
Deferred income tax liabilities:
    Stock dividends receivable                                                   (2,564)               (1,602)
    Depreciation and amortization                                                (1,622)                 (364)
    Deferred loan fees                                                           (1,287)                 (970)
    Unrealized gains on available for sale securities                            (5,967)               (1,259)
    Other                                                                          (612)                 (291)
                                                                               --------               -------

                                                                                (12,052)               (4,486)
                                                                               --------               -------

    Net deferred tax asset                                                       19,778                35,261

Valuation allowance on state NOL's                                               (8,819)               (9,203)
                                                                               --------               -------

    Deferred tax asset, net                                                    $ 10,959                26,058
                                                                               ========               =======

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


       At December 31, 1998, the Company had approximately $19,053,000 and $176,387,000 of operating loss carryforwards available for federal and state income tax purposes, respectively. The state net operating losses expire in varying amounts between 2006 and 2013. The federal net operating losses expire in 2013.

       During 1997, the Company established a valuation allowance for the portion of the available state net operating loss carryforwards for which it was determined to be more likely than not that the benefit of the deferred tax asset would not be realized. Historically, the Company has generated income for federal income tax purposes. The tax loss for the year ended June 30, 1997, and the six months ended December 31, 1997, was a result of the Company exiting the indirect subprime automobile lending program, terminating the interest rate swap agreements, and discontinuing the wholesale securities strategy previously employed by former management. Based on the current strategy of new management and current taxable income for the year ended December 31, 1998, no valuation allowance for other deferred tax assets has been established as the Company believes it is more likely than not that sufficient income for federal income tax purposes will be realized.

       As a result of the Small Business Job Protection Act, the Company was required to change its method of accounting for bad debts from the reserve method to the direct charge-off method for income tax purposes during 1997. The Company will be required to recapture the excess of the qualifying and nonqualifying tax loan loss reserves over the base year tax loan loss reserves over a six-year period. The recapture amount is estimated to be $17,244,000 and the qualifying and nonqualifying base year tax reserves totaled approximately $8,116,000 and $1,373,000, respectively. The Company has deferred this recapture through its tax year June 30, 1998.

       In accordance with SFAS No. 109, "Accounting for Income Taxes," a deferred tax liability has not been recognized for the tax bad debt reserve and supplemental reserves of the Company that arose in tax years that began prior to December 31, 1987. At December 31, 1998, the portion of the tax bad debt reserve and supplemental reserves attributable to pre-1988 tax years was approximately $13,329,000. The amount of unrecognized deferred tax liability at December 31, 1998 was approximately $4,665,000. This deferred tax liability could be recognized if certain distributions are made with respect to the stock of Local, or the bad debt reserve is used for any purpose other than absorbing bad debt losses.

       During 1997, the Company's federal income tax returns were examined by and/or settled with the Internal Revenue Service through fiscal year 1993. As a result of these examinations and related claims for refund, the Company received a refund of taxes previously paid of approximately $800,000 which had not been anticipated by the Company prior to the examination.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


(16)   Commitments and Contingencies

       In conjunction with the acquisition of LAB during fiscal 1989, the Company and LAB entered into an Assistance Agreement with the Federal Savings and Loan Insurance Corporation (the FSLIC). Under the terms of the Assistance Agreement, the FSLIC Resolution Fund (the FUND), which is managed by the Federal Deposit Insurance Corporation (the FDIC), is entitled to receive 100% of the tax benefits attributable to acquired net operating loss carryforwards and deductions resulting from certain items, other than covered asset losses, for which the FUND has agreed to provide assistance to the extent such tax benefits are realized by the consolidated group. LAB is entitled to share in realized tax benefits of a portion of the FUND assistance on a 50-50 basis.

       Under the LAB Assistance Agreement, a dispute exists between LAB and the FDIC regarding tax benefits which have been received. Management, after consultation with legal counsel and based on available facts and proceedings to date, has determined that it is probable that LAB has some liability to the FDIC with regard to the tax benefits. The Company's estimate of this liability is approximately $13,000,000, which is included in other liabilities in the accompanying December 31, 1998 and 1997, consolidated statements of financial condition. The Company provided for this liability through a provision for uninsured risk in the consolidated statements of operations for the years ended June 30, 1997 and 1996. The FDIC's estimate of this liability is approximately $23,000,000. Management of the Company is of the opinion that the FDIC's estimate does not give credit to the Company for certain tax benefits originally contracted for in the Assistance Agreement, but later eliminated as a result of the Revenue Reconciliation Act of 1993. Management intends to vigorously defend its estimate of the liability.

       Pursuant to the terms of the Redemption Agreement discussed in Note 2, the Selling Shareholders have agreed to indemnify the Company with respect to the Assistance Agreement to the extent the Company is found to be liable for an amount in excess of approximately $13,000,000. In addition, the Selling Shareholders have agreed to be solely and exclusively responsible for all reasonable litigation costs and expenses which are incurred by the Company in connection with the prosecution, defense and settlement with the FDIC.

       In the ordinary course of business, the Company is subject to other legal actions and complaints. Management, after consultation with legal counsel, and based on available facts and proceedings to date, believes the ultimate liability, if any, arising from such legal actions or complaints, will not have a material adverse effect on the Company's consolidated financial position or future results of operations.

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


       by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. At December 31, 1998, the Company had approximately $133,333,000 of outstanding loan commitments consisting of residential real estate, commercial real estate and commercial business loans approved but unfunded.

       During 1995, the Company securitized and sold approximately $62,147,000 of fixed rate multi-family commercial loans with recourse. The maximum contractual recourse obligation of the Company is 10% of the total unpaid principal balance of the mortgages on the settlement date. At December 31, 1998, the unpaid principal balance of loans sold totaled approximately $18,543,000. The Company has pledged assets, consisting primarily of mortgage-backed securities totaling approximately $6,458,000 under the recourse provision of the securitization transaction. Management does not expect any material losses to be incurred as a result of the recourse provision.

       Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The Company holds marketable securities as collateral supporting those commitments for which collateral is deemed necessary.

       The Company leases certain real estate and equipment under operating leases. For the year ended December 31, 1998, the six months ended December 31, 1997, and for the years ended June 30, 1997 and 1996, lease expense totaled approximately $594,000, $387,000, $730,000, and $618,000, respectively. Future obligations under operating leases at December 31, 1998, are summarized as follows (in thousands):

                  Year ending December 31,

                          1999                         $  528
                          2000                            397
                          2001                            371
                          2002                            303
                          2003 and thereafter             188
                                                       ------

                                                       $1,787
                                                       ======

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


(17)   Regulatory Matters

       Local is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on Local's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Local must meet specific capital guidelines that involve quantitative measures of Local's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Local's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require Local to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), of core capital (as defined) to adjusted tangible assets (as defined) and of tangible capital (as defined) to tangible assets. Management believes, as of December 31, 1998 and 1997, that Local meets all capital adequacy requirements to which it is subject.

       As of December 31, 1998 and 1997, the most recent notifications from the OTS categorized Local as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Local must maintain minimum total capital, core capital, and Tier I capital as set forth in the table. There are no conditions or events since that notification that management believes have changed Local's category.

                                                                                                      To Be Well Capitalized
                                                                               Minimum For Capital     For Prompt Corrective
                                                               Actual           Adequacy Purposes        Action Provisions
                                                          -----------------    -------------------    ----------------------
                                                           Amount     Ratio      Amount      Ratio       Amount       Ratio
                                                          --------    -----     --------     -----      --------      -----
                                                                                   (Dollars in Thousands)

       As of December 31, 1998:
          Total capital (to risk weighted assets)         $174,398    13.08%    $106,669      8.00%     $133,337      10.00%
          Core capital (to adjusted tangible assets)       158,786     7.63%      62,448      3.00%      104,080       5.00%
          Tangible capital (to tangible assets)            158,362     7.61%      31,218      1.50%        N/A         N/A
          Tier I Capital (to risk weighted assets)         158,786    11.91%        N/A        N/A        80,002       6.00%

       As of December 31, 1997:
          Total capital (to risk weighted assets)         $134,331    14.14%    $ 76,022      8.00%     $ 95,027      10.00%
          Core capital (to adjusted tangible assets)       128,803     6.98%      55,384      3.00%       92,307       5.00%
          Tangible capital (to tangible assets)            127,024     6.89%      27,665      1.50%        N/A         N/A
          Tier I Capital (to risk weighted assets)         128,803    13.55%        N/A        N/A        57,016       6.00%


       Management intends to continue compliance with all regulatory capital requirements.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


       Federal regulations allow Local to pay dividends during a calendar year up to the amount that would reduce Local's surplus capital ratio, as defined, to one-half of Local's surplus capital ratio at the beginning of the calendar year, adjusted to reflect Local's net income to date during the calendar year. At the beginning of calendar year 1999, under applicable regulations of the OTS, the total capital available for the payment of dividends by Local to the Company was $37.6 million.


(18)   Stock Compensation

       Effective with the securities offering and redemption in September 1997, the board of directors adopted a stock option plan. The stock option plan has 1,420,370 shares of common stock authorized and will provide for the granting of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code as well as non-incentive or compensatory stock options and stock appreciation rights. On September 8, 1997, non-qualified stock options for 1,116,005 shares of common stock were granted to executive officers of the Company at an exercise price of $10 per share. On December 31, 1997, incentive stock options for 158,000 shares of common stock were granted to officers and compensatory stock options for 60,000 shares of common stock were granted to directors of the Company at an exercise price of $11.75 per share. During the year ended December 31, 1998, all previously issued options were rescinded and canceled in exchange for an equal number of options at an exercise price of $10 per share and an additional 63,000 shares were issued at $10 per share during 1998. Stock options to buy 1,141,005 and 256,000 shares of common stock shall be exercisable in three and five equal annual installments, respectively, commencing with the end of the first twelve month period following the date the stock options were granted. The stock options expire ten years from the effective dates of the respective option agreements.

       The per share weighted-average fair value of stock options granted for the year ended December 31, 1998 and for the six months ended December 31, 1997, was $2.01 and $2.36, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 4.54% and 5.29%, respectively, expected life of 5 years for both periods, and no expected dividend yield or volatility for both periods.

       The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock option rights. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net income (loss) for the year ended December 31, 1998 and for the six months ended December 31, 1997, would have been decreased and increased, respectively, to the pro forma amounts below.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


                                                               1998       1997
                                                             -------    --------

         Net income (loss) (in thousands)      As reported   $18,437    (85,956)
                                               Pro forma      17,787    (86,148)

         Basic net income (loss) per share     As reported      0.90      (4.76)
         Diluted net income (loss) per share   As reported      0.89      (4.76)

         Basic net income (loss) per share     Pro forma        0.87      (4.77)
         Diluted net income (loss) per share   Pro forma        0.86      (4.77)

       Stock options of 1,397,005 and 1,334,005 were outstanding at December 31, 1998 and 1997 respectively, with an exercise price of $10 and contractual life of outstanding options of 10 years. At December 31, 1998, 418,935 options were exercisable. No options were exercisable at December 31, 1997.


(19)   Employee Benefits

       The Company has a retirement plan (the Plan), which is a noncontributory defined benefit pension plan, covering substantially all of its full-time employees. The benefits are based on years of service and the employees' compensation during the last five years of employment. The Company's policy, generally, is to fund pension costs unless the Plan is overfunded and no contribution is required. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. No contributions were made during the year ended December 31, 1998, the six months ended December 31, 1997, or the years ended June 30, 1997 or 1996, as the Plan is overfunded.

       The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated statements of financial condition and operations for the periods indicated (in thousands):

                                                   Year ended   Six months ended
                                                  December 31,    December 31,
                                                      1998            1997
                                                  ------------  ----------------

        Change in benefit obligation
        Benefit obligation at beginning of period   $ 9,126          8,930
        Service cost                                    646            258
        Interest cost                                   718            327
        Recognized net gain from past experience
           different from that assumed                2,139           (130)
        Prior service cost                              (35)           (17)
        Transition asset                                (84)           (42)
        Benefits paid                                  (369)          (200)
                                                    -------          -----

        Benefit obligation at end of period          12,141          9,126
                                                    -------          -----

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


                                                               Year ended     Six months ended
                                                               December 31,     December 31,
                                                                  1998             1997
                                                              -------------   ----------------
       Change in plan assets
       Fair value of plan assets at beginning of period          $19,783          17,339
       Actual return on plan assets                                  530           2,644
       Benefits paid                                                (369)           (200)
                                                                 -------        --------

       Fair value of plan assets at end of plan period            19,944          19,783
                                                                 -------        --------

       Funded status                                               7,803          10,657
       Unrecognized net gain from past experience different
            from that assumed                                     (5,663)         (9,298)
       Unrecognized prior service cost                              (478)           (513)
       Unrecognized transition asset being recognized over
            15 years                                                (127)           (211)
                                                                 -------        --------

       Prepaid benefit cost                                      $ 1,535             635
                                                                 =======        ========

                                                               Year
                                                              ended          Years ended June 30,
                                                           December 31,      --------------------
                                                               1998           1997         1996
                                                           ------------      -------      -------
       Components of net periodic pension benefit
       Service cost                                          $   646             515         490
       Interest cost                                             718             627         553
       Expected return on plan assets                         (1,999)         (3,820)     (4,150)
       Net amortization and deferral                            (265)          2,017       2,871
                                                             -------          ------      -----
       Net periodic pension benefit                          $  (900)           (661)       (236)
                                                             =======          ======      ======

       The Company had a projected net periodic pension benefit for the actuarial year ended June 30, 1998, based on the June 30, 1997, valuation; however, the Company did not record any prepaid pension benefit for the six months ended December 31, 1997, due to the uncertainty of any changes made by new management.

       A weighted average discount rate of 6.75% and 7.5% in 1998 and 1997, respectively, and a rate of increase in future compensation levels of 5.5% was used in determining the actuarial present value of the projected benefit obligation for 1998 and 1997. The expected long-term rate of return on assets was 11.0% for 1998 and 1997.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


       The Company does not provide postretirement benefits other than pensions.

       At June 30, 1998, the Company employed 629 full-time equivalent persons compared to 481 at June 30, 1997.

       As a result of the acquisition of Green Country (see note 3), the Company adopted the Green Country Bank 401(k) plan with amendments effective February 16, 1998. Eligible employees of the Company may elect to defer a portion of their salary and contribute to the 401(k) plan to fund retirement benefits. The Company currently does not participate with matched or fixed contributions.


(20)   Fair Value of Financial Instruments

       SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions set forth below for the Company's financial instruments, are made solely to comply with the requirements of SFAS No. 107.

       Fair values are based on estimates or calculations at the transaction level using present value techniques in instances where quoted market prices are not available. Because broadly traded markets do not exist for most of the Company's financial instruments, the fair value calculations attempt to incorporate the effect of current market conditions at a specific time. Fair valuations are management's estimates of the values, and they are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the financial instruments, expected losses and other such factors. These calculations are subjective in nature, involve uncertainties and matters of significant judgment and do not include tax ramifications; therefore, the results cannot be determined with precision, substantiated by comparison to independent markets and may not be realized in an actual sale or immediate settlement of the instruments. The Company has not included certain material items in its disclosure, such as the value of the long-term relationships with the Company's depositors, since this intangible is not a financial instrument. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results. For all of these reasons, the aggregation of the fair value calculations presented herein do not represent, and should not be construed to represent, the underlying value of the Company.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


       The following table presents a summary of the Company's financial instruments, as defined by SFAS No. 107 (in thousands):

                                                 December 31, 1998               December 31, 1997
                                             ---------------------------    ---------------------------
                                              Carrying        Estimated      Carrying        Estimated
                                                Value        Fair Value        Value        Fair Value
                                             ----------     ------------    ----------     ------------
       Financial Assets:
           Cash and cash equivalents         $   54,880          54,880         54,152          54,152
           Securities purchased under
              agreements to resell                   --              --        178,000         178,000
           Securities available for sale        570,964         570,964        518,107         518,107
           Loans receivable, net              1,362,272       1,379,964        953,470         972,820
           FHLB stock                            42,693          42,693         45,147          45,147

       Financial Liabilities:
           Deposits                           1,668,074       1,676,485      1,602,533       1,608,540
           Advances from the FHLB               220,033         220,178         80,136          80,173
           Senior notes                          80,000          85,397         80,000          80,000

       The following are descriptions of the methods used to determine the estimated fair values:

       (a) Cash and Cash Equivalents and Securities Purchased Under Agreements to Resell

              The carrying amount is a reasonable estimate of fair value because of the relatively short period of time between the origination of the instrument and its expected realization.

       (b)    Securities

              The carrying value and estimated fair value of securities at December 31, 1998 and 1997, is set forth in Note 5. The estimated fair value of FHLB stock approximates the carrying value as of December 31, 1998 and 1997.

       (c)    Loans

              The fair valuation calculation process differentiates loans based on their financial characteristics, such as product classification, loan category, pricing features and remaining maturity. Prepayment estimates are evaluated by product and loan rate. In establishing the credit risk component of the fair value calculations for loans, the Company considered several approaches, including the use of variable discount rates based on relative credit quality, forecasting cash flows, net of projected losses and secondary market pricing for certain third party loan sale transactions. After evaluating such information, the Company concluded that the allowance for

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996


              loan losses represented a reasonable estimate of the credit risk component of the fair value of loans at December 31, 1998 and 1997.

              The fair value of commercial real estate loans, other real estate mortgage loans, real estate construction loans, and commercial business loans is calculated by discounting contractual cash flows adjusted for prepayment estimates using discount rates that reflect the Company's current pricing for loans with similar characteristics and remaining maturity.

              For real estate single family first and junior lien mortgages, fair value is calculated by discounting contractual cash flows, adjusted for prepayment estimates, using discount rates based on the Company's current pricing for loans of similar size, type, remaining maturity and repricing characteristics.

              For other consumer loans, the fair value is calculated by discounting the contractual cash flows, adjusted for prepayment estimates, using discount rates based on the Company's current pricing for loans of similar size, type, and remaining maturity.

       (d)    Deposit Liabilities

              SFAS No. 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and savings deposits and market rate savings, is equal to the amount payable on demand at the measurement date. Although SFAS No. 107's requirements for these categories are not consistent with the market practice of using prevailing interest rates to value these amounts, the amount included for these deposits in the previous table is their carrying value at December 31, 1998 and 1997. The fair value of certificates of deposit and other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for similar duration deposits.

       (e)    Advances from the Federal Home Loan Bank of Topeka and Senior
              Notes

              The estimated fair value of FHLB advances is based on the discounted value of contractual cash flows. The discount rate is estimated using the current market rate for similar duration borrowings. Commitments are related primarily to variable rate loans originated at current market rates. The estimate of fair value of these commitments is considered to be immaterial. The estimate of value of senior notes is based on the discounted value of contractual cash flows.

       (f)    Limitations

              The information presented in this note is based on market quotes and fair value calculations as of December 31, 1998 and 1997. These amounts have not been updated since these dates; therefore, the valuations may have changed since that point in time.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996



(21)   Supplemental Quarterly Financial Information (unaudited)

       Following is a summary of the unaudited interim results of operations for the year ended December 31, 1998 (in thousands, except per share data):

                                               First          Second          Third         Fourth         Full
                                              Quarter         Quarter        Quarter       Quarter         Year
                                            -----------     -----------    -----------    ----------     --------

         Interest and dividend income          $35,491         35,025         36,386        40,302       147,204
         Net interest and dividend income      $11,848         12,441         14,035        16,442        54,766
         Provision for loan losses             $   150            300            500           500         1,450
         Income before income taxes            $ 6,580          6,952          7,398         7,761        28,691
         Net income                            $ 4,249          4,525          4,725         4,938        18,437
         Net income per common share:
                  Basic                        $  0.21           0.22           0.23          0.24          0.90
                  Diluted                      $  0.21           0.22           0.23          0.24          0.89

(22)   Parent Company Financial information

       Condensed financial information for Local Financial Corporation is as follows (in thousands):

                        Statements of Financial Condition

                                                                        December 31,
                                                                 --------------------------
                                                                    1998            1997
                                                                 ----------      ----------
Assets:
      Cash and due from banks, substantially restricted
         at December 31, 1997                                     $   2,019          11,840
      Investment in subsidiary                                      187,464         143,917
      Other assets                                                   12,743          10,061
                                                                  ---------       ---------

                  Total assets                                    $ 202,226         165,818
                                                                  =========       =========

Liabilities and Stockholders' Equity:
      Senior notes                                                $  80,000          80,000
      Other liabilities                                               3,420           3,193
                                                                  ---------       ---------

                  Total liabilities                                  83,420          83,193
                                                                  ---------       ---------

      Common stock                                                      205             197
      Additional paid-in capital                                    206,758         197,766
      Retained earnings                                              50,197          31,760
      Treasury stock                                               (149,436)       (149,436)
      Accumulated other comprehensive income                         11,082           2,338
                                                                  ---------       ---------

                  Total stockholders' equity                        118,806          82,625
                                                                  ---------       ---------

                  Total liabilities and stockholders' equity      $ 202,226         165,818
                                                                  =========       =========

                                                                 Six months
                                                 Year ended         ended          Years ended June 30,
                                                December 31,     December 31,    -----------------------
                                                    1998             1997          1997           1996
                                                -------------    -------------   ---------     ---------
Income:
    Dividend income from subsidiary                $  2,000             --            500         10,600
    Equity in undistributed earnings (losses)
       of subsidiary                                 23,067        (83,925)       (29,886)         5,124
    Other                                               192             --            200             43
                                                   --------       --------       --------       --------
          Total income (loss)                        25,259        (83,925)       (29,186)        15,767

Expense:
    Interest expense                                  9,470          3,073          1,026          1,606
    Compensation and employee benefits                   --             --             --            871
    Other                                               922             52            145            828
                                                   --------       --------       --------       --------
          Total expense                              10,392          3,125          1,171          3,305

Provision (benefit) for income taxes                 (3,570)        (1,094)          (312)        (1,106)
                                                   --------       --------       --------       --------
          Net income (loss)                        $ 18,437        (85,956)       (30,045)        13,568
                                                   ========       ========       ========       ========

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               December 31, 1998 and 1997, June 30, 1997 and 1996

                            Statements of Cash Flows

                                                                             Six months
                                                            Year ended          ended           Years ended June 30,
                                                           December 31,      December 31,     --------------------------
                                                               1998             1997             1997            1996
                                                          --------------    --------------    ---------       ----------
Cash provided (absorbed) by operating activities:
    Net income (loss)                                       $ 18,437          (85,956)         (30,045)          13,568
    Adjustments to reconcile net income (loss) to
       net cash provided (absorbed) by
       operating activities:
          Equity in undistributed losses
             (earnings) of subsidiary                        (23,067)          83,925           29,886           (5,124)
          Change in other liabilities                            228            3,012             (558)             531
          Change in other assets                              (2,682)          (5,582)            (398)          (1,937)
                                                            --------         --------         --------         --------
Net cash provided (absorbed) by operating activities          (7,084)          (4,601)          (1,115)           7,038

Cash provided (absorbed) by investing activities:
    Investment in subsidiary                                  (2,087)         (83,839)              --               --
    Cash acquired in acquisition of Green Country              2,512               --               --               --
                                                            --------         --------         --------         --------
Net cash provided (absorbed) by investing activities             425          (83,839)              --               --

Cash provided (absorbed) by financing activities:
    Proceeds from issuance of common stock                        --          181,067               --               --
    Capital contribution                                          --               --            8,099               --
    Purchase of treasury stock                                    --         (149,436)              --               --
    Repayment of note payable                                     --           (7,010)          (7,010)          (7,010)
    Proceeds from issuance of senior notes                        --           80,000               --               --
    Payments of debt issuance costs                               --           (4,344)              --               --
    Payment of liability assumed from Green Country           (3,162)              --               --               --
                                                            --------         --------         --------         --------
Net cash provided (absorbed) by financing activities          (3,162)         100,277            1,089           (7,010)

Net change in cash and cash equivalents                       (9,821)          11,837              (26)              28
Cash and cash equivalents at beginning of period              11,840                3               29                1
                                                            --------         --------         --------         --------
Cash and cash equivalents at end of period                  $  2,019           11,840                3               29
                                                            ========         ========         ========         ========

Supplemental schedule of noncash investing activity:
       Tax benefit contributed to subsidiary                $     --               --              535            1,752
                                                            ========         ========         ========         ========

====================================================================       =========================================================


No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company, a Selling Holder or any other person.  This
Prospectus does not constitute an offer to sell or a solicitation of                   21,128,209 Shares of Common Stock
an offer to buy any of the securities offered hereby in any state to                 $80,000,000 of 11.0% Senior Notes due
any person to whom it is unlawful to make such offer in such                                    September 8, 2004
state.  Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.
                                                                                          LOCAL FINANCIAL CORPORATION


                         TABLE OF CONTENTS

                                                              Page

Prospectus Summary...........................................    1
Selected Consolidated Financial and Other Data...............    7
Risk Factors.................................................    9
Ratio of Earnings to Fixed Charges..........................    15
Use of Proceeds.............................................    15                                   ------
Dividends and Market for Local Securities...................    15                                 PROSPECTUS
Capitalization..............................................    17                                   ------
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............    18
Business....................................................    46
Management..................................................    66
Regulation..................................................    76
Taxation....................................................    86
Selling Holders.............................................    89
Description of Senior Notes.................................    97
Description of Capital Stock...............................    116
Registration Rights........................................    121
Plan of Distribution.......................................    122                               April __, 1999
Shares Eligible For Future Sale............................    123
Experts....................................................    124
Change in Independent Certified Public Accountants.........    124
Certain Legal Matters......................................    125
Additional Information.....................................    125
Index to Consolidated Financial Statements.................    127



====================================================================       =========================================================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.         Other Expenses of Issuance and Distribution.

         The following statement sets forth the estimated amount of expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance and distribution of the securities being registered. Except as specifically indicated, all of such expenses are being borne by the Registrant.

         SEC filing fees.............................................   $ 90,603
         Printing and distribution...................................     30,000
         Legal fees and expenses.....................................    275,000
         Blue Sky fees and expenses..................................     20,000
         Accounting fees and expenses................................    110,700
         Miscellaneous fees and expenses.............................     33,000
                                                                        --------

         Total.......................................................   $559,303
                                                                        ========



Item 14.         Indemnification of Directors and Officers.

         Article IX of the Registrant's Bylaws provides as follows:

         Section 1. Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Corporation. Subject to Section 3 of this
Article IX, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, trustee or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, and any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding, and any appeal therein, by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 2. Power to Indemnify in Actions, suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article IX, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, trustee or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against amounts paid in settlement and expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation or against amounts paid in settlement unless and only to the extent that there is a determination (as set forth in Section 3 of this Article IX) that despite the adjudication of liability or the settlement, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement.

         Section 3. Authorization of Indemnification. Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, trustee, employee or agent is proper in the circumstances because such director, officer, trustee, employee or agent has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article IX and, if applicable, is fairly and reasonably entitled to indemnity as set forth in the proviso in Section 2 of this Article IX, as the case may be. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director, officer, trustee, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case. No director, officer, trustee, employee or agent of the Corporation shall be entitled to indemnification in connection with any action, suit or proceeding voluntarily initiated by such person unless the action, suit or proceeding was authorized by a majority of the entire board of directors.

         Section 4. Good Faith Defined. For purposes of any determination under
Section 3 of this Article IX, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 4 shall mean any other corporation or any association, partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent. The provisions of this section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Sections 1 or 2 of this Article IX, as the case may be.

         Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article IX, and notwithstanding the absence of any determination thereunder, any director, officer, trustee, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article IX. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer, trustee, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections 1 and 2 of this Article IX, as the case may be. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. Notwithstanding any of the foregoing, unless otherwise required by law, no director, officer trustee, employee or agent of the Corporation shall be entitled to indemnification in connection with any action, suit or proceeding voluntarily initiated by such person unless the action, suit or proceeding was authorized by a majority of the entire board of directors.

         Section 6. Expense Payable in Advance. Expenses incurred in connection with a threatened or pending action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, trustee, employee or agent to repay such amount if it shall be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article IX.

         Section 7. Contract, Non-exclusivity and Survival of Indemnification. The indemnification provided by this Article IX shall de deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in such capacity at any time while this Article IX is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. Further, the indemnification and advancement of expenses provided by this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any Certificate of Incorporation, bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to the limitation in Section 3 of this Article IX concerning voluntary initiation of actions, suits or proceedings, indemnification of the persons specified in Sections 1 and 2 of this Article IX shall be made to the fullest extent permitted by law. The provisions of this
Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Sections 1 or 2 of this Article IX but whom the Corporation has the power or obligation to indemnify under the provisions of the law of the State of Delaware. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article IX.

         Section 9. Meaning of "Corporation" for Purposes of Article IX. For purposes of this Article IX, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

Item 15.         Recent Sales of Unregistered Securities.

         In accordance with Item 701 of Regulation S-K, the following information is presented with respect to securities sold by the Registrant within the past three years which were not registered under the Securities Act of 1933, as amended ("Securities Act"):

         (a) On September 8, 1997, the Registrant sold in a private placement an aggregate of 19.7 million shares of its common stock, par value $.01 per share ("Common Stock"), and $80.0 million of its Senior Notes due 2004 ("Senior Notes").

         (b) Friedman, Billings Ramsey & Co., Inc. ("FBR") acted as Placement Agent for the Registrant in connection with the private placement transaction. The securities were offered and sold to institutional and accredited investors.

         (c) The Registrant's Common Stock was sold for $10.00 per share and the Senior Notes were sold at $1,000 aggregate principal amount per Senior Note. FBR received $18.2 million as compensation in the transaction (a 7.0% commission on the Common Stock sold and a 5.5% commission on the Senior Notes sold), plus reimbursement of expenses, and warrants entitling FBR to purchase from the Registrant, for a period of five years from September 8, 1997, an aggregate of up to 591,000 shares of Common Stock at $10.00 per share (the "Placement Agent Warrants").

         (d) Based upon representations of the offerees and purchasers, the Common Stock and the Senior Notes were offered and sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act and in compliance with Rules 502 and 506 promulgated thereunder.

         (e) As referenced in paragraph (c) above, the Placement Agent Warrants may be exercised by FBR until September 8, 2002 at an exercise price of $10.00 per share of Common Stock.

         (f)     Not applicable.

Item 16.  Exhibits and Financial Statement Schedules.

         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

         (a)     List of Exhibits


2.0*          Agreement and Plan of Merger among Local Financial Corporation ("Local Financial"),
                     Local America Bank of Tulsa, F.S.B, Green Country Banking Corporation, Green
                     Country Bank, F.S.B., Edward A. Townsend, Jan A. Norton and DeWayne R. Von
                     Feldt, dated October 22, 1997.

3.1*          Certificate of Incorporation of Local Financial Corporation ("Local Financial")

3.2*          Certificate of Amendment to Certificate of Incorporation of Local Financial

3.3*          Bylaws of Local Financial

4.1*          Purchase Agreement among Local Financial, Friedman, Billings, Ramsey & Co., Inc.
                     ("FBR") and the Purchasers named therein, dated September 8, 1997

4.2*          Registration Rights Agreement between Local Financial, FBR and the Purchasers named therein, dated September 8, 1997

4.3*          Indenture between Local Financial and The Bank of New York ("BONY"), as Trustee, dated
                     September 8, 1997

4.4*          Form of Common Stock certificate of Local Financial

4.5*          Form of Senior Note (included in Exhibit 4.3)

5.0*          Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality

10.1*         Redemption Agreement between Local Financial and Barron Collier and Miles Collier
                   (collectively, the "Selling Stockholders"), dated August 25, 1997

10.2*         Amendment to Redemption Agreement between Local Financial and the Selling
                   Stockholders, dated September 5, 1997

10.3*         Security Agreement between Local Financial and BONY, as Trustee, dated September
                   8, 1997

10.4*         Escrow Agreement between Local Financial, the Selling Stockholders and BONY, as Escrow
                   Agent, dated September 8, 1997

10.5*         Common Interest Agreement between Local America, Inc., Local America Bank of Tulsa,
                     F.S.B., Local Federal Bank, F.S.B. and the Selling Stockholders, dated
                     September 8, 1997.

10.6*         Warrant of Local Financial to FBR to purchase 591,000 shares of Common Stock, dated
                     September 8, 1997

10.7*         Employment Agreement between Local Financial and Edward A. Townsend, dated September
                     8, 1997

10.8*         Employment Agreement between Local Financial and Jan A. Norton, dated September 8,
                     1997

10.9*         Local Financial Stock Option Plan

10.10*        Local Financial Stock Option Agreement between Local Financial and Edward A.
                   Townsend, dated September 8, 1997

10.11*        Local Financial Stock Option Agreement between Local Financial and Jan A. Norton, dated September 8, 1997

10.12**       Form of Severance Agreement, dated January 1, 1999

10.13**       First Amendment to Employment Agreement between Local Financial and Edward A.
                   Townsend dated November 6, 1998

10.14**       First Amendment to Employment Agreement between Local Financial and Jan A.
                   Norton dated November 6, 1998

10.15**       1998 Non-qualified Stock Option Agreement between  Local Financial and Edward A.
                   Townsend dated September 23, 1998

10.16**       1998 Non-qualified Stock Option Agreement between Local Financial and Jan A.
                   Norton dated September 23, 1998

16.0*         Letter re: Change in Certifying Accountant

21.0          Subsidiaries of the Registrant (see "Business--Subsidiaries" in the Prospectus)

23.1*         Consent of Elias, Matz, Tiernan & Herrick L.L.P.

23.2          Consent of KPMG LLP

23.3          Consent of Arthur Andersen LLP

24.0          Power of Attorney (included in Signature Page of this Registration Statement)

25.0*         Statement of Eligibility of Trustee

--------------

*    Previously filed.

** Incorporated herein by reference from Registrant's Form 10-K filed with the Commission on March 30, 1999.

     (b) Financial Statement Schedules

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

     (a) (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma on April 20, 1999.

                                  LOCAL FINANCIAL CORPORATION

                                  By:  /s/ Edward A. Townsend
                                       ----------------------
                                       Edward A. Townsend
                                       Chairman of the Board and Chief Executive
                                         Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Name                              Title                               Date
          ----                              -----                               ----

/s/ Edward A. Townsend             Chairman of the Board and               April 21, 1999
--------------------------         Chief Executive Officer
Edward A. Townsend                 (principal executive officer)


/s/ Jan A. Norton*                 President and Director                  April 21, 1999
-------------------------
Jan A. Norton


/s/ Richard L. Park*               Executive Vice President                April 21, 1999
-------------------------          (Principal accounting officer)
Richard L. Park


/s/ Robert A. Kotecki*             Director                                April 21, 1999
-------------------------
Robert A. Kotecki

/s/ Joseph A. Leone*               Director                                April 21, 1999
-------------------------
Joseph A. Leone


/s/ George Nigh*                   Director                                April 21, 1999
-------------------------
George Nigh


/s/ Kenneth W. Townsend*           Director                                April 21, 1999
-------------------------
Kenneth W. Townsend


/s/ J. David Rosenberg*            Director                                April 21, 1999
-------------------------
J. David Rosenberg

---------------------

*By Edward A. Townsend, Attorney-in-fact.